     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1999

                                                      REGISTRATION NO. 333-71893
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------


                                AMENDMENT NO. 3


                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                               ------------------

                                NETOBJECTS, INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          7372                  94-3233791
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of Incorporation or         Classification Code Number)     Identification
        organization)                                                 No.)

                              301 GALVESTON DRIVE
                         REDWOOD CITY, CALIFORNIA 94063
                                 (650) 482-3200

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               ------------------

                      SAMIR ARORA, CHIEF EXECUTIVE OFFICER
                              301 GALVESTON DRIVE
                         REDWOOD CITY, CALIFORNIA 94063
                                 (650) 482-3200

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ------------------

                                   COPIES TO:

           ALAN B. KALIN                      LAURA T. PUCKETT                       JOHN W. WHITE
MCCUTCHEN, DOYLE, BROWN & ENERSEN,             MARK F. HOFFMAN                  CRAVATH, SWAINE & MOORE
                LLP                           KATHI A. RAWNSLEY                     WORLDWIDE PLAZA
         3150 PORTER DRIVE                   GRAHAM & JAMES LLP                    825 EIGHTH AVENUE
 PALO ALTO, CALIFORNIA 94304-1212              600 HANSEN WAY                NEW YORK, NEW YORK 10019-7475
                                      PALO ALTO, CALIFORNIA 94304-1043

                               ------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                               ------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           SUBJECT TO COMPLETION
                                                                  APRIL 30, 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                6,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                                   ---------

This is the initial public offering of NetObjects, Inc., and we are offering 6,000,000 shares of our common stock. No public market currently exists for our shares. We anticipate that the initial public offering price will be between $11.00 and $13.00 per share.

We have applied to list the common stock on the Nasdaq National Market under the symbol "NETO."

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                                                       PER SHARE       TOTAL
                                                                      -----------  --------------
Public offering price...............................................  $            $
Underwriting discounts..............................................  $            $
Proceeds to NetObjects..............................................  $            $

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NetObjects has granted the underwriters the right to purchase up to 900,000 additional shares of common stock at the initial public offering price to cover over-allotments.

BT ALEX. BROWN

                         BANCBOSTON ROBERTSON STEPHENS

                                                      U.S. BANCORP PIPER JAFFRAY

                                           , 1999

                             DESCRIPTION OF ARTWORK

OUTSIDE PORTION OF GATEFOLD:

    GRAPHIC DEPICTING: e-publishing, e-applications, and e-commerce, with arrows pointing to e-business

INTRODUCTORY TEXT:

    The web is changing the world. It's changing the way companies communicate, do business, and grow. To reap the benefits of improved efficiency, businesses need a presence on the web. They need an e-business site. One that builds relationships with employees, partners and customers. One that lets companies implement e-publishing, e-applications and e-commerce. NetObjects software, professional services and online resources make it possible for businesses, large or small, to easily build e-business sites or intranets that let them leverage the power of the web.

    HEADLINE COPY: Software Professional Services Online Resources

    GRAPHICS OF PRODUCTS, PROFESSIONAL SERVICES and ONLINE RESOURCES:

(1) two overlapping product boxes: NetObjects Fusion 4.0 for Windows and NetObjects Authoring Server 3.0

(2) photo of service people


(3) graphic showing overlapping screen shots of four web sites (left to right): eScriptZone.com, NetObjects corporate site, eSiteStore.com, and eFuse.com


    GRAPHICS OF LOGOS:


    (1) NetObjects corporate logo



    (2) IBM e-business logo


LEFT-HAND PAGE OF GATEFOLD:

    TITLE: Enabling e-business

    INTRODUCTORY TEXT:

    More than 300,000 copies of NetObjects Fusion have been delivered to date, and more than 1 million web pages or web sites have been built using NetObjects Fusion. In addition, over 500 businesses worldwide have deployed NetObjects Authoring Server. Take a look at how some of our customers are using NetObjects applications to build e-business web sites that sell products, provide virtual tours, build online catalogs, auction collectible goods, and more.

    FOUR GRAPHICS DEPICTING SCREEN SHOTS OF CUSTOMER WEB SITES

    CAPTIONS (ONE FOR EACH SCREEN SHOT, LEFT TO RIGHT, TOP TO BOTTOM):

    (1) www.christmas.com

    (2) www.leasesource.com

    (3) www.northstarnursery.com

    (4) www.shell-lubricants.com

RIGHT-HAND PAGE OF GATEFOLD:

    FOUR GRAPHICS DEPICTING SCREEN SHOTS OF CUSTOMER WEB SITES

    CAPTIONS (ONE FOR EACH SCREEN SHOT, LEFT TO RIGHT, TOP TO BOTTOM):

    (1) www.cellone-sf.com

    (2) www.collectit.net

    (3) www.krause.com

    (4) www.justforfeet.com

                               PROSPECTUS SUMMARY
    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING NETOBJECTS AND THE COMMON STOCK BEING SOLD IN THE OFFERING, AS WELL AS OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES TO CONSOLIDATED FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.
    The terms "NetObjects," "we," "us," and "our" refer to NetObjects, Inc. and our subsidiary, NetObjects Ltd.
                                   NETOBJECTS
    We are a leading provider of software and solutions that enable small businesses and large enterprises to build, deploy and maintain web sites on the Internet and corporate intranets. Our solutions address the growing challenges faced by businesses in capturing the explosive growth of the Internet as a medium for conducting business online, or e-business. We help companies build web sites that can publish content, conduct electronic commerce, or e-commerce, and run web applications. With the introduction in 1996 of our award-winning flagship product, NetObjects Fusion, we pioneered software for building entire web sites rather than simple web pages. Since 1996, we have released enhanced versions of NetObjects Fusion. We have introduced other products, including NetObjects Authoring Server, a client-server application for large-scale enterprises and corporate departments, which facilitates collaborative building of intranet sites. We have also built popular online resources, including eFuse.com, launched in December 1998, that target communities of business users and provide sources of information, products and services for building business web sites. In addition, in October 1998 we began offering professional services to help our business customers plan, build and maintain their web sites. We have established a premier Internet brand and estimate that over 300,000 copies of NetObjects Fusion have been delivered to date, and more than 1,000,000 web pages or web sites have been built using NetObjects Fusion.

    We have experienced rapid growth since the launch of the first commercial version of NetObjects Fusion in October 1996. Our total revenues have grown from a base of $0 for fiscal year 1996 to $7.6 million for fiscal year 1997 and to $15.3 million for fiscal year 1998. As of March 31, 1999, we had an accumulated deficit of approximately $63.6 million, $51.1 million of which has been incurred since April 1997. Revenues from IBM have represented a substantial percentage of our total revenues, representing approximately 36% and 45% of our total revenues in fiscal year 1998 and in the first six months of fiscal year 1999, respectively. Almost all of our revenues from IBM in fiscal year 1998 resulted from two sources. The first comprised royalties paid by Lotus Development Corporation, an IBM subsidiary, to bundle NetObjects Fusion with Lotus products. The second consisted of services related to integrating our software with IBM's WebSphere software products, under a contract that expired on February 28, 1999. We have no further commitments from IBM to pay us software license fees or revenues from services. Our software license fees from IBM in the remaining quarters of fiscal year 1999 are likely to decline, perhaps substantially, from the level in the first half of fiscal year 1999. We are not expecting to receive any service revenues from IBM going forward.

    We incorporated in Delaware in November 1995 and have a limited operating history. On April 11, 1997, IBM acquired approximately 80% of our stock. IBM did not provide us with equity financing in that transaction. Subsequently, through March 31, 1999, IBM has provided us with approximately $43.0 million of financing through debt financing and cash prepayments of future royalties and charges for services.
    Since March 31, 1999, IBM has provided an additional $2.0 million of financing to us. After the offering, IBM will have only limited commitments to provide additional revenues and will have no obligation to provide additional financing.

    IBM will retain control of NetObjects after the offering and may continue to cooperate with us in a number of areas, including product bundling and sales and marketing. The interests of IBM could conflict with our interests, however, and IBM is free to compete with us. IBM's controlling interest in us, our dependence on IBM and the conflicts of interests and potential competition associated with IBM's relationship with us represent significant risks for an investor acquiring our stock.

    NEITHER IBM'S OWNERSHIP OF OUR SECURITIES NOR IBM'S RELATIONSHIP AND AGREEMENTS WITH US IS A RECOMMENDATION BY IBM THAT INVESTORS SHOULD ACQUIRE OR HOLD OUR STOCK. IBM WILL HAVE THE UNRESTRICTED ABILITY TO SELL ALL OR PART OF ITS NETOBJECTS STOCK WHEN PERMISSIBLE UNDER APPLICABLE SECURITIES LAWS AND AGREEMENTS WITH THE UNDERWRITERS. IBM HAS NO OBLIGATION TO RESELL OUR PRODUCTS BEYOND THE LIMITED AMOUNT REQUIRED BY EXISTING AGREEMENTS. AFTER THE OFFERING, IBM WILL HAVE NO OBLIGATION TO PROVIDE US WITH ADDITIONAL FINANCING. FOR MORE INFORMATION ABOUT THESE RISKS, SEE "RISK FACTORS--OUR RELATIONSHIP WITH IBM WILL CHANGE SUBSTANTIALLY AFTER THE OFFERING, WHICH COULD HARM OUR BUSINESS AND COULD CAUSE OUR REVENUES IN FISCAL YEAR 1999 TO FALL BELOW THOSE OF FISCAL YEAR 1998. WHILE IBM WILL STILL CONTINUE TO CONTROL US, IT HAS NO FURTHER OBLIGATIONS TO PROVIDE FINANCING, KEY CONTRACTS WITH IBM HAVE EXPIRED, AND IBM IS EXPRESSLY ALLOWED TO COMPETE WITH US OR ACT IN A MANNER THAT IS DISADVANTAGEOUS TO US," "CERTAIN TRANSACTIONS," "PRINCIPAL STOCKHOLDERS" AND "SHARES ELIGIBLE FOR FUTURE SALE."

    Our principal executive offices are located at 301 Galveston Drive, Redwood City, CA 94063, and our telephone number is (650) 482-3200. Our web site can be found at www.netobjects.com. Information contained on any of our web sites does not constitute part of this prospectus.
    NetObjects-Registered Trademark-, NetObjects Fusion-TM-, NetObjects Authoring Server-TM-, NetObjects TeamFusion-TM-, NetObjects Fusion Personal Edition-TM-, SiteStructure Editor-TM-, PageDraw-Registered Trademark-, SiteStyles-Registered Trademark-, SiteStyles Manager-TM-, SiteProducer-TM-, StyleObject-TM-, WebDraw-TM-, PublishSet-TM-, AutoSites-TM- and The Web Needs You-TM- are our registered and unregistered trademarks, service marks and trade names. The e-business logo is a trademark of International Business Machines Corporation. This prospectus also includes trademarks, service marks and trade names other than those identified in this paragraph, each of which is the property of its respective holder.

                                  THE OFFERING


Common stock offered by NetObjects..............  6,000,000 shares
Common stock to be outstanding after the
  offering......................................  26,112,862 shares
Use of proceeds.................................  Repayment of approximately $19.0 million of secured debt owed to IBM Credit Corporation, a subsidiary of IBM, debt of
                                                  approximately $5.4 million plus accrued interest owed to IBM under notes issued prior to the closing of the offering,
                                                  working capital requirements and other general corporate
                                                  purposes.
Proposed Nasdaq National Market
  symbol........................................  NETO



    The foregoing information is based on the shares outstanding as of March 31, 1999. The total number of shares that we assume will be outstanding after the offering excludes (a) 2,900,087 shares of common stock issuable at a weighted average exercise price of $3.13 per share upon exercise of stock options outstanding at March 31, 1999; (b) 266,615 shares of common stock reserved for future issuance under our stock option plan; and (c) 300,000 shares of common stock reserved for issuance under our 1999 Employee Stock Purchase Plan. See "Capitalization" for information with respect to our capitalization as of March 31, 1999, our pro forma financial information and our pro forma financial information as adjusted to reflect the capitalization after the offering.

                             SUMMARY FINANCIAL DATA


                                                           PERIOD FROM
                                                        NOVEMBER 21, 1995        YEAR ENDED         SIX MONTHS ENDED
                                                         (INCEPTION) TO        SEPTEMBER 30,           MARCH 31,
                                                          SEPTEMBER 30,     --------------------  --------------------
                                                              1996            1997       1998       1998       1999
                                                       -------------------  ---------  ---------  ---------  ---------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues.......................................       $  --           $   7,567  $  15,270  $   5,992  $  11,243
Cost of revenues.....................................          --                 772      5,093      1,166      3,764
Gross profit.........................................          --               6,795     10,177      4,826      7,479
Operating loss.......................................          (6,741)        (17,564)   (20,970)   (11,241)    (7,668)
Nonrecurring interest charge on beneficial conversion
  feature of convertible debt(1).....................          --              --         --         --         (7,457)
Net loss.............................................          (6,695)        (17,799)   (22,224)   (11,719)   (16,850)
Basic and diluted net loss per share applicable to
  common stockholders(2).............................       $   (4.10)      $  (10.45) $  (12.26) $   (6.63) $   (8.33)
Shares used to compute basic and diluted net loss per
  share applicable to common stockholders(2).........           1,634           1,703      1,812      1,768      2,023

                                                                                                MARCH 31, 1999
                                                                                           -------------------------
                                                                                            ACTUAL    AS ADJUSTED(3)
                                                                                           ---------  --------------
                                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash.....................................................................................  $   1,816    $   44,867
Working capital (deficit)................................................................    (22,962)       42,671
Total assets.............................................................................      9,158        52,209
Short-term borrowings from IBM and IBM Credit Corp.......................................    (22,165)           --
Long-term obligations, less current portion..............................................     10,323           212
Accumulated deficit......................................................................    (63,568)      (63,824)
Stockholders' equity (deficit)...........................................................    (31,038)       44,706


------------------------

(1) Nonrecurring non-cash interest charge based on the difference between the price per share for Series F-2 preferred stock issued to Novell, Inc. and MC Silicon Valley, Inc. and for Series E-2 preferred stock issuable to IBM and another investor upon conversion of convertible notes in accordance with EITF Topic D-60. See note 8 of notes to consolidated financial statements. Under the terms of an April 1997 contract with IBM, we agreed that any funds provided by IBM for our operations during 1997 and 1998 through the sale of equity securities to IBM would have a per share price not higher than $6.68. Each share of Series E-2 preferred stock automatically converts into common stock upon the effectiveness of the offering and due to an adjustment triggered by our failure to complete this or a similar offering or repay the convertible notes prior to specific dates, the earliest of which was April 8, 1999, the conversion ratio has increased from 1:1 to 1.25:1. In October and November 1998, we issued preferred stock to Novell, Inc. and MC Silicon Valley, Inc. at a price per share of $9.00. See "Certain Transactions--IBM Relationship."


(2) Does not include the effect of outstanding shares of convertible preferred stock, shares from the assumed conversion of convertible notes and shares issuable upon the exercise of stock options and warrants that are considered anti-dilutive pursuant to Statement of Financial Accounting Standards (SFAS) No. 128. For an explanation of basic and diluted net loss per share applicable to common stockholders and the number of shares used to compute basic and diluted net loss per share applicable to common stockholders, see note 1 of notes to consolidated financial statements.

(3) As adjusted to give effect to
    - the pro forma capitalization set forth in "Capitalization";
    - our sale of 6,000,000 shares to be sold in the offering at the initial public offering price of $12.00 per share, less the underwriters' discount and commissions and estimated expenses of the offering; and

    - repayment of short-term borrowings and accretion of related interest.

    The information set forth above is unaudited and should be read in conjunction with our consolidated financial statements and notes to consolidated financial statements.

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR STOCK.

WE HAVE A HISTORY OF SUBSTANTIAL LOSSES AND EXPECT SUBSTANTIAL LOSSES IN THE
  FUTURE.


    We were incorporated in November 1995 and first recognized revenues in October 1996. As of March 31, 1999, we had an accumulated deficit of approximately $63.6 million, $51.1 million of which has been incurred since April 1997. We expect to sustain significant losses for the foreseeable future, which could harm our business and decrease the market price of our stock.


    To achieve and sustain profitability, we must, among other things, increase substantially our revenues from our two principal products, NetObjects Fusion, which in fiscal year 1998 accounted for most of our total revenues, and NetObjects Authoring Server, and our related professional services, which have generated insubstantial revenues to date.

OUR AUDITORS HAVE SUBSTANTIAL DOUBT ABOUT OUR VIABILITY AS A BUSINESS.

    KPMG LLP, in their independent auditors' report, has expressed "substantial doubt" as to our ability to remain in business. This doubt, which is based on our significant operating losses since we were formed and our significant debt and capital deficit as of September 30, 1998, is also described in note 1(d) of the notes to our consolidated financial statements.

OUR ABILITY TO CONTINUE AS A GOING CONCERN IS DEPENDENT ON THE NET PROCEEDS OF
  THIS OFFERING.


    Without the net proceeds from the offering we will not have enough cash to remain in business. We believe the net proceeds from this offering and current cash will be sufficient to fund our operations to September 30, 2000. We have no plans other than the receipt of the offering proceeds and our intention to increase our revenues to address our liquidity problems.


A SUBSTANTIAL PORTION OF THE NET OFFERING PROCEEDS WILL BE USED TO REPAY DEBT
  OWED TO IBM AND NOT TO IMPLEMENT OUR BUSINESS MODEL.


    The remaining net proceeds from the offering are estimated to be approximately $41.0 million, after the repayment of a $19.0 million secured credit facility with IBM Credit Corp. and approximately $5.4 million that we owe to IBM under notes issued prior to the closing of the offering, and after deducting underwriting discounts and commissions of approximately $5.0 million and estimated expenses of approximately $1.5 million. Accordingly, a substantial portion of the net offering proceeds will not be available for our business. In addition, our credit facility will terminate upon repayment and will thus not be available to us for future borrowings.



OUR RELATIONSHIP WITH IBM WILL CHANGE SUBSTANTIALLY AFTER THE OFFERING, WHICH
  COULD HARM OUR BUSINESS AND COULD CAUSE OUR REVENUES IN FISCAL YEAR 1999 TO FALL BELOW THOSE OF FISCAL YEAR 1998. WHILE IBM WILL STILL CONTINUE TO CONTROL US, IT HAS NO FURTHER OBLIGATIONS TO PROVIDE FINANCING, KEY CONTRACTS WITH IBM HAVE EXPIRED, AND IBM IS EXPRESSLY ALLOWED TO COMPETE WITH US OR ACT IN A MANNER THAT IS DISADVANTAGEOUS TO US.



    WE HAVE DEPENDED HEAVILY ON IBM FOR FINANCING BUT IBM HAS NO OBLIGATIONS TO PROVIDE US WITH FINANCING AFTER THIS OFFERING. Since IBM's acquisition of approximately 80% of our stock, IBM has provided us with approximately $43.0 million of financing through March 31, 1999. Since March 31, 1999, IBM has provided an additional $2.0 million of financing. After the offering, IBM will have no obligation to provide us with additional financing. Between April 11, 1997 and April 30, 1999, IBM provided us with:

    - $10.5 million of cash prepayments against future royalties for IBM's licensing of our products and our charges for services. Approximately half of the recorded prepayments had not been recognized as revenues by the end of fiscal year 1998;

    - $10.1 million through our sale to IBM of convertible debt securities and warrants for the purchase of convertible preferred stock;


    - a $19.0 million secured credit facility with IBM Credit Corp. that has been guaranteed by IBM. We would not have been able to obtain a $19.0 million loan from an independent third party without the guarantee by IBM. We were not in compliance with a financial covenant in the credit facility as of December 31, 1998, but on February 3, 1999, IBM Credit Corp. waived our compliance through December 31, 1998 and has since agreed to take no action with respect to our noncompliance through May 31, 1999;



    - $3.4 million through the sale of notes and warrants; and



    - $2.0 million under a demand note.



    KEY CONTRACTS WITH IBM ARE EXPIRING AND WE HAVE NO COMMITMENTS FOR FUTURE REVENUES FROM IBM, OR FROM OTHER THIRD PARTIES, THAT WOULD REPLACE REVENUES ASSOCIATED WITH EXPIRING IBM CONTRACTS. Revenues from IBM have represented a substantial portion of our total revenues--approximately 36% and 45% of our total revenues in fiscal year 1998 and in the first six months of fiscal year 1999, respectively. All but approximately $400,000 of our revenues from IBM to date have been offset against the $10.5 million prepayment. Our agreement with IBM for services associated with IBM's WebSphere project ended on February 28, 1999. In addition, by March 31, 1999 we had recognized the minimum royalties that Lotus was obligated to pay us under our contract with Lotus that obligates Lotus to pay us for bundling NetObjects Fusion with Designer for Domino 4.0 that expires in June 1999, and we have no other contract with Lotus that provides commitments for future revenues. Lotus also currently markets, bundles and sells our products and has created foreign language, or "localized," versions of our software, for which IBM pays us reduced royalties on products that it sells outside the U.S. Lotus' obligation to create localized versions of our software expires on December 31, 1999. After that date, we may need to incur substantial additional expense to obtain localized versions of new products or product upgrades from Lotus or other vendors if necessary to satisfy the requirements of key customers like IBM, Lotus and Novell.



    All of the remaining $53,000 of deferred revenues at March 31, 1999 will have been recognized as software license fees and service revenues by June 30, 1999. We have no commitments from IBM to pay us software license fees or revenues from services after June 1999. Our software license fees from IBM in the remaining quarters of fiscal year 1999 are likely to decline, perhaps substantially, from the level in the first quarter of fiscal year 1999. We are not expecting to receive any service revenues from IBM going forward. We currently have no revenue commitments from IBM or other third parties that will replace the revenues associated with these terminating contracts. If we are unable to replace the revenue stream associated with these IBM agreements with new revenues, our losses will increase and our stock price may fall.


    WE DEPEND ON IBM PERSONNEL ON OUR BOARD OF DIRECTORS TO MAINTAIN AND PROMOTE OUR RELATIONSHIP WITH IBM. Our ability to work effectively with IBM and to maintain our strategic relationship with IBM depends to a significant extent on the efforts of IBM's representatives on our board of directors and other senior management personnel in Lotus and other IBM software organizations. If they cease to be involved in our business, we may experience difficulties in leveraging our strategic relationship with IBM.

    WE HAVE BUSINESS CONFLICTS WITH IBM. IBM HAS CHOSEN IN THE PAST AND IS FREE IN THE FUTURE TO PROMOTE AND BUNDLE COMPETITORS' PRODUCTS OVER OUR
PRODUCTS. Although we have been dependent on IBM, and IBM has provided substantial support to us, IBM makes independent business and product decisions that present conflicts with our business objectives. For example, after initially contracting to provide license fees for our WebSphere products, IBM decided to bundle a competitor's product. Although this did not materially affect our results of operations for the period, we expect to earn less revenues from the WebSphere project than we had anticipated based on our initial contract with IBM. In addition, IBM developed in Japan TopPage, a web page software product, which could compete with NetObjects Fusion.



    IBM CONTROLS US AND IS FREE TO SELL ITS CONTROLLING INTEREST IN US. Before the offering, IBM owned approximately 71% of our common stock, assuming no exercise of outstanding options and warrants and no conversion of convertible notes, and after the offering IBM will own approximately 54% of our common stock assuming the cashless exercise of all warrants by surrender of shares of common stock as payment of the exercise price and assuming no exercise of outstanding options. This percentage will decrease to 52% if the underwriters' over-allotment option is exercised in full. As our majority stockholder, IBM will have the power to determine matters submitted to a vote of our stockholders without the consent of other stockholders, will have the power to prevent or cause a change in control of us and could take other actions that might be favorable to IBM and potentially harmful to us. IBM is under no obligation to provide us with financial or other support after the offering.



    IBM CAN ACT IN WAYS THAT MAY BE DISADVANTAGEOUS TO US, SUCH AS COMPETING WITH US, INVESTING IN OUR COMPETITORS AND TAKING ADVANTAGE OF CORPORATE OPPORTUNITIES. IBM is contractually or otherwise free to act in ways that may harm our business. Our restated certificate of incorporation contains provisions expressly acknowledging that:


    - IBM retains "freedom of action" to conduct its business and pursue other business opportunities, even in competition with us;

    - IBM has no obligation to refrain from investing in our competitors, doing business with our customers or hiring away our key personnel;

    - no director appointed by IBM is prohibited from taking actions or from voting on any action because of any actual or apparent conflict of interest between that director and us; and

    - no action taken by our board of directors will be void or voidable, or give rise to liability for breach of fiduciary duty or otherwise, solely because a majority of the directors are affiliated with IBM, or because the action is, or is deemed to be by law, beneficial to IBM.

    These provisions materially limit the liability of IBM and its affiliates, including IBM's representatives on our board of directors and Lotus, from conduct and actions taken by IBM or its affiliates, even if the conduct or actions are beneficial to IBM and harmful to us.

    Furthermore:

    - when IBM becomes eligible to sell its stock subject to applicable securities laws, contractual arrangements with the underwriters and the terms of a registration rights agreement, if applicable, IBM will be able to transfer some or all of its stock, including to our competitors. Such a transfer could result in a transfer of IBM's controlling interest in us, which could cause our revenues to decrease and our stock price to fall; and

    - IBM is under no obligation to inform us of any corporate opportunity and is free to avail itself of any opportunity or to transfer the opportunity to a third party.

    Any of IBM's rights could give rise to conflicts of interests, and we cannot be certain that any conflicts would be resolved in our favor. Any of the risks arising from our relationship with IBM could harm our business and cause our stock price to fall.

    IBM COULD OBTAIN AND USE OUR SOURCE CODE IF WE DEFAULT ON OUR OBLIGATIONS UNDER LICENSE AGREEMENTS WITH IBM. Although our license agreements with IBM contain restrictions on IBM's use and transfer of our software and intellectual property, these restrictions are subject to exceptions. Under a software license agreement with IBM, we have placed our key source code in escrow for IBM's benefit. In the event of our default under the contract, IBM will have access rights to this source code and will be free to use it to maintain our products and create derivative works for the benefit of IBM and its customers.

    OUR LICENSING ARRANGEMENTS WITH IBM ARE NOT EXCLUSIVE AND IBM IS FREE TO ENTER INTO SIMILAR ARRANGEMENTS WITH OUR COMPETITORS. All of our licensing arrangements with IBM are non-exclusive. IBM has the right to cease promoting and distributing our software at any time. IBM may license its name, logo and technology to, or invest in, other web site building companies, and it may more actively promote the services of our competitors. For example, IBM is currently selling HomePage Builder, an IBM-developed web page building software product, in Japan, and HomePage Creator, an IBM web-based service that allows users to build web pages online.

    WE ARE A SUBSIDIARY OF IBM AND ARE SUBJECT TO IBM POLICIES AND IBM CONTRACTS WITH THIRD PARTIES, WHICH MAY CAUSE US TO INCUR ADDITIONAL EXPENSES AND SUBJECT US TO OBLIGATIONS TO THIRD PARTIES. As an IBM subsidiary, we are subject to IBM policies that may not apply to most small public companies, and we may incur additional expenses in complying with these policies. We also are subject to many IBM contracts with third parties. These contracts include patent cross-license agreements between IBM and other companies that provide us with immunity from suit for patent infringement claims by those companies as long as we remain an IBM subsidiary. Under those agreements, we have effectively granted those companies freedom from patent infringement claims that we might make against them. Contractual obligations to third parties which arise because we are an IBM subsidiary may have future adverse consequences that are currently unforeseeable. If we cease to be an IBM subsidiary, we may face material litigation risks associated with patent infringement claims that IBM's patent cross-licensees cannot currently assert against us. In addition, we may be unable to assert patent claims of our own against an IBM cross-licensee, which may remain free of liability for claims under the terms of the cross-license agreement even after we cease to be an IBM subsidiary.


MOST OF OUR REVENUES ARE DERIVED FROM SALES OF A SINGLE PRODUCT, AND A DECLINE
  IN DEMAND OR THE SALE PRICE OF THAT PRODUCT WOULD HARM OUR BUSINESS AND CAUSE OUR STOCK PRICE TO FALL.


    Most of our revenues from software license fees in fiscal year 1998 were derived from versions of one of our products, NetObjects Fusion, and we expect that this single product will continue to account for the substantial majority of our total revenues in the near-term. To remain competitive, software products typically require frequent updates that add new features. There can be no assurance that we will succeed in creating and selling updated or new versions of NetObjects Fusion. A decline in demand for, or in the average selling price of, NetObjects Fusion, whether as a result of new product introductions or price competition from competitors, technological change or otherwise, would hurt our business or cause our stock price to fall.

WE HAVE MANY ESTABLISHED COMPETITORS, INCLUDING MICROSOFT, AND MAY BE UNABLE TO
  COMPETE EFFECTIVELY AGAINST THEM.

    The market for web site building software and services for the Internet and corporate intranets is relatively new, constantly evolving and intensely competitive. We expect competition to intensify in the future. Many of our current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources, and we may be unable to compete effectively against them. Our principal competitors in web site building software include Microsoft Corporation, Adobe Systems Incorporated and Macromedia, Inc. Microsoft's FrontPage, a web site building software product, has a dominant market share. Microsoft has announced but not shipped FrontPage 2000, which may become one of the products in at least one version of Microsoft's Office product suite that dominates the market for desktop business application software.


WE MAY NOT BE ABLE TO ACCURATELY FORECAST REVENUE AND ADJUST SPENDING.


    Because our business is evolving rapidly and we have a very limited operating history, we have little experience in forecasting our revenues. Our expense levels are based in part on our expectations of future revenues, and to a large extent those expenses are fixed, particularly in the short-term. We cannot be certain that our revenue expectations will be accurate or that we will be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

OUR QUARTERLY OPERATING RESULTS WILL PROBABLY FLUCTUATE.


    We believe that period-to-period comparisons of our financial results are not necessarily meaningful, and you should not rely upon them as an indication of our future performance. In addition, IBM's commitments for software license fees, which provided quarterly earnings stability, expire in June 1999 and for service revenues expired in February 1999. Furthermore, the $10.5 million of cash prepayments under our license agreement with IBM have provided some revenue certainty for us since April 1997, and we expect to have recognized all of the prepayments as revenues by June 30, 1999. Thereafter, our revenues from IBM, if any, are likely to become more variable. The promptness with which sales data, used for recognizing product royalties, are reported to us from third parties, including IBM, may cause quarterly results to be more volatile. For example, approximately half of our software license fees from IBM in the second quarter of fiscal 1999 were attributable to Lotus Designer for Domino 4.0 bundle license fees that had not been reported to us over the term of our contract which commenced in February 1998.


WE ALLOW PRODUCT RETURNS AND PROVIDE PRICE PROTECTION TO SOME PURCHASERS AND
  RESELLERS OF OUR PRODUCTS AND OUR ALLOWANCES FOR PRODUCT RETURNS MAY BE INADEQUATE.

    We have stock-balancing programs for our software products that under specified circumstances allow for the return of software by resellers. These programs also provide for price protection for our software for some of our direct and indirect channel resellers that, under specified conditions, entitle the reseller to a credit if we reduce our price to similar channel resellers. In August 1997, for example, our price reduction for NetObjects Fusion triggered price protection obligations resulting in the need to record an additional allowance in the three months ended September 30, 1997, which reduced our revenues for that quarter. There can be no assurance that actual returns or price protection will not exceed our estimates, and our estimation policy may cause significant quarterly fluctuations.

OUR FINANCIAL PERFORMANCE DEPENDS SUBSTANTIALLY ON MARKET ACCEPTANCE AND GROWTH
  OF NETOBJECTS AUTHORING SERVER AND PROFESSIONAL AND ONLINE SERVICES.

    WE INCREASINGLY DEPEND ON NETOBJECTS AUTHORING SERVER TO PROVIDE US WITH REVENUES, WHICH WILL NOT MATERIALIZE IF NETOBJECTS AUTHORING SERVER IS NOT SUCCESSFUL. We formally announced and shipped NetObjects Authoring Server in September 1998 as a successor to our original NetObjects TeamFusion product released in December 1997. We depend on increasing revenues from NetObjects Authoring Server, and we may not receive these revenues for the following reasons:

    - the success of NetObjects Authoring Server will depend on the rapid emergence of a market for large-scale enterprise web site and intranet building products and services;

    - information services departments of large enterprises may choose to create and maintain their web and intranet sites internally or may use third-party professional developers to create and maintain their sites;

    - NetObjects Authoring Server may not meet customer performance needs or be free of significant software defects or bugs;

    - NetObjects Authoring Server will have a longer sales cycle than NetObjects Fusion due to higher pricing and different marketing and distribution characteristics;

    - there are no product bundles of NetObjects Authoring Server with IBM or Lotus; and

    - we may not be able to recruit and retain the additional sales personnel needed to effectively market NetObjects Authoring Server.

    We depend heavily on bundling arrangements with third parties to sell our products. We currently do not have any arrangements for bundling NetObjects Authoring Server. If NetObjects Authoring Server does not meet customer needs or expectations, for whatever reason, upgrades or enhancements could be costly, time-consuming or ultimately unsuccessful.

    OUR RECENTLY LAUNCHED PROFESSIONAL SERVICES BUSINESS, THROUGH WHICH WE PROVIDE TRAINING AND OTHER SUPPORT FOR OUR PRODUCTS, MAY NOT GENERATE SUFFICIENT REVENUES. In October 1998, we formed a new professional services organization to assist our customers with training, consulting and implementation. We cannot be certain that our professional services business will generate significant revenues or achieve profitability. We believe that software license fees growth will depend on our ability to provide our customers with these services and to educate third-party resellers about how to use our products. We currently outsource much of our customers' services needs, but we plan to increase the number of our services personnel to meet the needs of our customers. Competition for qualified services personnel is intense, and we cannot be certain that we can attract or retain a sufficient number of highly qualified services personnel to meet our business needs.

    POSSIBLE MARKET REJECTION OF OUR ONLINE SERVICES COULD IMPEDE MARKET ACCEPTANCE OF OUR PRODUCTS. Since inception, we have invested, and we continue to invest, resources to create and enhance our online services, which we believe support and add to market acceptance of our products. The failure of the market to accept our online services could cause our stock price to fall.

WE MAY NOT BE ABLE TO EXPAND OUR DISTRIBUTION CHANNELS OR SALES FORCE.

    WE NEED TO MAINTAIN OUR THIRD-PARTY DISTRIBUTION CHANNEL BECAUSE OUR DIRECT SALES TO THIRD PARTIES WOULD BE INSUFFICIENT TO SUPPORT OUR OPERATING
BASE. While we derive some of our revenues from selling our products directly to third parties, most of our revenues are derived from the sale of our products through third-party distributors and resellers. There can be no assurance that third parties will be willing or able to carry our products in the future. If third parties were to reduce or cease carrying our products, our direct sales to third parties would be insufficient to support our operating expense base.

    WE NEED TO MAINTAIN AND ESTABLISH NEW BUNDLING ARRANGEMENTS BECAUSE WE MAY BE LESS SUCCESSFUL AT SELLING OUR PRODUCTS ON A STAND-ALONE BASIS. We believe that products that are not sold in a "suite" containing software products or components that perform different functions are less likely to be commercially successful. For example, NetObjects Fusion 4.0 includes software products or components from different vendors such as Allaire Corporation, IBM, iCat, Lotus and NetStudio. IBM also bundles our products with some of its software products, such as the bundling of NetObjects Fusion with WebSphere Studio and NetObjects Fusion with Lotus Designer for Domino. NetObjects Fusion is also bundled with Novell's NetWare for Small Business. We cannot be assured of maintaining or obtaining suitable product or component bundling arrangements with third parties. Failure to maintain and expand our distribution channels or conclude suitable software product bundling arrangements could hurt our business, cause our revenues to decrease and our stock price to fall.

OUR PRODUCTS MAY CONTAIN DEFECTS THAT COULD SUBJECT US TO LIABILITY IN EXCESS OF
  INSURANCE LIMITATIONS.

    Our software products are complex and may contain undetected errors or result in system failures. Despite extensive testing, errors could occur in any of our current or future product offerings after commencement of commercial shipments. Any errors could result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation or damage to our efforts to build brand awareness. We cannot be certain that the contractual limitations of liability will be enforceable, or that our insurance coverage will continue to be available on reasonable terms or will be available in amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims that exceed available insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could cause our revenues to decrease and our stock price to fall.

IF WE FAIL TO RESPOND ADEQUATELY TO RAPID TECHNOLOGICAL CHANGES, OUR EXISTING
  PRODUCTS AND SERVICES WILL BECOME OBSOLETE OR UNMARKETABLE.

    The market for our products is marked by rapid technological change, which leads to frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. New web site building products and services based on new technologies or new industry standards could render our existing products obsolete and unmarketable. We believe that to succeed, we must enhance our current products and develop new products on a timely basis to keep pace with technological developments and to satisfy the increasingly sophisticated requirements of our customers.

OUR PRODUCT AND SOFTWARE DEVELOPMENT EFFORTS ARE INHERENTLY DIFFICULT TO MANAGE
  AND KEEP ON SCHEDULE, SO DEVELOPMENT DELAYS MAY INCREASE OUR COSTS.


    On occasion, we have experienced development delays and related cost overruns, which to date have not materially affected our business, and we cannot be certain that we will not encounter these problems in the future. Any delays in developing and releasing enhanced or new products could cause our revenues to decrease. In addition, we cannot be certain that we will successfully develop and market new products or product enhancements that respond to technological change, evolving industry standards or customer requirements, or that any product innovations will achieve the market penetration or price stability necessary for profitability.


THE LOSS OF OUR KEY PERSONNEL, OR FAILURE TO HIRE ADDITIONAL PERSONNEL, COULD
  HARM OUR BUSINESS BECAUSE WE WOULD LOSE EXPERIENCED PERSONNEL AND NEW SKILLED PERSONNEL ARE IN SHORT SUPPLY AND COMMAND HIGH SALARIES.

    We depend on the continued service of our key personnel, and we expect that we will need to hire additional personnel in all areas. The competition for personnel throughout our industry is intense, particularly in the San Francisco Bay Area, where our headquarters are located. We have experienced difficulties in attracting new personnel, and all of our personnel, including our management, may terminate their employment at any time for any reason. Currently, we are dependent upon the services of Samir Arora, our President, Chief Executive Officer, Chairman of the Board and one of our founders. The loss of Mr. Arora's services would materially impede the operation and growth of our business at this time. Michael Shannahan, our former Chief Financial Officer, resigned as of April 5, 1999. Russell F. Surmanek, Executive Vice President, Finance and Operations and Chief Financial Officer commenced his employment with us on April 5, 1999. Mr. Surmanek has no prior experience with us. If Mr. Surmanek fails to quickly become an effective chief financial officer, or if he ceases to remain in our employ, our business could be harmed and our stock price could fall. We do not maintain key person life insurance for any of our personnel. Furthermore, our failure to attract new personnel or retain and motivate our current personnel could hurt our business. For a discussion of our employees and management, see "Business--Employees" and "Management-- Executive Compensation and Management Changes."

A THIRD PARTY COULD BE PREVENTED FROM ACQUIRING YOUR SHARES OF STOCK AT A
  PREMIUM TO THE MARKET PRICE BECAUSE OF OUR ANTI-TAKEOVER PROVISIONS.


    IBM will own approximately 54% of our outstanding stock immediately following the offering, assuming the cashless exercise of all outstanding warrants by surrender of shares of common stock as payment of the exercise price, conversion of the convertible notes and no exercise of outstanding options. That ownership interest and provisions of our restated certificate of incorporation, bylaws, a voting agreement between us and IBM and Delaware law could make it more difficult for a third party to acquire us, even if a change in control would result in the purchase of your shares of common stock at a premium to the market price. The anti-takeover provisions are further described in "Certain Transactions" and "Description of Capital Stock."


IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR FACE A
  CLAIM OF INTELLECTUAL PROPERTY INFRINGEMENT BY A THIRD PARTY, WE COULD LOSE OUR INTELLECTUAL PROPERTY RIGHTS OR BE LIABLE FOR SIGNIFICANT DAMAGES.

    Trademarks and other proprietary rights are important to our success and our competitive position. We seek to protect our trademarks and other proprietary rights, but our actions may be inadequate to prevent misappropriation or infringement of our technology, trademarks and other proprietary rights or to prevent others from claiming violations of their trademarks and other proprietary rights. Although we have obtained federal registration of the trademark NetObjects Fusion-Registered Trademark-, we know that other businesses use the word "Fusion" in their marks alone or in combination with other words. We do not believe that we will be able to prevent others from using the word "Fusion" for competing goods and services. For example, Allaire markets its application development and server software for web development, including applications for e-commerce, under the federally registered trademark "ColdFusion." Under an agreement with Allaire Corporation, we have agreed that neither company will identify its products and services with the single word "Fusion," unless otherwise agreed as in the case of our co-bundled product "Fusion2Fusion." Business customers may confuse our products and services with similarly named brands, which could dilute our brand names or limit our ability to build market share. To license many of our products, we rely in part on "shrinkwrap" and "clickwrap" licenses that are not signed by the end user and, therefore may be unenforceable under the laws of certain jurisdictions. In addition, we may license content from third parties. We could become subject to infringement actions based upon these third-party licenses, and we could be required to obtain licenses from other third parties to continue offering our products.

    We cannot be certain that we will be able to avoid significant expenditures to protect our intellectual property rights, to defend against third-party infringement or other claims or to license content from third parties alleging that our products infringe their intellectual property rights. Incurring significant expenditures to protect our intellectual property rights or to defend against claims or to license content could decrease our revenues and cause our stock price to fall. Our intellectual property is further described in "Business--Intellectual Property."

OUR INTERNATIONAL OPERATIONS ARE NEW AND MAY NOT BE SUCCESSFUL.

    International sales represented approximately 15% and 16% of our total revenues in fiscal 1997 and 1998, respectively. We intend to expand the scope of our international operations and currently have a subsidiary in the United Kingdom. Our continued growth and profitability will require continued expansion of our international operations, particularly in Europe, and in Japan, where Mitsubishi Corporation acts as our master distributor and Lotus is a reseller of NetObjects Fusion.

    Our international operations are, and any expanded international operations will be, subject to a variety of risks associated with conducting business internationally that could materially adversely affect our business, including the following:

    - difficulties in staffing and managing international operations;

    - lower gross margins than in the United States;

    - slower adoption of the Internet;

    - longer payment cycles;

    - fluctuations in currency exchange rates;

    - seasonal reductions in business activity during the summer months in Europe and other parts of the world;

    - recessionary environments in foreign economies; and

    - increases in tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries.

    Furthermore, the laws of foreign countries may provide little or no protection of our intellectual property rights.

WE MAY BE UNABLE TO MANAGE OUR RAPID GROWTH.

    We have expanded our operations rapidly since inception, and we intend to continue to expand them in the foreseeable future. This rapid growth places a significant demand on our managerial and operational resources. To manage growth effectively, we must:

    - implement and improve our operational systems, procedures and controls on a timely basis;

    - expand, train and manage our workforce and, in particular, our sales and marketing and support organizations in light of our recent decision to offer online and professional services;

    - implement and manage new distribution channels to penetrate different and broader markets, including the market for intranet software products; and

    - manage an increasing number of complex relationships with customers, co-marketers and other third parties.

    We cannot be certain that our systems, procedures or controls will be adequate to support our current or future operations or that our management will be able to manage the expansion and still achieve the rapid execution necessary to exploit fully the market for our products and services. Failure to manage our growth effectively could harm our business.

IF INTERNET AND INTRANET USAGE DOES NOT CONTINUE TO GROW, WE WILL NOT BE
  SUCCESSFUL.

    Sales of our products and services depend in large part on the emergence of the Internet as a viable commercial marketplace with a strong and reliable infrastructure and on the growth of corporate intranets. Critical issues concerning use of the Internet and intranets, including security, reliability, cost, ease of use and quality of service, remain unresolved and may inhibit the growth of, and the degree to which business is conducted over, the Internet and intranets. Failure of the Internet and intranets to develop into viable commercial mediums would harm our business and cause our revenues to decrease and our stock price to fall.

YEAR 2000 PROBLEMS MAY DISRUPT OUR INTERNAL OPERATIONS.

    We have made a preliminary assessment of our Year 2000 readiness. We are also in the process of contacting our third-party vendors, licensors and providers of software, hardware and services regarding their Year 2000 readiness. Following this testing and after contacting these vendors and licensors, we will be better able to make a complete evaluation of our Year 2000 readiness to determine what costs will be necessary to be Year 2000 ready, and to determine whether contingency plans need to be developed. Our inability to correct a significant Year 2000 problem, if one exists, could result in an interruption in, or a failure of, certain of our normal business activities and operations. Furthermore, because NetObjects Fusion and NetObjects Authoring Server may interact with external databases for purposes of data storage, the ability of applications integrated with a web site built using NetObjects Fusion or NetObjects Authoring Server to comply with Year 2000 requirements is largely dependent on whether the databases underlying the application are Year 2000 ready. If NetObjects Fusion or NetObjects Authoring Server is connected to a database that is not Year 2000 ready, a web application created or developed for a web site using NetObjects Fusion or NetObjects Authoring Server could work incorrectly and could result in unanticipated expenses to address problems or claims raised by customers that we cannot presently foresee. Any significant Year 2000 problem in our internal systems or in our products could require us to incur significant unanticipated expenses to remedy these problems and could divert management's time and attention, either of which could harm our business or increase our losses, and cause our stock price to fall.

DUE TO OUR SMALL SIZE, LIMITED OPERATIONS AND THE DIFFICULTY OF HIRING PERSONNEL
  IN OUR INDUSTRY, ANY FUTURE ACQUISITIONS COULD STRAIN OUR MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES.

    In the future we may make acquisitions of, or large investments in, businesses that offer products, services and technologies that we believe would help us better provide e-business web site and intranet site building software and services to businesses. Although historically we have not made acquisitions of, or investments in, other companies, this may become an important part of our strategy. Any future acquisitions or investments would present risks such as difficulty in combining the technology, operations or workforce of the acquired business with our own, disruption of our ongoing businesses and difficulty in realizing the anticipated financial or strategic benefits of the transaction.

    To make these acquisitions or large investments we might use cash, common stock or a combination of cash and common stock. If we use common stock, these acquisitions could further dilute existing stockholders. Amortization of goodwill or other intangible assets resulting from acquisitions could materially impair our operating results and financial condition. Furthermore, there can be no assurance that we would be able to obtain acquisition financing, or that any acquisition, if consummated, would be smoothly integrated into our business. If we make acquisitions or large investments and are unable to surmount these risks, our business could be harmed, our revenues could decrease and our stock price could fall.

WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION AND LEGAL
  UNCERTAINTIES IN AREAS INCLUDING NETWORK SECURITY, ENCRYPTION AND PRIVACY, AMONG OTHERS, BECAUSE WE CONDUCT ELECTRONIC COMMERCE AND PROVIDE INFORMATION AND SERVICES OVER THE INTERNET.

    We are not currently subject to direct regulation by any governmental agency, other than laws and regulations generally applicable to businesses, although specific U.S. export controls and import controls of other countries, including controls on the use of encryption technologies, may apply to our products. Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted in the United States and abroad with particular applicability to the Internet. It is possible that governments will enact legislation that may apply to us in areas such as network security, encryption, the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and retransmission activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain. Any new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business or increase our legal exposure, any of which could cause our revenues to decrease and our stock price to fall.

A GOVERNMENTAL BODY COULD IMPOSE SALES AND OTHER TAXES ON THE SALE OF OUR
  PRODUCTS, LICENSE OF OUR TECHNOLOGY OR PROVISION OF SERVICES, WHICH WOULD HARM OUR FINANCIAL CONDITION.

    We currently do not collect sales or similar taxes with respect to the sale of products, license of technology or provision of services in states and countries other than states in which we have offices. In October 1998, the Internet Tax Freedom Act, or ITFA, was signed into law. Among other things, the ITFA imposes a three-year moratorium on discriminatory taxes on e-commerce. Nonetheless, foreign countries, or, following the moratorium, one or more states, may seek to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the sale of products, license of technology or provision of services or remit payment of sales or other taxes for prior periods, could hurt our business.

WE MAY SPEND A SUBSTANTIAL PORTION OF THE NET PROCEEDS IN WAYS WITH WHICH YOU
  MAY NOT AGREE.

    We have not designated any specific use for a significant amount of net proceeds from the sale of the common stock offered under this prospectus, other than the repayment of debt to IBM Credit Corp. and IBM. We intend to use the remaining net proceeds primarily for general corporate purposes, including working capital to fund anticipated operating losses and capital expenditures. Accordingly, management will have significant flexibility in applying the remaining net proceeds of the offering. The failure of management to apply the remaining net proceeds effectively could cause our revenues to decrease and our stock price to fall.

THE FUTURE SALE OF COMMON STOCK MAY NEGATIVELY AFFECT OUR STOCK PRICE.


    If our stockholders sell substantial amounts of our stock, including shares issued upon the exercise of outstanding options and warrants, in the public market following the offering, then the market price of our stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After the offering, 26,112,862 shares of our stock will be outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of those shares, the 6,000,000 shares sold in the offering will be freely tradeable except for any shares purchased by our "affiliates," as defined in Rule 144 under the Securities Act. The remaining 20,112,862 shares are "restricted securities," as that term is defined in Rule 144, and may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. All officers, directors and a substantial majority of our stockholders have agreed not to sell any shares of common stock, or any securities convertible into or exercisable or exchangeable for common stock, for 180 days after the offering without the prior written consent of BT Alex. Brown. BT Alex. Brown may, in its sole discretion, release all or any portion of the shares subject to lock-up agreements. A more detailed description of shares that may be sold following the offering is contained in "Shares Eligible for Future Sale."

INVESTORS IN THE OFFERING WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

    Investors purchasing shares in the offering will incur immediate and substantial dilution in net tangible book value per share. To the extent outstanding options and warrants to purchase common stock are exercised, there will be further dilution.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains "forward-looking statements." These forward-looking statements include, without limitation, statements about the market opportunity for web site building software and services, our strategy, competition and expected expense levels, and the adequacy of our available cash resources. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described above and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS


    The net proceeds to our Company from the sale of the 6,000,000 shares of common stock, assuming an initial public offering price of $12.00 per share, less underwriting discount and estimated offering expenses, are estimated to be $65.5 million ($75.5 million if the underwriters' over-allotment option is exercised in full).



    The principal purposes of the offering are to repay $19 million of secured debt principal to IBM Credit Corp. that will become due and payable upon the closing of the offering, to repay debt of approximately $5.4 million under notes that we owe to IBM, to increase our working capital, to create a public market for our common stock, to increase our visibility in the marketplace and to facilitate our future access to public equity markets. The net proceeds that will be left after repaying the debt owed to IBM are $41.0 million. The debt to IBM Credit Corp. has an interest rate of LIBOR plus 1.5%, was incurred to fund working capital, and matures on the earlier of the closing of the offering, termination upon 30 days' advance notice from us to IBM Credit Corp. and December 23, 1999. The debt under the notes has an interest rate of 10% and comes due upon the closing of the offering and was incurred to fund working capital. We have no specific plans for the remaining net proceeds, which we intend to use primarily for general corporate purposes, including working capital to fund anticipated operating losses and capital expenditures. We have no definite capital expenditure plans. We may, when and if the opportunity arises, use an unspecified portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. We have no present understandings, commitments or agreements with respect to any material acquisition or investment in third parties. Pending use of the net proceeds for the above purposes, we intend to invest such funds in interest-bearing, investment-grade securities.


                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our stock. We currently anticipate that we will retain all of our future earnings, if any, for use in the expansion and operations of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our cash, short-term borrowings and capitalization


    - at March 31, 1999;



    - pro forma to reflect



       -- the cash payment from IBM of approximately $2.0 million in April 1999 for the purchase of promissory notes;



       -- the conversion of all outstanding shares of preferred stock into common stock, including 2,118,789 shares of common stock issuable on automatic conversion of $10,910,000, net of a discount of $799,000, in convertible notes and $417,060 of related interest accrued in the six months ended March 31, 1999, respectively, at a conversion price of $6.68 per share, and as adjusted to reflect a change in the conversion ratio to approximately 1.25 shares of common stock for each share of Series E-2 preferred stock;



       -- issuance of 3,110,924 shares of common stock, reflecting issuance of 1,598,277, 3,482,838, 215,050 and 916,668 shares of common stock through a "cashless exercise" of Series C, Series E, Series E-2 and Series F warrants, respectively, in which shares of common stock are surrendered in payment of the exercise price to purchase convertible preferred stock at a weighted average exercise price of $6.04 per share, assuming a fair market value per share of common stock in the offering of $12.00, and as adjusted to reflect a conversion of approximately 1.25 shares of common stock for each share of Series E-2 preferred stock;



       -- accretion of discount on short term borrowings of $256,000;


    - as adjusted to reflect

       -- our sale of 6,000,000 shares to be sold in the offering at the initial public offering price of $12.00 per share, less the underwriters' discount and commissions and estimated expenses of the offering; and

       -- repayment of short-term borrowings.

    The table excludes (a) 2,900,087 shares of common stock issuable at a weighted average exercise price of $3.13 per share upon exercise of stock options outstanding at March 31, 1999; (b) 266,615 shares of common stock reserved for future issuance under our stock option plan; and (c) 300,000 shares of common stock reserved for issuance under our 1999 Employee Stock Purchase Plan.

    The table assumes no exercise of the underwriters' over-allotment option. Exercise of the over-allotment option in full would (a) reduce the proportion of shares held by existing stockholders to 74.5% of the total number of shares outstanding after the offering; and (b) increase the number of shares purchased by investors in the offering to 6,900,000 shares, or 25.5% of the resulting total number of shares.

    The information set forth below is unaudited and should be read in conjunction with our consolidated financial statements and notes to consolidated financial statements.


                                                                               MARCH 31, 1999
                                                              -------------------------------------------------
                                                                            PRO FORMA          PRO        AS
                                                               ACTUAL      ADJUSTMENTS        FORMA    ADJUSTED
                                                              --------  ------------------   --------  --------
                                                                               (IN THOUSANDS)
Cash........................................................  $  1,816    $ 2,000            $  3,816  $ 44,867
                                                              --------   --------            --------  --------
                                                              --------   --------            --------  --------
Short-term borrowings from IBM Credit Corp..................  $ 22,165    $ 2,256            $ 24,421     --
                                                              --------   --------            --------  --------
                                                              --------   --------            --------  --------
Other accrued liabilities...................................     1,778        417               1,361     1,361
                                                              --------   --------            --------  --------
                                                              --------   --------            --------  --------
Capital lease obligations, less current portion.............       212     --                     212       212
Convertible notes from IBM and related party................    10,111    (10,111)              --        --
                                                              --------   --------            --------  --------
    Total long-term obligations.............................    10,323    (10,111)                212       212
                                                              --------   --------            --------  --------
Preferred stock, $0.01 par value;
  12,700,399 issued and outstanding, actual; none issued and outstanding, pro forma; none issued and outstanding, as
    adjusted................................................       121       (121)              --        --
Common stock, $0.01 par value;
  2,182,750 shares issued and outstanding, actual;
    20,112,862 shares issued and outstanding, pro forma;
    26,112,862 shares issued and outstanding, as adjusted...        21        180                 201       261
Additional paid-in capital..................................    34,252     10,469              44,721   110,133
Deferred stock-based compensation...........................    (1,838)    --                  (1,838)   (1,838)
Stockholders' notes receivable..............................       (23)    --                     (23)      (23)
Accumulated other comprehensive losses......................        (3)    --                      (3)       (3)
Accumulated deficit.........................................   (63,568)      (256)            (63,824)  (63,824)
                                                              --------   --------            --------  --------
    Total stockholders' equity (deficit)....................   (31,038)    10,272             (20,766)   44,706
                                                              --------   --------            --------  --------
    Total capitalization....................................  $(20,715)   $   161            $(20,554) $ 44,918
                                                              --------   --------            --------  --------
                                                              --------   --------            --------  --------

                                    DILUTION


    Our pro forma net tangible book deficit at March 31, 1999 was $20,766,000, or ($1.03) per share, as adjusted to give effect to


    - the pro forma capitalization;

    - our sale of 6,000,000 shares to be sold in the offering at the initial public offering price of $12.00 per share, less the underwriters' discount and commissions and estimated expenses of the offering; and

    - repayment of short-term borrowings.


    Pro forma net tangible book deficit per share represents the amount of our total pro forma tangible assets less pro forma total liabilities divided by the aggregate pro forma number of shares of common stock outstanding. After giving effect to the application of the estimated net proceeds of the offering, which reflect an estimate of underwriting discounts and commissions and an estimate of offering expenses from the sale of 6,000,000 shares of common stock to be sold in the offering at the initial public offering price of $12.00 per share, our adjusted pro forma net tangible book value at March 31, 1999 would have been approximately $45 million or $1.71 per share of common stock. This represents an immediate increase in the pro forma net tangible total book value of $2.74 per share of common stock to existing stockholders and an immediate dilution of $10.29 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share...........................             $   12.00
                                                                                       ---------
  Pro forma net tangible book deficit per share at March 31, 1999.........  $   (1.03)
  Increase in pro forma net tangible book value per share attributable to
    new investors.........................................................       2.74
                                                                            ---------
Adjusted pro forma net tangible book value per share after the offering...                  1.71
                                                                                       ---------
Dilution per share to new investors.......................................             $   10.29
                                                                                       ---------
                                                                                       ---------



    The following table summarizes, on a pro forma basis at March 31, 1999, after giving effect to the offering, the differences between existing stockholders and investors in the offering with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price paid per share:


                                                     SHARES PURCHASED           TOTAL CONSIDERATION
                                                --------------------------  ---------------------------  AVERAGE PRICE
                                                   NUMBER        PERCENT        AMOUNT        PERCENT      PER SHARE
                                                -------------  -----------  --------------  -----------  -------------
Existing stockholders.........................     20,112,862         77.0% $   20,455,000         22.1%   $    1.02
New investors.................................      6,000,000         23.0      72,000,000         77.9    $   12.00
                                                -------------      -----    --------------      -----
    Total.....................................     26,112,862        100.0% $   92,455,000        100.0%
                                                -------------      -----    --------------      -----
                                                -------------      -----    --------------      -----

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The selected historical consolidated financial data presented below are derived from our consolidated financial statements. The financial statements for the period from November 21, 1995 (inception) to September 30, 1996, and as of and for the fiscal years ended September 30, 1997 and 1998, have been audited by KPMG LLP, independent auditors, and are included elsewhere in this prospectus. The balance sheet data as of September 30, 1996 is derived from audited consolidated financial statements of NetObjects that are not included in this prospectus. The selected historical consolidated financial data as of March 31, 1999 and for the six months ended March 31, 1998 and 1999 have been derived from unaudited consolidated financial statements included elsewhere in this prospectus, that include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of operations for those periods. The selected consolidated financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements, the related notes and the independent auditor's report, which contains an explanatory paragraph that states that our recurring losses from operations and net capital deficiency raise substantial doubt about our ability to continue as a going concern, included elsewhere in this prospectus. The consolidated financial statements and the selected consolidated financial data do not include any adjustments that might result from the outcome of that uncertainty. The operating results for the periods presented are not necessarily indicative of the results to be expected for the full fiscal year or any other period:



                                                     PERIOD FROM
                                                    NOVEMBER 21,            YEAR ENDED         SIX MONTHS ENDED
                                                  1995 (INCEPTION)        SEPTEMBER 30,           MARCH 31,
                                                  TO SEPTEMBER 30,     --------------------  --------------------
                                                        1996             1997       1998       1998       1999
                                                ---------------------  ---------  ---------  ---------  ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Software license fees.......................        $  --            $   7,392  $   9,703  $   4,571  $   5,545
  Service revenues............................           --               --         --         --            630
  Software license fees from IBM..............           --                  175      2,700      1,215      2,335
  Service revenues from IBM...................           --               --          2,867        206      2,733
                                                        -------        ---------  ---------  ---------  ---------
    Total revenues............................           --                7,567     15,270      5,992     11,243
                                                        -------        ---------  ---------  ---------  ---------
Cost of revenues:
  Software license fees.......................           --                  772      2,531        982        948
  Service revenues............................           --               --         --         --            724
  IBM service revenues........................           --               --          2,562        184      2,092
                                                        -------        ---------  ---------  ---------  ---------
    Total cost of revenues....................           --                  772      5,093      1,166      3,764
                                                        -------        ---------  ---------  ---------  ---------
    Gross profit..............................           --                6,795     10,177      4,826      7,479
                                                                       ---------  ---------  ---------  ---------
Operating expenses:
  Research and development....................            2,765            8,436     10,231      5,855      3,985
  Sales and marketing.........................            2,998           12,161     17,114      8,413      9,026
  General and administrative..................              978            3,762      3,575      1,746      1,966
  Stock-based compensation....................           --               --            227         53        170
                                                        -------        ---------  ---------  ---------  ---------
    Total operating expenses..................            6,741           24,359     31,147     16,067     15,147
                                                        -------        ---------  ---------  ---------  ---------
    Operating loss............................           (6,741)         (17,564)   (20,970)   (11,241)    (7,668)

Interest income (expense).....................               46             (234)    (1,194)      (441)    (1,723)
Nonrecurring interest charge on beneficial
  conversion feature of convertible debt
  (1).........................................           --               --         --         --         (7,457)
                                                        -------        ---------  ---------  ---------  ---------
    Loss before income taxes..................           (6,695)         (17,798)   (22,164)   (11,682)   (16,848)
Income taxes..................................           --                    1         60        (37)         2
                                                        -------        ---------  ---------  ---------  ---------
Net loss......................................        $  (6,695)       $ (17,799) $ (22,224) $ (11,719) $ (16,850)
                                                        -------        ---------  ---------  ---------  ---------
                                                        -------        ---------  ---------  ---------  ---------
Basic and diluted net loss per share
  applicable to common stockholders (2).......        $   (4.10)       $  (10.45) $  (12.26) $   (6.63) $   (8.33)
                                                        -------        ---------  ---------  ---------  ---------
                                                        -------        ---------  ---------  ---------  ---------
Shares used to compute basic and diluted net
  loss per share applicable to common
  stockholders (2)............................            1,634            1,703      1,812      1,768      2,023
                                                        -------        ---------  ---------  ---------  ---------
                                                        -------        ---------  ---------  ---------  ---------

                                                                                SEPTEMBER 30,
                                                                       -------------------------------
                                                                         1996       1997       1998     MARCH 31, 1999
                                                                       ---------  ---------  ---------  ---------------
                                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash.................................................................  $   1,090  $     303  $     459     $   1,816
Working capital (deficit)............................................     (1,749)   (10,116)   (30,229)      (22,962)
Short-term borrowings from IBM and IBM Credit Corp...................     --         --         20,666        22,165
Long-term obligations, less current portion..........................        173        633        336        10,111
Total assets.........................................................      2,129      4,605      5,145         9,158
Accumulated deficit..................................................     (6,695)   (24,494)   (46,718)      (63,568)
Stockholders' deficit................................................     (1,357)    (8,913)   (28,925)      (31,038)


------------------------


(1) Nonrecurring non-cash interest charge based on the difference between the price per share for Series F-2 preferred stock issued to Novell, Inc. and MC Silicon Valley, Inc. and for Series E-2 preferred stock issuable to IBM and another investor upon conversion of convertible notes in accordance with EITF Topic D-60. See note 8 of notes to consolidated financial statements. Under the terms of an April 1997 contract with IBM, we agreed that any funds provided by IBM for our operations during 1997 and 1998 through the sale of equity securities to IBM would have a per share price not higher than $6.68. Each share of Series E-2 preferred stock automatically converts into common stock upon the effectiveness of the offering and due to an adjustment triggered by our failure to complete this or a similar offering or repay the convertible notes prior to specific dates, the earliest of which was April 8, 1999, the conversion ratio has increased from 1:1 to 1.25:1. In October and November 1998, we issued preferred stock to Novell, Inc. and MC Silicon Valley, Inc. at a price per share of $9.00. See "Certain Transactions--IBM Relationship."



(2) Does not include the effect of outstanding shares of convertible preferred stock, shares from the assumed conversion of convertible notes and shares issuable upon the exercise of stock options and warrants that are considered anti-dilutive pursuant to SFAS No. 128. For an explanation of basic and diluted net loss per share applicable to common stockholders and the number of shares used to compute basic and diluted net loss per share applicable to common stockholders, see note 1 of notes to consolidated financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    We provide software and solutions that enable small businesses and large enterprises to build, deploy and maintain Internet and intranet web sites and applications. We pioneered the web site building products category with the introduction of NetObjects Fusion in October 1996, and we have released several other award-winning software products, including NetObjects Authoring Server, a successor to NetObjects TeamFusion. In October 1998, we began offering online and professional services to serve the site building and maintenance needs of our customers. We were incorporated in November 1995 and first recognized revenues in October 1996, when we provided our first commercial version of NetObjects Fusion.

    We recognize revenues from software license fees upon delivery of our software products to our customers, net of allowances for estimated returns and price protection, as long as we have no significant obligations remaining and we believe that collection of the resulting receivable is probable. Software license fees earned from products bundled with OEM resellers, including IBM, are generally recognized upon the OEM resellers shipping the bundled products to their customers. We recognize service revenues from IBM in connection with the integration of our software with IBM's WebSphere software products using the percentage-of-completion method. We are deferring the recognition of profit on this arrangement until the amount of profit can be reasonably estimated. We defer recognition of maintenance revenues, paid primarily for support and upgrades, upon receipt of payment and recognize the related revenues ratably over the term of the contract, which typically is 12 months. These payments generally are made in advance and are nonrefundable. For a description of reserve policy risks, see "Risk Factors--We allow product returns and provide price protection to some purchasers and resellers of our products, and our allowances for product returns may be inadequate."

    Through September 30, 1998, we recognized revenues in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position
(SOP) 91-1, SOFTWARE REVENUE RECOGNITION. On October 1, 1998, we adopted the provisions of SOP 97-2 and SOP 98-9, which supersede SOP 91-1. See note 1 of notes to consolidated financial statements.


    We earn revenues from software license fees primarily through indirect sales of our products by resellers, through direct sales of our products by NetObjects salespersons and through important strategic relationships such as our relationship with IBM. Sales of our products by resellers include sales by distributors, direct and original equipment manufacturer resellers, value-added resellers and online sales. During fiscal year 1997, our total revenues from software license fees rose from $0 to $7.6 million, and again grew significantly in fiscal year 1998, to $12.4 million, as a result of our introduction of new versions of our main product NetObjects Fusion and, secondarily, the release of other related products. In fiscal year 1998, our total revenues from IBM grew to approximately $5.6 million from approximately $175,000 in fiscal year 1997. Our total revenues from IBM in fiscal year 1998 and for the six months ended March 31, 1999 included revenues of $2.9 million and $2.7 million, respectively, for our charges for services under the WebSphere agreement.


    We initiated relationships with our primary distributors in North America, Europe and Asia Pacific in fiscal year 1997. Revenues generated by sales of our products by resellers accounted for substantially all of our revenues from sources other than IBM for fiscal years 1997 and 1998. We anticipate that revenues derived from sales of our products by resellers will decrease as a percentage of our total revenues. We anticipate that revenues derived from our direct sales will continue to increase as a percentage of our total revenues. We derive our non-North American revenues through sales of our products by resellers and distributors.

    In April 1997, when IBM acquired approximately 80% of our outstanding stock from existing investors, we agreed to grant IBM the right to market and sell some of our products to its customers for 10 years under an agreement that allowed us to receive nonrefundable cash prepayments totaling $10.5 million between April 1997 and December 31, 1998. We requested and received the full amount of these prepayments between April and December 1997. These prepayments have been reflected as deferred revenues from IBM on our balance sheet until recognized. In the three months ended December 31, 1997, IBM began reselling our products, and in the three months ended March 31, 1998, we began providing services under the WebSphere agreement that ended on February 28, 1999. As IBM reports sales of our products, and as we have performed services for IBM, we recognize revenues and the deferred revenue from IBM declines by the same amount. At March 31, 1999, approximately $53,000 of the prepayments remained as deferred revenue from IBM. As a result, we will not receive cash on sales by IBM of our products or for services that we provide to IBM until the prepayment balance has been reduced to zero. Our dependence on IBM has risks that are discussed in "Risk Factors--Our relationship with IBM will change substantially after the offering, which could harm our business and could cause our revenues in fiscal year 1999 to fall below those of fiscal year 1998. While IBM will still continue to control us, it has no further obligations to provide financing, key contracts with IBM have expired, and IBM is expressly allowed to compete with us or act in a manner that is disadvantageous to us."



    From our inception through the end of fiscal year 1996, our operating activities related primarily to recruiting personnel, raising capital, purchasing operating assets, conducting research and development, building the NetObjects brand and establishing the market for our products. During fiscal year 1997, we continued to invest significantly in research and development, marketing, building our domestic and international sales channels and general and administrative infrastructure. During both fiscal years we engaged in many activities designed to gain corporate brand identity, seed the market with our product, establish the site building product category and educate the market about our products and services. In addition, we invested in a broad range of marketing activities such as advertising, tradeshows, direct mail and public relations. We also entered into many co-marketing and distribution arrangements with well-known companies such as AT&T, Apple Computer, Inc., Compaq Computer, Inc., Microsoft, Netscape Communications Corp. and PeopleSoft that allowed us to identify our NetObjects Fusion brand with their brands. Most of these arrangements have not generated revenues for us, and their principal benefit has been to help us achieve substantial brand recognition in a relatively short period. The costs of these activities and arrangements, which were not offset by revenues, have contributed substantially to our significant losses since inception, and as of March 31, 1999, we had an accumulated deficit of approximately $63.6 million.


    We believe that our success will depend largely on our ability to extend our technological leadership and to continue to build our brand position. Accordingly, we intend to continue to invest heavily in research and development and sales and marketing. As a result, we expect to continue to incur substantial operating losses for the foreseeable future.


    KPMG LLP, in their independent auditors' report, have expressed "substantial doubt" as to our ability to continue as a going concern based on significant operating losses since inception and significant debt and capital deficit as of September 30, 1998. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Our ability to continue as a going concern is dependent upon the net proceeds from this offering. The net proceeds from the offering are estimated to be approximately $41.0 million, after the repayment of a $19.0 million secured credit facility with IBM Credit Corp. and approximately $5.4 million that we expect to owe to IBM under notes outstanding as of the closing date of the offering, and after deducting underwriting discounts and commissions of approximately $5.0 million and estimated expenses of approximately $1.5 million. The credit facility will terminate upon repayment.

    Our prospects must be considered in light of our limited operating history and the risks, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in rapidly evolving markets such as the market for web site building software and services. To achieve and sustain profitability, we must, among other things:

    - increase substantially our revenues from our two principal products, NetObjects Fusion, which in fiscal year 1998 accounted for most of our total revenues, and NetObjects Authoring Server, and our professional services, which have generated insubstantial revenues to date;

    - continue to develop successfully new versions of our products, such as NetObjects Fusion 4.0, which was released in December 1998;

    - continue to be a leading provider of e-business software for building web sites and corporate intranet sites;

    - respond quickly and effectively to competitive, market and technological developments;

    - expand substantially our sales and marketing operations;

    - develop our professional services business, which we launched in October 1998;

    - control expenses;

    - continue to attract, train and retain qualified personnel in the competitive software industry; and

    - maintain existing relationships and establish new relationships with leading Internet hardware and software companies.

    There can be no assurance that we will achieve or sustain profitability, as more fully discussed in "Risk Factors--We have a history of substantial losses and expect substantial losses in the future," "--Our auditors have substantial doubt about our viability as a business," and "--Our ability to continue as a going concern is dependent on the net proceeds of this offering."

    The following table sets forth financial data for the periods indicated as a percentage of total revenues:


                                                                  YEAR ENDED            SIX MONTHS
                                                                SEPTEMBER 30,             ENDED
                                                             --------------------       MARCH 31,
                                                               1997       1998     --------------------
                                                             ---------  ---------    1998       1999
                                                                                   ---------  ---------
                                                                                     % OF       % OF
                                                                                     SALES      SALES
Revenues:
  Software license fees....................................       97.7%      63.5%      75.2%      49.3%
  Service revenues.........................................     --         --            1.1        5.6
  Software license fees from IBM...........................        2.3       17.7       23.7       20.8
  Service revenues from IBM................................     --           18.8     --           24.3
                                                             ---------  ---------  ---------  ---------
    Total revenues.........................................      100.0      100.0      100.0      100.0
                                                             ---------  ---------  ---------  ---------
Cost of revenues:
  Software license fees....................................       10.2       16.6       16.4        8.4
  Service revenues.........................................     --         --         --            6.4
  Service revenues from IBM................................     --           16.8        3.1       18.7
                                                             ---------  ---------  ---------  ---------
    Total cost of revenues.................................       10.2       33.4       19.5       33.5
                                                             ---------  ---------  ---------  ---------
Gross profit...............................................       89.8       66.6       80.5       66.5
                                                             ---------  ---------  ---------  ---------
Operating expenses:
  Research and development.................................      111.5       67.0       97.7       35.4
  Sales and marketing......................................      160.7      112.0      140.4       80.3
  General and administrative...............................       49.7       23.4       29.1       17.5
  Stock-based compensation.................................     --            1.5        0.9        1.5
                                                             ---------  ---------  ---------  ---------
    Total operating expenses...............................      321.9      203.9      268.1      134.7
                                                             ---------  ---------  ---------  ---------
Operating loss.............................................     (232.1)    (137.3)    (187.6)     (68.2)

  Interest expense.........................................       (3.1)      (7.8)       7.4       15.3
  Nonrecurring interest charge on beneficial conversion
    feature of convertible debt............................     --         --         --           66.3
  Income taxes.............................................     --            0.4        0.5        0.1
                                                             ---------  ---------  ---------  ---------
Net loss...................................................     (235.2)%    (145.5)%    (195.5)%    (149.9)%
                                                             ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------


RESULTS OF OPERATIONS


SIX MONTHS ENDED MARCH 31, 1998 AND 1999



    REVENUES. Total revenues increased from approximately $6.0 million to approximately $11.2 million for the six months ended March 31, 1998 and 1999, respectively, primarily because of growing market acceptance of our products along with approximately $2.5 million attributed to our performance of WebSphere services and approximately $600,000 related to the introduction of our services group.



    For the six months ended March 31, 1998 and 1999, non-North American revenues were $1.0 million and $1.8 million or 18% and 17% of total revenues, respectively. The increased amount in non-North American revenues was due to the expansion of our indirect sales channel in Europe, services revenues for the first time and OEM arrangements with Internet service providers in Europe in December 1998. We sell our products in United States dollars in international markets. We invoice professional services in local currency. We do not expect international sales as a percentage of total revenues to increase significantly during the balance of fiscal year 1999.



    Revenues from IBM increased from approximately 24% to 45% of our total revenues for the six months ended March 31, 1998 and 1999, respectively. Our agreement with IBM for WebSphere services ended on February 28, 1999. Software license fees for the six months ended March 31, 1999 included approximately $2.3 million of royalties from Lotus under our contract for bundling NetObjects Fusion with Designer for Domino 4.0 that expires in June 1999. We recognized $500,000 of these royalties in the second fiscal quarter as an adjustment to reflect our minimum estimated share of Lotus site license fees for the bundle. Lotus had not previously reported these fees to us during the contract term, which commenced in February 1998.



    We believe that all of the IBM deferred revenues, which were approximately $53,000 at March 31, 1999, will have been recognized as revenues by June 30, 1999. We have no commitments from IBM to pay us software license fees or services revenues after June 1999. Our software license revenues from IBM in the remaining quarters of fiscal year 1999 are likely to decline, perhaps substantially, from the level in the first quarter of fiscal year 1999. We are not expecting to receive any services revenues from IBM going forward. For a discussion of the risks associated with the loss of IBM revenues and our ability to replace those revenues, see "Risk Factors--Our relationship with IBM will change substantially after the offering, which could harm our business and could cause our revenues in fiscal year 1999 to fall below those of fiscal year 1998."



    COST OF REVENUES. Our cost of software license fees includes the cost of product media, duplication, manuals, packaging materials, shipping, technology licensed to us and fees paid to third-party vendors for order fulfillment, and was approximately $982,000 and $948,000 for the six months ended March 31, 1998 and 1999, respectively, which represented approximately 21% and 17%, respectively, of non-IBM software license fees. The decrease in percentage terms arose primarily from economies of scale efficiencies and improved freight contract terms. Our cost of services consists of personnel costs and related overhead as well as fees paid to third parties who assist us in providing services to our customers. Our cost of IBM services revenues consists solely of personnel costs and related overhead for the services provided.


    Gross margins may be affected by the mix of distribution channels we use, the mix of products sold, the mix of product revenues versus services revenues and the mix of international versus domestic revenues. We typically realize higher gross margins on direct channel sales relative to indirect channels and higher gross margins on domestic indirect channel sales relative to international indirect sales. If sales through indirect channels increase as a percentage of total revenues, or if, as we anticipate, services revenues increase as a percentage of total revenues, our gross margins will be adversely affected.


    RESEARCH AND DEVELOPMENT. Our research and development expenses consist primarily of salaries and consulting fees to support product development. To date, we have expensed all research and development costs as we have incurred them because we generally establish the technological feasibility of our products upon completion of a working model. We have not yet incurred significant costs between the date of completion of a working model and the date of general release of a product. We believe that continued investment in research and development is critical to attaining our strategic objectives and, as a result, we expect research and development expenses to continue to increase. Research and development expenses were approximately $5.9 million and $4.0 million for the six months ended March 31, 1998 and 1999, respectively, and 98% and 35%, respectively, of total revenues. The decrease in total dollars and in percentage terms in the six months ended March 31, 1999 occurred primarily because a number of our development engineers and part-time consultants were providing services under our WebSphere contract with IBM. The associated expenses are reflected in our cost of IBM revenues from services instead.

    SALES AND MARKETING. Our sales and marketing expenses consist primarily of salaries, commissions, consulting fees, tradeshow expenses, advertising, marketing materials and the cost of customer service operations. We intend to continue to increase staff in our enterprise sales organization and increase our aggressive brand building and marketing campaign and, therefore, expect sales and marketing expenses to continue to increase. Sales and marketing expenses were approximately $8.4 million and $9.0 million for the six months ended March 31, 1998 and 1999, respectively, representing 140% and 80%, respectively, of total revenues. The increased amount resulted primarily from the growth in our sales personnel, increased sales commissions and costs related to the continued development and implementation of our branding and marketing campaigns. As our total revenues grew at a faster rate than expenses, our sales and marketing expenses decreased as a percentage of total revenues for the six months ended March 31, 1999.



    GENERAL AND ADMINISTRATIVE. Our general and administrative expenses consist primarily of salaries and fees for professional services. We expect general and administrative expenses to increase as we expand our staff, incur additional costs related to growth of our business and become a publicly traded company. General and administrative expenses were approximately $1.7 million and $2.0 million for the six months ended March 31, 1998 and 1999, respectively, representing approximately 29% and 17%, respectively, of total revenues. The increased amount resulted primarily from additional personnel and facility expenses related to our growth, while the decrease in percentage terms occurred because total revenues grew at a faster rate than general and administrative expenses.



    STOCK-BASED COMPENSATION. Beginning with the three months ended March 31, 1998 we have been amortizing aggregate stock-based compensation of $768,000 attributable to the grant of stock options over the 48-month period in which the options vest in a manner consistent with Financial Accounting Standards Board
(FASB) Interpretation No. 28. For the six months ending March 31, 1999 we recorded approximately $1.5 million in additional deferred stock-based compensation that we will amortize over the vesting period in accordance with FASB Interpretation No. 28. Of the total deferred stock-based compensation expense, approximately $170,000 was amortized during the six months ended March 31, 1999.



    INTEREST EXPENSE, NET. Our interest expense consists primarily of interest on our borrowings and amounted to approximately $441,000 and $1.7 million for the six months ended March 31, 1998 and 1999, respectively. The increase was due primarily to the increase in borrowing over the period. In connection with the in-the-money convertible notes we issued to IBM and another existing investor that convert to Series E-2 preferred stock at $6.68 per share we recorded approximately $3.8 million of interest expense in accordance with EITF Topic D-60 in the three months ended December 31, 1998. The terms of the Series E-2 preferred stock provide for an increase in the conversion ratio of Series E-2 preferred stock to common stock from 1:1 to 1:1.25 as of April 8, 1999 in the event we did not complete an initial public offering with proceeds of at least $30.0 million by that date. This increase in the conversion ratio resulted in an additional non-recurring, non-cash interest charge of approximately $3.7 million during the fiscal quarter ended March 31, 1999.



    In connection with the revolving loan and security agreement with IBM Credit Corp., in December 1997, we issued warrants to purchase 83,333 shares of Series F preferred stock at $10.80 per share. In addition, in connection with the convertible notes we issued warrants to purchase 163,715 shares of Series E preferred stock at $6.68 per share. The Series E and Series F preferred stock warrants were valued based upon the Black-Scholes pricing model which resulted in approximately $423,000 of additional interest expense in the six-month period ended March 31, 1999. The remaining discount of approximately $799,000 will be amortized over the term of the notes. In February and March 1999, we issued warrants to purchase 51,335 shares of Series E-2 preferred stock at an exercise price of $6.68 per share. Using the Black-Scholes model, we valued the warrants at $432,000 which resulted in approximately $176,000 of additional interest expense in the six-month period ended March 31, 1999. The remaining discount of $256,000 will be amortized by April 30, 1999.



    INCOME TAXES. We had a net operating loss for each period from our inception through March 31, 1999. We recorded income tax expense relating to withholding tax on payments made by Mitsubishi, our exclusive master distributor of our products in Japan and various minimum state taxes.

YEARS ENDED SEPTEMBER 30, 1997 AND 1998


    REVENUES. Our total revenues increased from approximately $7.6 million to $15.3 million for the fiscal years ended September 30, 1997 and 1998, respectively. The increase was due primarily to growing market acceptance of our products and $2.9 million of WebSphere services revenues. None of the increase was due to product price increases, although we introduced NetObjects TeamFusion in 1998, which had a higher sales price than our previous products. In August 1997, we reduced the price of NetObjects Fusion from a suggested retail price of $495 to $295, and provided credits for unsold inventory to many of our distributors and other resellers, thereby reducing revenues from software license fees for the three months ended September 30, 1997 to a lower amount than in the preceding quarter. Although the price reduction of NetObjects Fusion resulted in reduced revenues during the three months ended September 30, 1997, the increased sales volume in subsequent periods more than offset this price reduction.


    Our non-North American revenues were approximately 15% and 16% of total revenues for the fiscal years ended September 30, 1997 and 1998, respectively. The increase in non-North American revenues was due in part to the expansion of the indirect sales channel in Europe as well as the initiation of our master distributor agreement with Mitsubishi, which also invested in us in November 1998, to manufacture and sell our products in Japan. We have not been exposed to significant foreign currency translation and transaction exposure from our operations in fiscal 1997 and 1998.

    Our revenues from IBM were approximately 2% and 36% of total revenues for the fiscal years ended September 30, 1997 and 1998, respectively. The increased revenues from IBM were generated primarily from our product bundles with Lotus Designer for Domino and our provision of WebSphere services beginning in March 1998.


    Under our original agreement with IBM with respect to IBM's WebSphere offerings, we were obligated to deliver modified versions of NetObjects Fusion, NetObjects ScriptBuilder and NetObjects Authoring Server. We anticipated that all three products would be bundled with IBM's WebSphere product offerings. In that event, the agreement provided for IBM to pay us license fees for each of the listed products with a minimum total amount committed to us. Most of the license fees would have been due for NetObjects Authoring Server, which is our highest priced product. In October 1998, however, IBM purchased all rights to Build IT from Wallop, Inc., and decided to bundle that product instead of NetObjects Authoring Server. We therefore amended our IBM license agreement to provide for revenues from charges for our services based on the amount of our costs and expenses instead of the minimum total amount of license fees. As a result of the agreement and IBM's decision not to bundle NetObjects Authoring Server, we expect to earn less revenues from our WebSphere agreement with IBM than we had expected to earn and will need to find other revenue sources.



    COST OF REVENUES. Our cost of software license fees was approximately $772,000 and $2.5 million for the fiscal years ended September 30, 1997 and 1998, respectively, representing approximately 10% and 26%, respectively, of total revenues from sources other than IBM. Approximately $1 million of the increase can be attributed to increased production and freight costs partially driven by volume increases in 1998 over 1997. In addition, royalty costs grew by approximately $300,000 due to our increased bundling of third party components and products within NetObjects Fusion and NetObjects TeamFusion. Finally, approximately $400,000 of the increase was due to write-offs of product inventory made obsolete by new product releases. Cost of IBM service revenues consists solely of the costs of providing WebSphere services.


    RESEARCH AND DEVELOPMENT. Our research and development expenses were approximately $8.4 million and $10.2 million for the fiscal years ended September 30, 1997 and 1998, respectively, and 111% and 67%, respectively, of total revenues. The increase in fiscal 1998 resulted primarily from increases in internal development personnel and independent contractor expenses. The decrease in percentage terms occurred as revenues grew at a faster rate than expenses.

    SALES AND MARKETING. Our sales and marketing expenses were approximately $12.2 million and $17.1 million for the fiscal years ended September 30, 1997 and 1998, respectively, representing approximately 161% and 112%, respectively, of total revenues. Approximately $2.9 million of the increase resulted from salary and associated overhead expense increases for additional personnel. Most of the remaining $2.1 million represented additional spending in marketing communications to increase market awareness of the NetObjects brand and products. The decrease in percentage terms occurred as revenues grew at a faster rate than expenses.

    GENERAL AND ADMINISTRATIVE. Our general and administrative expenses were approximately $3.8 million and $3.6 million for the fiscal years ended September 30, 1997 and 1998, respectively, representing approximately 50% and 23%, respectively, of total revenues. Total general and administrative expenses were higher in fiscal year 1997 than in fiscal year 1998 principally because of costs incurred in connection with IBM's acquisition of approximately 80% of our stock in fiscal 1997, including approximately $300,000 in professional fees. The decrease in percentage terms occurred as revenues grew at a faster rate than expenses.

    STOCK-BASED COMPENSATION. We amortized approximately $227,000 of the total deferred stock-based compensation in fiscal year 1998.

    INTEREST EXPENSE. Our interest expense consisted primarily of interest on our borrowings and increased from approximately $234,000 to $1.2 million for the fiscal years ended September 30, 1997 and 1998, respectively, as we increased our borrowings during fiscal year 1998. Fiscal year 1998 interest expense included $201,000 for the Series F preferred stock warrants issued to IBM Credit Corp.

PERIOD FROM NOVEMBER 21, 1995 (INCEPTION) THROUGH SEPTEMBER 30, 1996

    During the period from November 21, 1995 (inception) through September 30, 1996, our operating activities related primarily to recruiting personnel, raising capital, purchasing operating assets, conducting research and development, building the NetObjects brand and establishing the market for our products. We recognized no revenue and incurred operating expenses of $6.7 million during the period. Accordingly, a comparison of the operating results for that period with the operating results for fiscal year 1997 is not meaningful and has been omitted.

QUARTERLY RESULTS OF OPERATIONS


    The following table sets forth certain unaudited quarterly results of operations data for the eight quarters ended March 31, 1999. We believe that this information has been prepared substantially on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results of operations. The quarterly data should be read in conjunction with our audited consolidated financial statements and notes to consolidated financial statements appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period:


                                         JUNE 30,     SEPT. 30,    DEC. 31,     MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,
                                           1997         1997         1997         1998         1998         1998         1998
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Revenues:
  Software license fees...............   $   2,332    $   1,721    $   2,086    $   2,485    $   2,524    $   2,608    $   2,622
  Service revenues....................      --           --           --           --           --           --              190
  Software license fees from IBM......          75          100          199        1,016        1,069          416        1,318
  Service revenues from IBM...........      --           --           --              206        1,225        1,436        1,487
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total revenues....................       2,407        1,821        2,285        3,707        4,818        4,460        5,617
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Cost of revenues:
  Software license fees...............         240          305          278          704          840          709          495
  Service revenues....................      --           --           --           --           --           --              184
  IBM service revenues................      --           --           --              184        1,095        1,284        1,404
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total cost of revenues............         240          305          278          888        1,935        1,993        2,083
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit..........................       2,167        1,516        2,007        2,819        2,883        2,468        3,534
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Research and development............       2,500        2,711        3,070        2,785        2,175        2,201        2,204
  Sales and marketing.................       3,833        4,454        4,060        4,353        4,444        4,257        4,430
  General and administrative..........       1,180          926          769          977          878          951          894
  Stock-based compensation............      --           --           --               53           74          100          100
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total operating expenses..........       7,513        8,091        7.899        8,168        7,571        7,509        7,628
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating loss........................      (5,346)      (6,575)      (5,892)      (5,349)      (4,688)      (5,041)      (4,094)

  Net other expense...................          37           53          175          303          335          441          714
  Nonrecurring interest charge on
    beneficial conversion feature of
    convertible debt..................      --           --           --           --           --           --            3,792
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net loss..............................   $  (5,383)   $  (6,628)   $  (6,067)   $  (5,652)   $  (5,023)   $  (5,482)   $  (8,600)
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Revenues:
  Software license fees...............        96.9%        94.5%        91.3%        67.0%        52.4%        58.5%        46.7%
  Service revenues....................      --           --           --           --           --           --              3.4
  Software license fees from IBM......         3.1          5.5          8.7         27.4         22.2          9.3         23.4
  Service revenues from IBM...........      --           --           --              5.6         25.4         32.2         26.5
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total revenues....................       100.0        100.0        100.0        100.0        100.0        100.0        100.0
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Cost of revenues:
  Software license fees...............        10.0         16.7         12.2         19.0         17.5         15.9          8.8
  Service revenues....................      --           --           --           --           --           --              3.3
  Service revenues from IBM...........      --           --           --              5.0         22.7         28.8         25.0
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total cost of revenues............        10.0         16.7         12.2         24.0         40.2         44.7         37.1
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit..........................        90.0         83.3         87.8         76.0         59.8         55.3         62.9
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Research and development............       103.9        148.9        134.3         75.1         45.1         49.4         39.2
  Sales and marketing.................       159.2        244.6        177.7        117.4         92.2         95.4         78.9
  General and administrative..........        49.0         50.8         33.7         26.4         18.2         21.3         15.9
  Stock-based compensation............      --           --           --              1.4          1.6          2.2          1.8
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total operating expenses..........       312.1        444.3        345.7        220.3        157.1        168.3        135.8
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating loss........................      (222.1)      (361.0)      (257.9)      (144.3)       (97.3)      (113.0)       (72.9)

  Net other expense...................         1.5          2.9          7.6          8.2          7.0          9.9         12.7
  Nonrecurring interest charge on
    beneficial conversion feature of
    convertible debt..................      --           --           --           --           --           --             67.5
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net loss..............................      (223.6)%     (363.9)%     (265.5)%     (152.5)%     (104.3)%     (122.9)%     (153.1)%
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------

                                         MAR. 31,
                                           1999
                                        -----------
Revenues:
  Software license fees...............   $   2,923
  Service revenues....................         440
  Software license fees from IBM......       1,017
  Service revenues from IBM...........       1,246
                                        -----------
    Total revenues....................       5,626
                                        -----------
Cost of revenues:
  Software license fees...............         453
  Service revenues....................         540
  IBM service revenues................         688
                                        -----------
    Total cost of revenues............       1,681
                                        -----------
Gross profit..........................       3,945
                                        -----------
Operating expenses:
  Research and development............       1,781
  Sales and marketing.................       4,596
  General and administrative..........       1,072
  Stock-based compensation............          70
                                        -----------
    Total operating expenses..........       7,519
                                        -----------
Operating loss........................      (3,574)
  Net other expense...................       1,011
  Nonrecurring interest charge on
    beneficial conversion feature of
    convertible debt..................       3,665
                                        -----------
Net loss..............................   $  (8,250)
                                        -----------
                                        -----------
Revenues:
  Software license fees...............        52.0%
  Service revenues....................         7.8
  Software license fees from IBM......        18.1
  Service revenues from IBM...........        22.1
                                        -----------
    Total revenues....................       100.0
                                        -----------
Cost of revenues:
  Software license fees...............         8.1
  Service revenues....................         9.6
  Service revenues from IBM...........        12.2
                                        -----------
    Total cost of revenues............        29.9
                                        -----------
Gross profit..........................        70.1
                                        -----------
Operating expenses:
  Research and development............        31.7
  Sales and marketing.................        81.7
  General and administrative..........        19.0
  Stock-based compensation............         1.2
                                        -----------
    Total operating expenses..........       133.6
                                        -----------
Operating loss........................       (63.5)
  Net other expense...................        18.0
  Nonrecurring interest charge on
    beneficial conversion feature of
    convertible debt..................        65.1
                                        -----------
Net loss..............................      (146.6)%
                                        -----------
                                        -----------

    Our total revenues fluctuate from quarter to quarter due to many factors, including new product and product upgrade introductions. In addition, we attempt to limit sales of existing products during the months preceding the release of upgraded products in order to reduce returns of the older product from some of our direct and indirect channel resellers. The timing of our recognition of revenues from strategic arrangements with other companies such as AT&T, IBM, Netscape or Novell has contributed to fluctuations in revenues from quarter to quarter. During the three months ended September 30, 1997, we reduced the suggested retail price of NetObjects Fusion from $495 to $295, and provided price protection credits to our indirect channel distributors for unsold inventory. Consequently, our total revenues for the quarter declined substantially as a percentage of the preceding quarter's revenues. While unit volumes increased in quarters subsequent to the price reduction, the price reduction reduced total revenue growth in subsequent quarters. In addition, our quarterly revenues may fluctuate significantly in the remaining quarters of 1999 because of the loss of IBM revenue commitments.


    FACTORS AFFECTING OPERATING RESULTS. As a result of our limited operating history and the emerging nature of the markets in which we compete, we are unable to forecast accurately our revenues. The success of our business and our revenue growth to date have depended on our ability to create web site building software that appeals to our customers, to update our main product, NetObjects Fusion, with new features and to release and deliver new versions of NetObjects Fusion on time. We need to develop new products in addition to NetObjects Fusion and NetObjects Authoring Server and to ship the new products on time. Failure to do so will materially affect the amount and timing of future revenues. Furthermore, the $10.5 million of cash prepayments under our license agreement with IBM have provided some revenue certainty for us since April 1997. We expect to have recognized all of the prepayments as revenues by June 30, 1999. After that date, our revenues from IBM, if any, are likely to become more variable.

    Our expense levels are based in part on our expectations with regard to future revenues. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenues shortfall. As a result, any significant shortfall in demand for our products and services relative to our expectations would harm our business and cause our revenues to decrease. Further, as a strategic response to changes in the competitive environment, we may from time to time implement pricing, service or marketing changes that could have a material adverse effect on our business, prospects, financial condition and results of operations. See "Risk Factors--Our ability to generate future revenues is uncertain," "--Our quarterly operating results will probably fluctuate," and "Business-- Competition."

    We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside our control, including:

    - the expiration of commitments from IBM for software license fees in June 1999 and service revenues in February 1999;

    - the timing of the introduction or enhancement of our products and services and market acceptance of those products and services;

    - a longer sales cycle for products for large enterprise customers and for NetObjects Authoring Server;

    - competitors' introductions of other types of software products; for example, Microsoft's introduction of Windows 98 adversely impacted our sales temporarily;

    - the amount and timing of operating costs and capital expenditures related to expansion of our business, operations and infrastructure;

    - price reductions by us or our competitors or changes in how their products and services are priced;

    - the mix of distribution channels through which our products are licensed and sold; and

    - the promptness with which sales data are reported to us from third parties.

    In addition to fluctuations in revenues from IBM, our revenues may become more variable due to factors such as seasonal demand for our products and services, for example, annual reductions in sales in Europe in July and August, costs of litigation and intellectual property protection, technical difficulties with respect to the use of our products, general economic conditions and economic conditions specifically related to businesses dependent upon the Internet. The promptness with which sales data, used in recognizing product royalties, is delivered to us from third parties also may affect quarterly operating results. It often is difficult to forecast the effect these factors, or any combination thereof, would have on our results of operations for any given fiscal quarter. We have used, and expect to continue to use, price promotions to increase the trial, purchase and use of our products, as well as to increase the overall recognition of our brands. The effect of these promotions on revenues in a particular period may be significant and extremely difficult to forecast. Quarterly sales and operating results depend primarily on the volume and timing of orders received in the quarter, both of which are difficult to forecast. We typically recognize a substantial portion of our revenues in the last month of each quarter. Based on the foregoing, we believe that our quarterly revenues, expenses and operating results could vary significantly in the future, and that period-to-period comparisons should not be relied upon as indications of future performance.

    We generally distribute our software products in "trial" form to the public electronically from our web site. The "trial" version generally allows the customer to use the product but either has an expiration period, in which case the product is automatically deleted from a hard drive, or prohibits the site from being published. These features may cause some customers to delay purchasing decisions until they have thoroughly tested the product, or they may be able to override the "trial" features and use the product in an unlicensed manner, which could harm our business and cause our stock price to fall.

    Due to the factors noted above, it is likely that in some future quarters our operating results will fall below the expectations of securities analysts and investors, which would harm our business and cause our stock price to fall.

LIQUIDITY AND CAPITAL RESOURCES


    Since inception, we have financed our operations primarily through a combination of private placements of equity securities and borrowings, which yielded an aggregate of $59.9 million of net proceeds from November 1995 through March 31, 1999. Since December 1997, approximately $13.5 million and $19.0 million of this financing have been provided by IBM and IBM Credit Corp., respectively, in the form of a secured credit facility. In addition, we have received cash prepayments from IBM of approximately $10.5 million which are recorded as deferred revenues from IBM on our balance sheet. We have paid interest to IBM on the amounts of prepayments that we received in advance of the scheduled prepayment period set forth in our license agreement with IBM. All of this interest expense ceased at December 31, 1998. Our credit facility with IBM will be repaid out of the proceeds of this offering and the credit facility will terminate.



    The expiration of our services agreement for IBM's WebSphere in February 1999 and software license agreement with Lotus for committed revenues in March 1999 could materially affect us, but initially would not have an adverse impact on our liquidity because the IBM revenues have been offsetting the $10.5 million of cash prepayments against future royalties previously paid by IBM. We intend to increase revenues from other sources and other contracts but we have no assurance that our efforts to replace these historical IBM and Lotus revenue streams will succeed.



    We will not receive additional cash on sales of our products by IBM or for services that we provide to IBM until the balance of the deferred revenues from IBM has been reduced to zero. At March 31, 1999 approximately $53,000 of the cash prepayments provided by IBM had not been recognized and were reflected as deferred revenue from IBM on our balance sheet.



    We also have established equipment lease lines under which we may finance the purchase of up to approximately $2.7 million in furniture, computer equipment and software, approximately $720,000 of which is provided by IBM Credit Corp. The lease terms range from three to five years. At March 31, 1999 approximately $129,000 was available under these lease lines.



    Net cash used in operating activities in the period from November 21, 1995 (inception) to December 31, 1996 and for the years ended September 30, 1997 and 1998 was $4.8 million, $10.8 million and $19.0 million, respectively, and $15.2 million in the six months ended March 31, 1999. Net cash used for operating activities in each of these periods resulted primarily from our net losses, offset in part by increases in our accounts payable, accrued expenses and non-cash expenses.



    Net cash used in investing activities in the period from November 21, 1995 (inception) to December 31, 1996 and for the years ended September 30, 1997 and 1998 was $551,000, $1.0 million and $792,000, respectively, and $1.1 million in the six months ended March 31, 1999. Net cash used in investing activities in each of these periods was related to the purchases of property and equipment. The property and equipment purchased consisted primarily of computer hardware and software.



    Net cash provided by financing activities in the period from November 21, 1995 (inception) to December 31, 1996 and for the years ended September 30, 1997 and 1998 was $6.5 million, $11.0 million and $20.0 million, respectively, and $17.7 million in the six months ended March 31, 1999. The cash provided by financing activities was the result of net proceeds from borrowings and the sale of our preferred stock and common stock.



    As of March 31, 1999, we had approximately $1.8 million in cash. Other than $22.4 million of short-term borrowings from IBM, our principal commitments consisted of obligations outstanding under operating leases. Although we have no material commitments for capital expenditures, they may increase consistent with our anticipated growth in operations, infrastructure and personnel. We will continue to add computer hardware resources. There can be no assurance, however, that our growth rate will continue at current levels or that it will meet our current expectations.



    In October 1998, we issued units consisting of convertible notes and warrants to IBM and Perseus Capital L.L.C., a private equity fund in which several of our directors are investors, for a total of $10.9 million. Prior to the closing of this offering, the convertible notes will be converted into shares of Series E-2 preferred stock, which converts to common stock automatically at the closing of this offering. The notes bear interest at 10% per annum. By March 31, 1999, we had received the full $10.9 million. In October and November 1998, we sold 388,888 shares of Series F-2 preferred stock for a total of $3.5 million. In February and March 1999, we obtained an additional approximately $3.5 million through the issuance of notes and warrants to IBM to continue to finance our operations. In April 1999, we borrowed $2.0 million from IBM under a 10% demand note. We expect IBM to exercise its right to require the repayment of the additional notes in full upon the closing of this offering.


    After the offering, we anticipate moderate growth in our operating expenses for the foreseeable future to execute our business plan, particularly in sales and marketing expenses and to a lesser extent research and development and general and administrative expenses. As a result, we expect our operating expenses, as well as planned capital expenditures, to continue to constitute a material use of our cash resources. In addition, we may require cash resources to fund acquisitions or investments in complementary businesses, technologies or product lines. We believe that the net proceeds from the offering, together with our current cash and cash equivalents, will be sufficient to meet our anticipated cash requirements for working capital and capital expenditures through September 30, 2000. Thereafter, if cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities, or obtain additional credit facilities. We currently have no plans, other than this offering, to remedy our deficiency in cash generated from operations relative to anticipated expenditures. Our liquidity problems are also discussed in "Risk Factors--We have a history of substantial losses and expect substantial losses in the future," "--Our auditors have substantial doubt about our viability as a business," "--Our ability to continue as a going concern is dependent on the net proceeds of this offering" and "--A substantial portion of the net offering proceeds will be used to repay debt owed to IBM and not to implement our business model."

YEAR 2000 READINESS

    Many existing software programs are coded to accept only two digit entries in their date fields. As a result, these programs are unable to distinguish whether "00" means the year 1900 or the year 2000, which could result in system failures or miscalculations causing disruptions to operations. Although we believe that our products are Year 2000 ready, because NetObjects Fusion and NetObjects Authoring Server may interact with external databases for purposes of data storage, the ability of applications integrated with a web site built using NetObjects Fusion or NetObjects Authoring Server to comply with Year 2000 requirements is largely dependent on whether any databases underlying the application are Year 2000 ready. If NetObjects Fusion or NetObjects Authoring Server is connected to a database that is not Year 2000 ready, a web application created or developed for a web site built using NetObjects Fusion or NetObjects Authoring Server could work incorrectly and could result in unanticipated expenses to address problems or claims raised by customers that we cannot presently foresee. Furthermore, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as businesses expend significant resources to correct their current systems for Year 2000 readiness.

    STATE OF READINESS.  Our assessment plans consist of the following:

    - quality assurance testing of NetObjects Fusion and NetObjects Authoring Server;

    - contacting third-party vendors of software that we have purchased for our internal financial systems, and other third-party service providers of telecommunications, internet services, utilities and other services and supplies;

    - contacting providers of material non-information technology systems;

    - assessment of repair or replacement requirements;

    - repair or replacement;

    - implementation; and

    - creation of contingency plans in the event of Year 2000 failures.

    COSTS. To date, we have not incurred significant costs in identifying or evaluating Year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the indirect operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. At this time, we do not possess the information necessary to estimate the potential costs of the replacement of third-party software or hardware that are determined not to be Year 2000 compliant. Although we do not anticipate that these expenses will be material, these expenses, if higher than anticipated, could harm our business and cause our revenues to decrease and our stock price to fall.

    RISKS. We are not currently aware of any significant Year 2000 compliance problems relating to our software for our product offerings or our information technology or non-information technology systems that would harm our business or results of operations, without taking into account our efforts to avoid or fix these problems. There can be no assurance that we will not discover Year 2000 compliance problems in our software for our product offerings that will require substantial revisions or replacements. In addition, there can be no assurance that third-party software, hardware or services incorporated into our material information technology and non-information technology systems will not need to be revised or replaced, which could be time-consuming and expensive. Our inability to fix our software for our product offerings or to fix or replace third-party software or hardware on a timely basis could result in lost revenues, increased operating costs and other business interruptions, any of which could harm our business, cause our revenues to decrease and our stock price to fall.

    CONTINGENCY PLAN. As discussed above, we are engaged in an ongoing Year 2000 assessment and have not developed any contingency plans.

    REASONABLY LIKELY WORST CAST SCENARIO. At this stage in our analysis, it is difficult to specifically identify the cause, and the magnitude, of the most reasonably likely worst case Year 2000 scenario. Such reasonably likely worst case scenario would include the failure of our products to operate properly, causing customers' systems and/or operations to fail or be disrupted. Our inability to correct a significant Year 2000 problem, if one develops, could result in an interruption in, or a failure of, certain of our normal business activities or operations. In addition, a significant Year 2000 problem concerning NetObjects Fusion and NetObjects Authoring Server could cause our customers to seek alternate providers of web site building software or services. Any material Year 2000 problem could require us to incur significant unanticipated expenses to remedy and could divert our management's time and attention, either of which could harm our business, cause our revenues to decrease and our stock price to fall.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for the reporting and display of comprehensive income and its components. SFAS No. 130 is effective beginning in 1998. Adoption of SFAS No. 130 is for presentation only and did not affect our financial condition or results of operations.

    In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. We do not expect SFAS No. 133 to have a material effect on our financial condition or results of operations.

    In February 1998, the AcSEC issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when these costs should be capitalized. We do not expect SOP 98-1, which is effective for us beginning January 1, 1999, to have a material effect on our financial condition or results of operations.

RECENT DEVELOPMENTS

    In March 1999, we entered into an agreement with Sun Microsystems, Inc. to develop a version of NetObjects Authoring Server Suite that runs on Sun hardware and software server products. Under the agreement Sun will advance up to $350,000 of development funds and up to $300,000 worth of engineering resources. We are obligated to repay the funds advanced and the value of the engineering support with royalties due quarterly on our sales of the product that we develop under the agreement. We expect to incur similar amounts of expense related to this project ourselves during the next 12 months.

                                    BUSINESS

OUR COMPANY

    We are a leading provider of e-business software and solutions that enable small businesses and large enterprises to build, deploy and maintain web sites on the Internet and corporate intranets. Our e-business solutions address the growing challenges faced by businesses in capturing the explosive growth of the Internet as an online business medium. Our products are used to build web sites that can publish content, conduct e-commerce and run web applications. In 1996, we pioneered the web site building product category with the introduction of our award-winning flagship product, NetObjects Fusion. NetObjects Fusion is an easy-to-use desktop software application for building business web sites with an intuitive, visual interface that helps automate and integrates many site building functions. NetObjects Fusion supports a wide range of web browsers, database software and web servers. Since 1996, we have released enhanced versions of NetObjects Fusion. We have introduced other products, including NetObjects Authoring Server, a client-server application for large enterprises and corporate departments. We have also built popular online resources, including NetObjects.com, eFuse.com, launched in December 1998, eScriptZone.com and eSiteStore.com, that target communities of business users and provide sources of information, products and services for building web sites. In addition, in October 1998, we began offering professional services to our business customers to better serve their web site planning, building and maintenance needs.

    As part of our strategy to provide complete e-business solutions, we have formed technology relationships with other Internet companies. Many of these companies have written software to extend their products to integrate with NetObjects Fusion and NetObjects Authoring Server, such as Allaire ColdFusion, iCat Commerce Online, Lotus Domino, Beatnik audio software and IBM HotMedia. In addition, we have built extensions for the Microsoft ASP Site Server. These extensions provide us with broader platform connectivity and interoperability. We offer online solutions with key online service providers such as web site hosters and banner exchange providers. We also have product bundling agreements with leading software companies, such as IBM, Lotus and Novell, that help create greater brand recognition and awareness. In addition, our strategic relationship with IBM has furnished us with sales and marketing benefits, including access to IBM and Lotus sales and distribution channels, co-marketing and co-promotion benefits, and credibility in the marketplace.

    We have established a premier Internet brand and estimate that over 300,000 copies of NetObjects Fusion have been delivered to date, and more than 1,000,000 web pages or sites have been built using NetObjects Fusion. Traffic to our web sites has grown from approximately 800,000 visitors in 1996 to approximately 2.5 million visitors in 1998. New visitors provided approximately half of the traffic to our web sites in 1998. We think the increasing number of visitors to our web sites reflects the broad distribution of our products and the growing strength of our brand.

INDUSTRY OVERVIEW

    GROWTH OF THE WEB

    In fewer than five years, the web has emerged as a universal, rapidly growing online business medium enabling millions of users worldwide to share information, conduct e-commerce and access business applications. According to International Data Corp., the number of web users worldwide will grow from an estimated 142 million at the end of 1998 to an estimated 399 million by the end of 2002. IDC estimates that worldwide Internet commerce will increase from an estimated $50 billion at the end of 1998 to an estimated $733 billion by the end of 2002. The explosive growth of the web as an online business medium has been fueled by a number of factors, including an increased awareness by businesses of the revenue, cost and performance benefits from using the web to conduct business, and the large and growing number of web users.

    In addition, we believe the cycle of growth will accelerate as an increasing number of web users attracts more businesses to build or enhance their online web sites, which in turn attracts more users. IDC reported that the number of web site addresses, or URL's, will grow from 300 million in 1997 to 3.2 billion in 2000.

    As developing or enhancing a web presence becomes increasingly important to businesses, business web sites are becoming more complex. As the web's importance has grown, businesses have applied advances in Internet technology to convert business web sites from static "billboards" to sophisticated e-business web sites where businesses can interact and transact with customers, employees, suppliers and distributors. E-business sites may contain hundreds of pages, embed audio and video content and provide access to data, or "e-publishing", provide online commerce, or "e-commerce" capabilities, and run web applications, or "e-applications" such as interactive forms. E-business web sites are rapidly becoming a strategic necessity for many companies as they discover how conducting business online can enhance revenues, reduce costs and improve performance.

    GROWTH OF CORPORATE INTRANETS

    The growth of the web as a global communications medium is also driving large-scale corporate enterprises to enhance communication, collaboration and productivity by building corporate intranets consisting of numerous internal web sites. These intranets bring together corporate information and applications that facilitate communication and information sharing within an organization. Intranets can also streamline business processes such as customer service, sales and marketing and human resources, thereby reducing costs or improving performance through automation or self-service. According to a recent report, Zona Research estimates that two-thirds of intranet sites are being developed through team-based web site building, and corporate intranets represent the greatest business opportunity for providers of Internet and intranet-related software technologies and products.

    THE BUSINESS WEB SITE OPPORTUNITY

    Although it has become relatively easy to access the web, it can be difficult and expensive to build an effective web presence. The challenges of building a successful Internet or intranet web site require solutions that address planning, design, building and deployment, as well as web site promotion and maintenance after the web site is placed online. Companies are often also faced with a difficult "make or buy" decision, either to build a web site by using in-house resources or third-party service providers, or to develop a web site with available "off-the-shelf" applications. Key factors influencing their choice of solutions include ease and flexibility of building, construction time and cost and the cost and flexibility of later maintaining and enhancing their web site. In addition, the web utilizes multiple standards and platforms, including different web browsers, databases and web servers, which increase the complexity of building a site that operates in multiple environments.

    The first generation of web site building products was technically difficult to use and generally required the programming expertise of a limited number of highly skilled users such as hypertext markup language, or HTML, programmers or highly skilled designers. HTML is a programming language that allows Web pages to be viewed by a browser. The second generation of products, and online services that facilitated web site building, targeted consumers with personal "home page" building tools and casual desktop users with the ability to publish simple, static information. Although third-party service providers and in-house programmers can provide technical coding, these resources can be expensive and may not provide the flexibility required to develop and maintain dynamic, evolving web sites. In addition, third-party and in-house solutions often have excluded key business users from the web site building and maintenance process, rather than enabling a truly collaborative site building development process which includes content contributions from users.

    We believe that the majority of small businesses have not strategically embraced the Internet. We believe those that have a web presence often need to enhance their web sites with new functionality such as e-commerce or e-applications, or otherwise improve their web site features and promotion. Businesses with more sophisticated web site requirements, but without access to programmers, require an easy-to-use, capability-rich and open solution. In-house programmers or third-party service providers can address technical design and programming requirements, but often at a higher cost than a packaged application and with less flexibility in building and maintaining their web sites. In addition, large enterprises have a variety of departments and need solutions that allow effective collaboration in developing, deploying and maintaining their intranet web sites.

THE NETOBJECTS SOLUTION

    We provide e-business software and services that enable small businesses, as well as large enterprises, to build, deploy and maintain web sites on the Internet and corporate intranets. We believe our e-business solutions help businesses build web sites to publish content, conduct e-commerce and run e-applications on the web. Our solutions include products and online services for small businesses, and products and professional services for large enterprises and departments, that use collaborating teams to build web sites.

    Small businesses require easy-to-use solutions that enable them to build or enhance their web sites quickly and efficiently, add key functions such as e-commerce or web applications and work with a variety of industry standards and platforms. Our award-winning application, NetObjects Fusion, is designed specifically to address these needs. NetObjects Fusion has an intuitive, visual interface that integrates and helps automate many site creation functions, including site layout and design, page building and content management.

    In addition, we offer small businesses online solutions to help them register, host through third parties, build, maintain and promote their web sites. eFuse.com is the first online resource to provide integrated content, products and solutions for small businesses. eScriptZone.com is an online resource that provides articles, tutorials, software and an online community of forums and newsgroups for webmasters and corporate web applications builders. eSiteStore.com is our online retail store that provides a one-stop shopping destination for businesses to purchase our software, third-party software and also offers online services to customers.

    Large-scale corporate enterprises and departments require reliable and secure solutions that enable them to design, develop, deploy and manage their complex Internet and intranet web sites. They also need products that will operate across disparate corporate systems and platforms in order to leverage existing legacy systems, databases and content. In addition, teams that develop corporate intranet sites have requirements distinctly different from those of individuals who develop external Internet sites. They need a client-server product for web site building that supports creativity and collaboration, while allowing an administrator to assert control over the site building process. Our award-winning NetObjects Authoring Server addresses these large-scale corporate needs. In addition, software components that provide integration with products from other technology companies, including Allaire, IBM, Lotus, Microsoft and Netscape, provide additional web applications, database publishing and e-commerce capabilities for the NetObjects Authoring Server. In response to customer demand, in October 1998 we formed our Professional Services Group, which provides training, consulting and implementation services to large enterprises to help design, build, deploy and maintain their web sites, and integrate their web sites with existing corporate applications. We provide these services through our own professional services organization and through relationships with third-party service providers.

NETOBJECTS STRATEGY

    Our strategy is to establish ourselves as a complete e-business solutions provider by leveraging our position as a leading provider and brand of web site building software. As more companies seek solutions for capturing the explosive growth of the web as an online business medium, we believe our e-business software and resources serve as ideal starting points. NetObjects Fusion, NetObjects Authoring Server and our online resources position us to aggregate broader solutions, including web site hosting by third parties, software and components, site content, e-commerce using third-party transactional software and other web applications and services. Key elements of our strategy include:

    BRAND RECOGNITION AND BROAD CUSTOMER BASE. As a pioneer of the web site building product category, and as the recipient of several industry awards, we believe that we have established a premier Internet brand in the market for web site building products and services. We estimate that over 300,000 copies of NetObjects Fusion have been delivered to date, and more than 1,000,000 web pages or sites have been built using NetObjects Fusion. Our customer base and the active online communities of builders who use our products help sustain and promote our brand by participating in our web site forums and bulletin boards and by providing feedback on pre-release versions of our software. Over 60,000 links exist from other web sites to NetObjects.com, including the web sites of complementary products and services providers. In addition, over 500 businesses worldwide have deployed NetObjects Authoring Server, or its predecessor NetObjects TeamFusion. Our strong brand recognition and growing customer base are significant assets for attracting new customers, as well as for enhancing our ability to develop relationships with other leading software and service solution providers.

    STRATEGIC RELATIONSHIPS. We form strategic relationships to enhance our product and service offerings and help expand our market presence. These strategic relationships include:

    - product bundling arrangements with companies such as Allaire, IBM, Lotus and Novell, to combine NetObjects Fusion with popular business software;

    - technology relationships to integrate our products with web application servers from Allaire, Lotus, IBM, Microsoft and PeopleSoft, and e-commerce software from Breakthrough Software and iCat, by creating components in Java, a programming language, that provide our products with additional functions for building web applications and conducting e-commerce; and

    - online solutions that combine our products with online service providers such as Compuserve, T-Online, Verio and Zip2, by offering our products as part of their online services, for hosting and promoting e-business sites, which enhance our products and solutions, as well as complement our sales, marketing and distribution reach.

    These relationships also greatly enhance our brand recognition and may provide a short-term source of revenues. Our strategic relationship with IBM has provided us with other sales and marketing benefits, including access to IBM and Lotus sales and distribution channels, co-marketing and co-promotion benefits and credibility in the marketplace. See "Risk Factors--Our relationship with IBM will change substantially after the offering, which could harm our business and could cause our revenues in fiscal year 1999 to fall below those of fiscal year 1998." for a discussion of risks associated with our strategic relationship with IBM.


    TECHNOLOGICAL LEADERSHIP AND OPEN ARCHITECTURE. NetObjects Fusion and NetObjects Authoring Server are based on proprietary technology that provides an intuitive, visual building environment that allows for significant productivity gains compared to web page coding products that require manual programming of each page. Our products are windows based and allow users to generate HTML code by using words and graphics without requiring users to type in HTML codes that allow browsers to view the content of web pages. In addition, NetObjects Authoring Server offers a collaborative web site building environment for teams of builders while providing centralized control over the site building effort. We have an open architecture that:


    - supports all major Internet protocols;

    - is publishable on major web browsers, such as Netscape Navigator and Microsoft Internet Explorer; and

    - allows other web site solutions providers to integrate their products with our products using components implemented in the Java language.

    By maintaining these advantages, we believe our products will continue to be recognized as open platforms for easy integration with their products and services.

    PLATFORMS OF CHOICE FOR E-BUSINESS SOLUTIONS AGGREGATION. As businesses face the increasingly complex and numerous challenges of establishing a successful e-business presence, we believe they will seek aggregated solutions to address their needs, from building and hosting their web sites to maintaining and promoting them. We believe that other web site solutions providers have compelling incentives to use NetObjects Fusion, NetObjects Authoring Server and our online resources as platforms for aggregating their e-business solutions. Other solutions providers can benefit from our strong brand to reach a growing business customer base through our products, services and web sites. In turn, we can offer more complete solutions by leveraging our strategic relationships to include e-commerce services, database access, banner exchange, content, web applications and other online services from other web site solutions providers.

PRODUCTS AND SERVICES

    We provide solutions for two broad categories of customers: NetObjects Fusion and online services for businesses, and NetObjects Authoring Server and professional services for large enterprises and departments.

    NETOBJECTS FUSION AND ONLINE SERVICES

    NetObjects Fusion is an easy-to-use desktop application designed specifically for small businesses and corporate intranet builders. NetObjects Fusion offers a range of publishing and e-commerce capabilities to simplify web site building and enhance the productivity of both novice and experienced web site builders. Earlier versions of NetObjects Fusion are available in major languages including German, French, Spanish, Chinese and Japanese, and our relationship with IBM has allowed us to release upgraded versions of NetObjects in a total of nine languages in addition to English.

PRODUCT                         DESCRIPTION
NETOBJECTS FUSION               NetObjects Fusion provides five views that map to the process of site building:
(suggested selling price        SITE VIEW lets the author visually plan and organize the pages on the web site.
$295)                           NetObjects Fusion automatically creates and maintains the navigation buttons and links based on how the author lays out the web site.
        [LOGO]                  PAGE VIEW lets the author create pages visually. A wide range of content can be incorporated on the page, including text, graphics, video, audio, applets and other components.
                                STYLES VIEW lets the author create a consistent, attractive visual style for the site. Over 150 site styles are available, and authors can customize or create their own styles.
                                ASSETS VIEW serves as a content manager to make it easy to find and replace assets throughout the site.
                                PUBLISH VIEW lets the author publish all or portions of the site as standard
                                HTML pages to the server of choice.

    eFuse.com is an online resource dedicated to business web site builders and features articles from the industry's experienced builders and authors on how to use NetObjects Fusion and other complementary products. eScriptZone.com is an online resource that provides articles, tutorials, software and an online community of forums and newsgroups for webmasters and corporate web application builders. In November 1998, Web21.com's 100 Hot sites rated it as the 33rd most visited site for technology developers. eSiteStore.com is our online retail store that provides a one-stop shopping destination for businesses to purchase our software, third party software, components and merchandise, and also offers online services to customers.

    NETOBJECTS AUTHORING SERVER AND PROFESSIONAL SERVICES

    We introduced NetObjects Authoring Server Suite 3.0 in September 1998 to replace our original client-server application, NetObjects TeamFusion, which we had introduced in December 1997. The family of NetObjects Authoring Server products now consists of the NetObjects Authoring Server Suite, NetObjects Authoring Server Connectors and NetObjects Authoring Server for IBM WebSphere, which may be used with the IBM WebSphere web application server. NetObjects Authoring Server currently runs only on Windows NT and also supports a variety of web browsers, databases and web servers. NetObjects Authoring Server Suite consists of four modules:

    AUTHORING SERVER. Authoring Server is the "server"-side control center of NetObjects Authoring Server and contains an internal database which stores the information about assets, site pages, site structure, link information and user profiles for multiple web sites. It also controls the number of concurrent users that can access the system. Authoring Server works in conjunction with any web server.

    AUTHORING SERVER ADMINISTRATOR. Authoring Server Administrator is used to create sites and form teams, assign team members with editing and publishing privileges and monitor workflow. The product is designed to provide control of the web site building process, without imposing a specific workflow on team members.

    TEAMFUSION CLIENT. TeamFusion Client provides the "client"-side software of the client-server application and includes all of NetObjects Fusion's features.

    CONTENT CONTRIBUTOR CLIENT. Content Contributor Client enables any business user to submit content directly onto templates created on completed web sites or web sites under construction, regardless of their web authoring skills, and without compromising the web site's integrity. Users can add, modify and delete text easily and without considering web site design. NetObjects Authoring Server automatically formats the content contributed as a web page when the web site is published.

    In addition, NetObjects Authoring Server Connectors include NetObjects Authoring Server Connector for Microsoft FrontPage, which enables Microsoft FrontPage users to collaborate with team members using NetObjects Authoring Server.

PRODUCT                   DESCRIPTION
NETOBJECTS AUTHORING      NetObjects Authoring Server Suite consists of four modules:
SERVER SUITE              AUTHORING SERVER is the "server"-side control center and runs on
(suggested selling price  a Windows NT server.
for 2 user system         AUTHORING SERVER ADMINISTRATOR is used to create sites and form
inclusive of server and   teams, assign team members with editing and publishing
clients is $1,585; 20     privileges, and monitor workflow.
user system is $19,850)   TEAMFUSION CLIENT is based on the award-winning NetObjects
                          Fusion, and connects to NetObjects Authoring Server. Its web
             [LOGO]       site-oriented, graphical approach, along with its
                          check-in/check-out controls, allows a web team to work
                          collaboratively and efficiently.
                          CONTENT CONTRIBUTOR CLIENT is a browser-based application
                          written in the Java language that lets departmental web
                          contributors submit content directly to sites under development.
NETOBJECTS AUTHORING      AUTHORING SERVER CONNECTOR FOR MICROSOFT FRONTPAGE enables
SERVER CONNECTORS         Microsoft FrontPage users to collaborate using NetObjects
                          Authoring Server.
NETOBJECTS AUTHORING      AUTHORING SERVER FOR IBM WEBSPHERE is optimized for tight
SERVER FOR IBM WEBSPHERE  integration with the IBM WebSphere Application Server through powerful server components written in the Java language and special components.

    We formed our Professional Services Group in October 1998 to provide training, consulting and implementation services to our customers deploying the NetObjects Authoring Server. We provide these services through our own professional services organization and, at present, primarily through relationships with third-party service providers. We believe that providing a high level of customer service and technical support is necessary to achieve rapid product implementation which, in turn, is essential to customer satisfaction and continued license sales and revenue growth. We also offer support and training services to our customers in addition to our Professional Services Group, including telephone and online support. Internationally, with our technical assistance, our distributors provide telephone support to their customers.

CUSTOMERS

    We market and sell our products to a wide range of customers located in the U.S. and in over 30 other countries worldwide. We believe that approximately 70% of our customers have been small businesses and approximately 30% have been large enterprises, including Fortune 1,000 companies or departments within these enterprises. Approximately one-third of our small business customers are third-party service providers that build web sites for other companies.

    SMALL BUSINESSES. Our products appeal to small businesses needing to build web sites that support rich content and e-commerce, with a minimum of resources and time, and with little design and HTML programming expertise. Some examples of small business customers that have built e-commerce web sites with our products include Cellular Market (cellularmarket.com) and Christmas.com. Some examples of customers that have built e-publishing web sites with our products include Pangea Systems (pangeasystems.com), Northstar Nursery (northstarnursery.com), Raychem (raychem.com) and Realty.com.

    LARGE ENTERPRISES. Our products appeal to a wide range of larger customers across multiple industry segments. The following is a sample list of some of our large enterprise customers that have purchased our products and services since January 1998. Together they have accounted for approximately 2% of our total revenues during the last fiscal year:

COMMUNICATIONS                      GOVERNMENT & EDUCATION              HEALTHCARE AND MEDICAL
Cellular One (Bay Area)             U.S. Senate                         Blue Cross/Blue Shield
Bell Atlantic Data Solutions Group  State of Utah, Dept. of Community   Dept. of Health & Human Services
Nortel Networks                     &
                                    Economic Development
                                    University of North Carolina
                                    Kings County, California
MANUFACTURING                       FINANCIAL                           TECHNOLOGY
The Boeing Company                  NationsBank Corporation             VLSI Technology, Inc.
DaimlerChrysler AG                  Credit Suisse First Boston          Lockheed Martin
Shell Lubricants                    Travelers Life and Annuity          Siemens Microelectronics
                                                                        Mitsubishi Electronics America

    CUSTOMER SITES BUILT USING NETOBJECTS FUSION

    NetObjects Fusion is well-suited for a wide range of web site projects that require a rapid site building cycle, a combination of rich content and transaction processing capability, interactivity and personalization and deployment on a variety of web browsers from multiple server platforms. Some examples of sites that help demonstrate our product's robust site building capabilities include:

    CHRISTMAS.COM, the most popular Christmas site on the web and selected as the top Christmas site by Excite, receives over 10 million page views per season and provides families and children all over the world with rich content sources about Christmas. First unveiled in 1995, the site was rebuilt with NetObjects Fusion in 1997 and is enhanced and updated annually using our product, including recent enhancements to support e-commerce transactions.

    JUSTFORFEET.COM, the world's largest athletic shoe store, developed its web site and corporate intranet using NetObjects Authoring Server Suite. Recently, a complete web site redesign coincided with the launch of a national television campaign. The new site provides a variety of information from shoe longevity tips to store tours to help finding store locations. The state-of-the-art site also features e-commerce functionality, allowing customers to virtually browse the shelves, compare prices and purchase shoes online. The sites are maintained by a core web team of six people, each providing different areas of expertise. The corporate intranet site, with over 600 pages of information, continuously maintains up-to-the-minute information provided by over 20 content contributors throughout the company.

    DAIMLERCHRYSLER AG sites built with our products range from departmental home pages, to newsletters, to sites that share information across the entire corporation. Many departments within DaimlerChrysler selected NetObjects Fusion because it provides an open and robust site building environment that integrates with existing desktop and server software to create web sites that are easy for users to navigate and search. DaimlerChrysler estimates that over 40 Internet and intranet sites have been built using NetObjects Fusion within the company by departments including DaimlerChrysler's Fleet Operations, General Auditor's Office and Information Systems.

SALES, MARKETING AND DISTRIBUTION

    We sell our products and services to our customers using a combination of indirect distribution channels, our direct enterprise sales force, our online distribution channel and strategic relationships, and we market our products and services using a broad range of activities to generate demand and build brand awareness. As of December 31, 1998, we had 63 employees, or approximately 41% of our work force, engaged in sales and marketing activities.

    INDIRECT DISTRIBUTION CHANNELS

    Our indirect distribution channels include domestic and international distributors, retail vendors, value-added resellers and other technology companies with whom we have strategic relationships. We have 15 non-exclusive distributors worldwide including Ingram Micro, Tech Data and Douglas Stewart in North America; Softline, Internet 2000, Unipalm and Principal in Europe; and Mitsubishi, which is our master distributor in Japan. As of December 1998, we had over 1,500 corporate and catalog resellers, original equipment manufacturers and value-added resellers purchasing products through these distributors.

    DIRECT ENTERPRISE SALES FORCE

    Our direct enterprise sales force focuses on sales to larger corporate customers worldwide. The enterprise sales force is comprised of field representatives and inside sales representatives. The field representatives market and sell our products and services to corporate customers that the inside sales team has identified as sales prospects. The inside representatives develop and pursue leads generated from inquiries on our web sites, downloads of our trial products and other direct marketing efforts. Our sales force increased from 17 employees to 21 employees in fiscal year 1998, and during that period, revenues per salesperson increased while the number of transactions per salesperson decreased.

    ONLINE DISTRIBUTION CHANNEL

    Our web site eSiteStore.com allows users to download and purchase our products. In addition, several third-party e-commerce and distribution sites, including buydirect.com, beyond.com and download.com, make our products available for sale online. The online distribution channel provides us with a low-cost, globally accessible, 24-hour sales channel.

    STRATEGIC RELATIONSHIPS

    We have a number of significant ongoing strategic relationships with other technology companies pursuant to which our products are incorporated into, or bundled with, the third party's products. We believe that these strategic relationships significantly enhance our brand recognition and awareness of our products and services, and also provide a source of revenues. Our strategic relationships include:


    IBM/LOTUS. Lotus markets, bundles and sells a version of NetObjects Fusion with Lotus Designer for Domino 4.0 under a contract with revenue commitments that expires in June 1999, and under a new contract without revenue commitments to market, bundle and sell a version of NetObjects Fusion with Designer for Domino Application Studio that expires on December 31, 1999. IBM markets, bundles and sells NetObjects Fusion with its WebSphere Studio product. In addition, our products are offered for sale through a variety of IBM and Lotus channels including "Passport Advantage," the worldwide direct purchasing option for Lotus and IBM branded software and the Lotus Business Partner program, which allows 18,000 program members access to our products at discounted prices globally. Our relationship with IBM and Lotus provides us with access to customers and marketing leverage generally beyond the reach of companies our size, including participation in advertising, direct marketing, tradeshows and seminars.


    NOVELL. Novell bundles a version of NetObjects Fusion with its NetWare for Small Business product offering on a worldwide basis. Novell also offers end-user training on NetObjects Fusion at over 100 Novell certified training centers worldwide. Novell is an investor in NetObjects. We discuss our relationship with Novell in "Certain Transactions."

    MARKETING ACTIVITIES

    Since our inception, we have invested a substantial percentage of our annual revenues in a broad range of marketing activities to generate demand, gain corporate brand identity, establish the site building product category and educate the market about our products and services. These activities have included advertising, including both print and online, direct marketing, including direct mail and e-mail, public relations, sponsoring seminars for potential customers, participating in trade shows and conferences and providing product information through our web sites. Our marketing programs are aimed at informing our customers of the capabilities and benefits of our products and services, increasing brand awareness, stimulating demand across all market segments and encouraging independent software developers to develop products and web applications that are compatible with our products and technology. We also entered into many co-marketing and distribution arrangements with well-known companies such as AT&T, Apple Computer, Inc., Compaq Computer, Inc., Microsoft, Netscape and PeopleSoft that have allowed us to identify our NetObjects Fusion brand with their brands.

COMPETITION

    The market for software and services for the Internet and intranets is relatively new, constantly evolving and intensely competitive. We expect competition to intensify in the future. Many of our current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources. Our principal competitors in the web site building software market segment include Microsoft, Adobe and Macromedia, Inc.

    Microsoft's FrontPage, a web site building software product, has a dominant market share. Microsoft has announced but not shipped FrontPage 2000, which may become one of the products in at least one version of Microsoft's Office product suite, which dominates the market for desktop business application software. We believe that NetObjects Fusion and NetObjects Authoring Server contain features that significantly differentiate them from the announced description of FrontPage 2000, but widespread distribution of Office with FrontPage 2000, and the vast number of computer users familiar with Microsoft desktop application software products, give Microsoft a substantial competitive advantage over us. In connection with its recent acquisition of GoLive, Inc., Adobe acquired a web site building software product for Macintosh, which increases the competitiveness of the market for Macintosh web site building products. Our current Macintosh product, NetObjects Fusion 3.0, may become less competitive over time.

    Alternatives to using web site building software also may provide significant competition. The alternatives include products from third-party web site builders, in-house resources and online web site building resources, such as GeoCities, some of which also provide web site hosting and other services. Competitive factors in our market include:

    - the manner in which the software is distributed with other products;

    - quality and reliability;

    - features for creating, editing and developing web sites;

    - pricing (for example, during the three months ended September 30, 1997, we reduced the price of NetObjects Fusion from $495 to $295, which resulted in a decline in total revenues from the third to the fourth quarters in fiscal 1997);

    - ease of use and interactive user features;

    - scalability and cost per user; and

    - compatibility with the user's existing computer systems.

    To expand our user base and further enhance the user experience, we must continue to innovate and improve the performance of our products. We anticipate that consolidation will continue in the web site building products industry and related industries such as computer software, media and communications. Consequently, our competitors may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies. There can be no assurance that we can establish or sustain a leadership position in this market segment.

    We believe that additional competitors may enter the market with competing products as the size and visibility of the market opportunity increases. Increased competition could result in additional pricing pressures, reduced margins or the failure of our products to achieve or maintain market acceptance, any of which could harm our business and cause our revenues and stock price to fall. Many of our current and potential competitors such as Microsoft, Adobe and Macromedia have longer operating histories and substantially greater financial, technical, marketing and other resources than us and therefore may be able to respond more quickly to new or changing opportunities, technologies, standards or customer requirements. Many of these competitors also have broader and more established distribution channels that may be used to deliver competing products directly to customers through product bundling or other means. For example, Microsoft enjoys significant distribution advantages over us, including the vast number of computer users familiar with Microsoft desktop application software products. If our competitors bundle competing products with their products, the demand for our products might be substantially reduced and our ability to distribute our products successfully would be substantially diminished. Moreover, Microsoft's dominance in desktop business application software enables it to vary the pricing for its software sold as part of a suite. As a result of Microsoft's and other competitors' bundling arrangements, we may need to reduce our prices for our products to keep them competitive.

    New technologies and the enhancement of existing technologies will likely increase the competitive pressures on us. Competing technologies or the emergence of new industry standards could adversely affect our competitive position or render our products or technologies noncompetitive or obsolete.

    There is no assurance that we will compete effectively with current or future competitors or that competitive pressures will not harm our business and cause our revenues and stock price to fall.

TECHNOLOGY AND DEVELOPMENT

    We devote substantial resources to the development of innovative products for the market for web site building software and services. During the fiscal years ended September 30, 1997 and 1998, respectively, we invested approximately 111% and 67%, respectively, of our total revenues on research and development activities. NetObjects Fusion and NetObjects Authoring Server are among the earliest and most recognized entrants in the emerging market for web site building software. We believe that we have been able to leverage our understanding of the market and technology opportunity as well as our staff and software development processes to build robust, open solutions for customers. We intend to continue to use these core strengths to introduce innovative products and product enhancements for building, deploying and maintaining business web sites. We intend to continue to devote substantial resources to research and development for at least the next several years.

    Our technology provides the following product advantages:

    OPEN ARCHITECTURE

    Our products are built upon a flexible object-oriented architecture. This architecture, which we obtained from Rae Technology, Inc. upon our founding, has been instrumental in the rapid development of our products. The architecture provides such significant benefits as:

    - separating the visual display of information from its storage;

    - supporting multiple databases;

    - supporting major Internet protocols;

    - allowing any HTML page editor to be used with our products; and

    - extending our products using components built using the Java language.

    We intend to continue to invest in further development of this architecture to build and integrate new products and technologies.

    CONTROL AND COLLABORATION

    Intranet web sites are evolving from simple publishing pages coordinated by a single webmaster to multi-contributor strategic business platforms that integrate business processes and deploy mission-critical applications. Enterprise groups that build these intranet web sites face the conflicting needs of maintaining control and encouraging collaboration. NetObjects Authoring Server provides the performance needed to support concurrent, collaborating users across an enterprise-wide deployment with several underlying technologies such as a Java-based content contributor, an integrated asset manager and remote systems administrator.

    In addition to our products, product enhancements and core proprietary technology, we have a highly-skilled engineering workforce that includes several seasoned software industry veterans. As of December 31, 1998, we had 50 employees, or approximately one-third of our workforce, engaged in research and development activities. Our original key technologists are still NetObjects employees, and they continue to play an integral role in defining and leading our technology vision and strategy. We intend to hire additional software engineers to further our research and development efforts. If we are unable to hire and retain the required number of skilled engineers, our business will be harmed, our revenues could decline and our stock price may fall.

INTELLECTUAL PROPERTY

    Our success depends in part on our ability to protect our proprietary software and other intellectual property. To protect our proprietary rights, we rely generally on patent, copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties, license agreements with consultants, vendors and customers and "shrinkwrap" license agreements. Despite these protections, a third party could, without authorization, copy or otherwise obtain and use our products, or develop similar products. There can be no assurance that our agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise become known or independently developed by competitors.

    We currently have several pending patents relating to our product architecture and technology and have licensed two utility patents from Rae Technology. For a description of our Rae Technology relationships, see "Certain Transactions--Transactions with Rae Technology and Studio Archetype." There can be no assurance that any pending or future patent application will be granted, that any existing or future patent will not be challenged, invalidated or circumvented or that the rights granted under any patent that has issued or may issue will provide competitive advantages to us. If a blocking patent has issued or issues in the future, we would need to obtain a license or design around the patent. Except for patents licensed from Rae Technology, which we have rights to acquire, there can be no assurance that we would be able to obtain a license on acceptable terms, if at all, or to design around the patent.

    We pursue the registration of some of our trademarks and service marks in the United States and in other countries, although we have not secured registration of all of our marks. Many of our current and potential competitors dedicate substantially greater resources to protection and enforcement of intellectual property rights. We are also aware of other companies that use "Fusion" in their marks alone or in combination with other words, such as Allaire's ColdFusion, and we do not expect to be able to prevent third party uses of the word "Fusion" for competing goods and services. We have agreed with Allaire that neither party will use the word "Fusion" to describe products in the absence of appropriate brand identification, such as "NetObjects Fusion."

    The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective patent, copyright, trademark and trade secret protection may not be available in these jurisdictions. We license some of our proprietary rights to third parties, and there can be no assurance that these licensees will abide by compliance and quality control guidelines with respect to our proprietary rights.

EMPLOYEES


    As of March 31, 1999, we had 147 full-time employees and 8 part-time employees. None of our employees is subject to a collective bargaining agreement, and we believe that our relations with our employees are good. We believe that our future success will depend in part on our continued ability to attract, integrate, retain and motivate highly qualified sales, technical, professional services and managerial personnel, and upon the continued service of our current personnel. We also use independent contractors to supplement our work force. None of our personnel is bound by an employment agreement that prevents the person from terminating his or her relationship at any time for any reason. Competition for qualified personnel is intense. There can be no assurance that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified personnel to conduct our business in the future.


FACILITIES


    Our executive offices are located in Redwood City, California, in an office building in which, as of March 31, 1999, we lease an aggregate of approximately 36,000 square feet. The lease agreement terminates on November 2, 2002. We also lease three serviced office suites in a facility in Bucks, United Kingdom under a lease that expires in August 1999.


LEGAL PROCEEDINGS


    From time to time, we are subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of third-party trademarks and other intellectual property rights by us and our licensees. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. We are not aware of any legal proceedings or claims that we believe would harm our business or cause our revenues or stock price to fall.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Our directors and executive officers as of April 15, 1999 are as follows:

NAME                                            AGE                                 POSITION
------------------------------------------      ---      ---------------------------------------------------------------
Samir Arora(1)............................          33   Chairman of the Board, Chief Executive Officer and President
Russell F. Surmanek.......................          41   Executive Vice President, Finance and Operations and Chief
                                                         Financial Officer
David Kleinberg...........................          40   Executive Vice President, Desktop Products and Online Services
Morris Taradalsky.........................          52   Executive Vice President, Server Products and Professional
                                                         Services
Mark Patton...............................          41   Senior Vice President, Worldwide Sales and Corporate Marketing
Clement Mok...............................          41   Chief Creative Architect
Gagan (Sal) Arora.........................          25   Chief Technology Architect and Vice President, Engineering,
                                                         Desktop Products and Online Services
Robert G. Anderegg(2).....................          50   Director
Lee A. Dayton(1)..........................          56   Director
John Sculley(1)(2)........................          60   Director
Christopher M. Stone(2)(3)................          41   Director
Michael D. Zisman.........................          50   Director

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

(3) Mr. Stone will become a director of NetObjects on the closing date of the offering.

    Set forth below is information regarding the business experience during the past five years for each of our officers and directors.

    SAMIR ARORA has served as our Chairman of the Board, Chief Executive Officer and President since our inception in November 1995. In 1992, Mr. Arora founded Rae Technology, a provider of software applications, and from 1992 through November 1995 served as its CEO. From 1986 to 1992, Mr. Arora served in several management roles at Apple Computer, Inc. Mr. Arora holds a diploma in sales and marketing from the London Business School and attended INSEAD, France and BITS, India. Samir Arora is the brother of Sal Arora, who is our Chief Technology Architect and Vice President, Engineering Desktop Products and Online Services.


    RUSSELL F. SURMANEK has served as our Executive Vice President, Finance and Operations and Chief Financial Officer since April 1999. From 1990 to March 1999, Mr. Surmanek served in several senior financial management positions at Oracle Corporation, most recently as Vice President, Finance and Administration, Worldwide Operations. Mr. Surmanek holds a B.S. in Business Administration from the State University of New York at Buffalo and an M.B.A. from the University of Michigan.


    DAVID KLEINBERG has served as our Executive Vice President, Desktop Products and Online Services since November 1995. In September 1992, Mr. Kleinberg co-founded Rae Technology with Samir Arora. Mr. Kleinberg served as Executive Vice President, Sales and Marketing of Rae Technology from September 1992 to November 1995. Prior to joining Rae Technology, Mr. Kleinberg held executive positions in product marketing and sales at Macromedia. Prior to Macromedia, Mr. Kleinberg was employed at Apple Computer. Mr. Kleinberg holds a B.A. in English from Georgetown University and an M.B.A. from Stanford University.

    MORRIS TARADALSKY has served as our Executive Vice President, Server Products and Professional Services since April 1997. From April 1994 to April 1997, Mr. Taradalsky served as Chief Executive Officer of MicroNet Technology, Inc., a privately-held storage systems supplier. From December 1988 to April 1994, Mr. Taradalsky was employed at Apple Computer, Inc. where he was General Manager of the Apple Business Systems Division. Prior to joining Apple Computer, Mr. Taradalsky was employed by IBM for 18 years in a number of positions, including Vice President and General Manager, Santa Teresa Laboratory. Mr. Taradalsky graduated MAGNA CUM LAUDE from Pennsylvania State University with a B.S. in Mathematics.

    MARK PATTON has served as our Senior Vice President, Worldwide Sales and Corporate Marketing since December 1996. From February 1995 to November 1996, Mr. Patton was Vice President and General Manager of the Digital and Applied Imaging Division at Eastman Kodak, Inc. From February 1994 to February 1995, Mr. Patton was Vice President and General Manager, American Division at Logitech, Inc., a computer peripheral products manufacturer. From August 1985 to February 1994, Mr. Patton held various sales management positions at Apple Computer, Inc. Mr. Patton holds a B.A. in Speech Communication from the University of Washington.

    CLEMENT MOK has served as our Chief Creative Architect since September 1998. Prior to that, Mr. Mok had been our Chief Creative Officer since our founding in November 1995. In 1988, Mr. Mok founded Studio Archetype, now a wholly-owned subsidiary of Sapient Corporation. From 1988 to 1998, Mr. Mok was Chairman and Chief Creative Officer of Studio Archetype. He is currently the Chief Creative Officer of Sapient Corporation. From 1993 to present, Mr. Mok also has been the Chief Executive Officer of CMCD, Inc., a media publishing company. Mr. Mok holds a B.F.A. from the Art Center College of Design.

    SAL ARORA has served as our Chief Technology Architect and Vice President, Engineering, Desktop Products and Online Services since November 1995. From September 1994 to November 1995, Mr. Arora was the lead engineer at Rae Technology. From June 1992 to September 1994, Mr. Arora was a software engineer at ACIUS Inc. Mr. Arora holds a B.S. in Computer Science from the University of California, Berkeley. Sal Arora is the brother of Samir Arora, who is our Chairman of the Board, Chief Executive Officer and President.

    ROBERT G. ANDEREGG has been a director of our company since April 11, 1997. Mr. Anderegg has served as Vice President and Assistant General Counsel at IBM since August 1998. He has been appointed to serve on our board of directors by IBM as one of its representatives. Mr. Anderegg has served as an Assistant General Counsel or Associate General Counsel at IBM since 1988. Mr. Anderegg holds a B.S. degree from Georgia Institute of Technology and received his J.D. from Harvard Law School.

    LEE A. DAYTON has been a director of our company since April 11, 1997. Mr. Dayton is Vice President, Corporate Development and Real Estate at IBM. He has been appointed to serve on our board of directors by IBM as one of its representatives. Mr. Dayton has held various management positions at IBM since he joined in 1965 as a systems engineer. Mr. Dayton holds a B.S. in Engineering from Northwestern University.

    JOHN SCULLEY has been a director of our company since December 20, 1996. Since April 1994, Mr. Sculley has been a partner of Sculley Brothers, an investment capital firm. Mr. Sculley also is a director of General Wireless, Inc., a wireless communications services provider, Talk City, Inc., an online chat community, and NFO Worldwide, Inc., a market research firm. From 1983 to 1993, Mr. Sculley served as Chief Executive Officer of Apple Computer, Inc. Mr. Sculley holds a B.A. in

Architectural Design from Brown University, an M.B.A. from the Wharton School at the University of Pennsylvania and holds eight honorary doctorates from various schools.

    CHRISTOPHER M. STONE will become a director of our company on the closing date of this offering. Since August 1997, Mr. Stone has been the Executive Vice President of Corporate Strategy and Development at Novell, Inc. From September 1989 to August 1997, Mr. Stone was Chairman and Chief Executive Officer of the Object Management Group, the creator of an industry standard known as CORBA. Mr. Stone holds a B.S. in Computer Science from the University of New Hampshire.

    MICHAEL D. ZISMAN has been a director of our company since April 11, 1997. Mr. Zisman is an Executive Vice President of Lotus, a position that he has held since October 1996. He has been appointed to serve on our board of directors by IBM as one of its representatives. From July 1994 to October 1996, he held other executive positions at Lotus. Mr. Zisman is also the Vice President of Strategy for the IBM Software Group. Mr. Zisman was the Chief Executive Officer of Soft-Switch, Inc., a software development company, from 1979 to July 1994. Mr. Zisman is a director of Strategic Weather Services, Inc., a privately-held company. Mr. Zisman holds a B.S. from Lehigh University, an M.S. from the University of Pennsylvania Moore School and a Ph.D. from The Wharton School at the University of Pennsylvania.

NUMBER, TERM AND ELECTION OF DIRECTORS

    Effective upon the closing of this offering, our bylaws will be amended automatically to fix the number of directors at six until changed by approval of the stockholders or a majority of the directors. Each director is elected to serve until the next annual meeting of stockholders and until the election and qualification of his or her successor or his or her earlier resignation or removal.

CONTRACTUAL ARRANGEMENTS


    We are party to a voting agreement with IBM that provides, effective upon the closing of this offering, that IBM will vote its shares of voting stock in a way that limits the number of IBM representatives on a six-member board of directors to three, notwithstanding IBM's legal right to elect the entire board for as long as IBM owns a majority of our voting stock. The agreement defines an IBM representative as an officer, director or other agent or employee of IBM, IBM's subsidiaries or any other entity controlled by IBM, other than our company. The voting agreement also obligates us and IBM to maintain a board of directors consisting of six members unless the holders of a majority of outstanding voting stock, excluding IBM's shares, approve an amendment to our amended and restated bylaws or restated certificate of incorporation to change the size of the board. The voting agreement remains in effect until IBM holds less than 45% of our voting securities on a fully-diluted basis for a period of 180 consecutive days. Immediately after the offering, IBM will hold 48.6% of our voting securities on a fully-diluted basis. While this agreement remains effective it allows IBM's designees to our board of directors to control any determinations with respect to most material transactions outside the ordinary course of our business, including mergers or other business combinations, the acquisition or disposition of our assets, future issuances of our equity or debt securities and the payment of dividends.


DIRECTOR COMPENSATION

    Our directors do not receive cash compensation for their services as directors or members of committees of the board of directors. After the offering we will automatically grant options to purchase 20,000 shares of common stock to outside directors upon joining the board. The option exercise price will be equal to the fair market value of a share of common stock at the date of grant. The option term will be six years and the option will vest and become exercisable pro rata at the end of each month for 48 months while the option holder continues to serve as a director.

BOARD COMMITTEES

    We have established an audit committee and a compensation committee.

    The audit committee consists of Messrs. Sculley, Anderegg and, after the offering, Mr. Stone. The functions of the audit committee are to make recommendations to the board of directors regarding the selection of independent auditors, review the results and scope of the audit and other services provided by our independent auditors and evaluate our internal controls.

    The compensation committee consists of Messrs. Arora, Dayton and Sculley. The functions of the compensation committee are to review and approve the compensation and benefits for our executive officers, administer our stock option and stock purchase plans and make recommendations to the board of directors regarding these matters.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As of the end of our last fiscal year, we did not have a compensation committee, and all decisions regarding compensation of our executive officers were made by the board of directors. During fiscal year 1998, Mr. Samir Arora participated in deliberations of the board of directors concerning executive officer compensation. No executive officer currently serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or the compensation committee, which was established during fiscal year 1999.

EXECUTIVE COMPENSATION AND MANAGEMENT CHANGES

    The following table sets forth information concerning the compensation received by our Chief Executive Officer and by the other four most highly compensated executive officers during the fiscal year ended September 30, 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                           ANNUAL COMPENSATION
                                                                                         ------------------------
NAME AND PRINCIPAL POSITION                                                              SALARY($)(1)   BONUS($)
---------------------------------------------------------------------------------------  ------------  ----------
Samir Arora
  Chairman of the Board, Chief Executive Officer, President............................   $  175,338   $   47,434
Morris Taradalsky
  Executive Vice President, Server Products and Professional Services..................      166,048       86,095(1)
Mark Patton
  Senior Vice President, Worldwide Sales and Corporate Marketing.......................      150,000       35,555
David Kleinberg
  Executive Vice President, Desktop Products and Online Services.......................      145,600       24,856
Michael J. Shannahan (2)
  Vice President, Finance and Chief Financial Officer..................................      151,436       15,542

------------------------

(1) Includes $65,745 for relocation expenses.

(2) Mr. Shannahan resigned from NetObjects as of April 5, 1999 and Mr. Russell Surmanek became Executive Vice President, Finance and Operations and Chief Financial Officer as of that date.

    We have entered into an employment agreement with our new Executive Vice President, Finance and Operations and Chief Financial Officer, Russell F. Surmanek, as of April 5, 1999. The employment agreement has a term of 24 months. Under the agreement, Mr. Surmanek will receive an annual salary of $220,000 plus a 15% sales target bonus payable semi-monthly, up to 20% of his annual salary as an annual fiscal year bonus to executives and stock options to purchase 235,000 shares, 35,000 of which will vest within three months of April 5, 1999, and the remainder of which vest on varying dates during the following 48 months. Mr. Surmanek also receives a starting bonus of $100,000. If Mr. Surmanek's employment is terminated without cause before April 5, 2001, he is entitled to be paid the remaining salary which would have been payable during the term, including pro-rata bonus amounts. If Mr. Surmanek is terminated for any reason, other than for cause, the vesting of his stock options will accelerate so that 65% of the shares underlying the options will be vested as of the date of termination. If we are acquired by another company, the vesting of Mr. Surmanek's stock options will also accelerate by one calendar year or as necessary to provide for vesting of at least 65% of the shares underlying the options as of the date of the acquisition.

    The following table sets forth information regarding option exercises, and the fiscal year-end values of stock options held, by our Chief Executive Officer and the other four most highly compensated executive officers during the fiscal year ended September 30, 1998:

  AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS
                                                                         OPTIONS AT            AT SEPTEMBER 30,
                                                                   SEPTEMBER 30, 1998(#)           1998($)
                                                                  ------------------------  ----------------------
                                                                        EXERCISABLE/             EXERCISABLE/
NAME                                                                   UNEXERCISABLE           UNEXERCISABLE(1)
----------------------------------------------------------------  ------------------------  ----------------------
Samir Arora.....................................................         84,375/140,625     $     374,625/$624,375
Morris Taradalsky...............................................          47,222/86,111            209,666/382,334
Mark Patton.....................................................          55,661/69,339            247,136/307,864
David Kleinberg.................................................          56,250/93,750            249,750/416,250
Michael J. Shannahan (2)........................................          29,340/78,993            130,270/350,730

------------------------

(1) The fair market value of the underlying securities at the close of business on September 30, 1998 was estimated to be approximately $4.44 per share, as determined by the board of directors.

(2) Mr. Shannahan resigned from NetObjects as of April 5, 1999 and Mr. Russell Surmanek became Executive Vice President, Finance and Operations and Chief Financial Officer as of that date.

    Mr. Surmanek has no prior experience with us and if Mr. Surmanek fails to quickly become an effective chief financial officer or if he ceases to remain in our employ, our business could be harmed and our stock price could fall.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Our amended and restated certificate of incorporation, which takes effect only upon the closing of this offering, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any breach of their duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Our amended and restated bylaws, which take effect only upon the closing of this offering, provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. The amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether the amended and restated bylaws would permit indemnification. We have obtained officer and director liability insurance with respect to liabilities arising out of specific matters, including matters arising under the Securities Act.

    We have entered into agreements with our directors and executive officers that take effect only upon the closing of this offering and, among other things, will indemnify them for specific expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by us or on our behalf, arising out of the person's services as a director or officer of NetObjects or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We are obligated to advance expenses incurred by the indemnified person prior to the conclusion of any such action or proceeding, in the absence of a determination, as provided in the agreement, that indemnification would not be permitted under applicable law. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. These agreements also provide officers with the same limitation of liability for monetary damages that Delaware corporate law and our restated certificate of incorporation provide to directors.

BENEFIT PLANS

    1997 STOCK OPTION PLAN

    The NetObjects 1997 Stock Option Plan, or the 1997 Plan, provides for the issuance of incentive stock options under the Internal Revenue Code of 1986 and nonqualified stock options to purchase common stock to employees, non-employee directors or consultants at prices not less than the fair market value at the date of grant. A total of 2,158,943 shares of common stock has been authorized for issuance under the 1997 Plan. The fair market value of the common stock is determined by the board of directors. Options currently outstanding generally vest 25% at the end of the first year and then monthly on a pro rata basis over the next three years. In connection with IBM's acquisition of approximately 80% of our outstanding stock, the 1996 Stock Option Plan was cancelled and all options issued under that plan were reissued under the 1997 Plan. Under the 1996 Stock Option Plan, optionees had the right to exercise unvested options, subject to our Company's right to repurchase unvested shares held at the time of termination of employment. That right was carried over to the 1997 Plan for optionees who held options under the 1996 Stock Option Plan that were reissued under the 1997 Plan, but does not apply to new options granted under the 1997 Plan since April 11, 1997. At March 31, 1999, 41,252 shares of common stock were subject to our right of repurchase, and 266,615 shares of common stock were available for future option grants, under the 1997 Plan.

    1997 SPECIAL STOCK OPTION PLAN

    In March 1997, our board of directors adopted, and in April 1997, our stockholders approved, the 1997 Special Stock Option Plan. A total of 1,041,056 shares of common stock were authorized for issuance under the plan. On March 18, 1997, our board of directors authorized the grant of options for the purchase of all shares of common stock authorized for issuance under the plan to 35 key employees, including Messrs. Samir Arora and David Kleinberg, who received grants to purchase 225,000 shares and 150,000 shares, respectively. The options granted under the plan generally vest 25% at the end of the first year and then monthly on a pro rata basis over the next three years. Our board of directors does not intend to grant any more options under this stock option plan.

    1999 EMPLOYEE STOCK PURCHASE PLAN

    Our 1999 Employee Stock Purchase Plan, or ESPP, which has been adopted by our board of directors and our stockholders, will take effect upon the closing of this offering. We have reserved 300,000 shares of common stock for issuance under the ESPP. The ESPP is intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code. Generally, the ESPP will be implemented through a series of offering periods of six months' duration, with new offering periods commencing on the first trading day on or after August 1 and February 1 of each year. However, the first offering period will commence on the first trading day after the closing of the offering and will expire on July 31, 2000. Generally, shares may be purchased at the end of each offering period but during the initial offering period shares may be purchased at the end of each of July 31, 1999, January 31, 2000 and July 31, 2000.

    The ESPP will be administered by the compensation committee of our board of directors. Each employee of ours or of any majority-owned subsidiary of ours who has been employed by us or a majority-owned subsidiary for at least 5 days and for more than 20 hours per week and more than five months per year will be eligible to participate in the ESPP. The ESPP permits an eligible employee to purchase common stock through payroll deductions, which may not exceed 10% of his or her compensation, at a price equal to 85% of the lesser of the fair market value of the common stock at the beginning of the offering period and the fair market value of the common stock at the end of each purchase period. Employees may terminate their participation in the ESPP at any time during the offering period, but they may not change their level of participation in the ESPP at any time during the offering period. Participation in the ESPP terminates automatically on the participant's termination of employment with us.

    401(K) PLAN

    We maintain a 401(k) plan, a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code, that covers all employees who satisfy specified eligibility requirements relating to minimum age, length of service and hours worked. Under the profit-sharing portion of the plan, we may make an annual contribution for the benefit of eligible employees in an amount determined by the board of directors. We have not made any contributions to date and currently have no plans to do so. Under the 401(k) portion of the plan, eligible employees may make pretax elective contributions of up to 15% of their compensation, subject to maximum limits on contributions prescribed by law.

                              CERTAIN TRANSACTIONS

SALES OF COMMON STOCK AND PREFERRED STOCK

    Since our inception in November 1995, we have issued, in private placement transactions, shares of common stock and preferred stock to directors, executive officers, 5% stockholders, and other purchasers included in the descriptions below, as follows:

    We issued 600,000, 400,000, 333,333 and 250,000 shares of common stock, respectively, to Samir Arora, David Kleinberg, Clement Mok and Sal Arora, the founders of NetObjects on December 21, 1995. The purchase price of the shares of common stock was $0.09 per share. The founders issued three-year full recourse promissory notes as consideration for the issuance of the shares, in the total principal amount of $142,500, which bear interest at 8% annually and are secured by the shares. As of December 31, 1998, the total principal balance of the notes was $112,500, of which $90,000 was repaid in March 1999. The remaining note for $22,500 owed by Sal Arora has been extended for one year.

    We issued 166,666 and 1,666,666 shares of Series A preferred stock, respectively, to Studio Archetype and Rae Technology, respectively, on December 21, 1995. The purchase price of the shares was $0.90 per share. All but 651,945 of the shares were exchanged for IBM common stock and were cancelled in connection with IBM's acquisition of approximately 80% of our stock in April 1997, and remained outstanding at December 31, 1998. Our relationships with Rae Technology and Studio Archetype are described in "--Transactions with Rae Technology and Studio Archetype-- Rae Technology" and "--Studio Archetype."

    We issued a total of 2,083,333 shares of Series B preferred stock to Norwest Equity Partners V, 2,233,333 shares collectively to Venrock Associates, Venrock Associates II, L.P., and one of their affiliates, and 150,000 shares of Series B preferred stock to John Sculley, on February 2, 1996. The purchase price of the shares was $1.20 per share. All of the shares were exchanged for IBM common stock and cancelled in connection with IBM's acquisition of approximately 80% of our stock in April 1997.

    In December 1996, we agreed to issue warrants for the purchase of a total of 6,863,426 shares of Series C preferred stock to a group of institutional investors led by Perseus U.S. Investors, L.L.C. that also included Norwest Equity Partners V, Venrock Associates and John Sculley who, together with other existing investors agreed to exercise the warrants as needed to enable us to obtain additional financing of approximately $1 million under an existing secured loan agreement with a bank. We also received $275,000 in loans from Norwest and Venrock. On exercise of the warrants, we issued a total of 3,476,090 shares, 304,492 shares, 295,355 and 21,920 shares of Series C preferred stock, respectively, to Perseus U.S. Investors, L.L.C., Norwest Equity Partners V, Venrock Associates, L.P. and Venrock Associates II, L.P., collectively, and John Sculley respectively, on various dates between December 1996 and March 1997 and 515,070 shares to other entities and individuals who are not directors, executive officers or 5% stockholders. The exercise price under the warrants was approximately $1.82 per share. All of the shares were exchanged for IBM common stock and cancelled in connection with IBM's acquisition of approximately 80% of our stock in April 1997. On February 9, 1999, Norwest exercised its remaining warrant for 591,855 shares of Series C preferred stock by providing a cash payment to us. On March 23, 1999, warrants were exercised for the purchase of 60,369 shares of Series C Preferred Stock. As of March 31, 1999, warrants to purchase a total of 1,478,306 shares of Series C preferred stock were held by Perseus, Venrock and Mr. Sculley, and warrants to purchase 119,969 shares of Series C preferred stock were held by other entities and individuals who are not directors, executive officers and 5% stockholders, at an exercise price of approximately $1.82 per share. These warrants will automatically be surrendered on a cashless exercise basis by surrendering shares of common stock as payment of the exercise price upon the closing of this offering, if not exercised earlier. One of our directors is a member of Perseus U.S. Investors, L.L.C., and three of our directors are members of Perseus Capital, L.L.C., an affiliate of Perseus U.S. Investors, L.L.C.

    In connection with IBM's acquisition of approximately 80% of our stock on April 11, 1997, we issued a warrant to IBM to purchase up to 3,482,838 shares of Series E preferred stock at an exercise price of approximately $6.68 per share. IBM's warrant to purchase shares of Series E preferred stock expires on April 11, 2000.


    In October and December 1998, we issued convertible notes in the amount of approximately $10.1 million and $825,000 to IBM and Perseus Capital, L.L.C., respectively. The notes may be converted into 1,512,257 and 123,526 shares of Series E-2 preferred stock at any time and convert automatically on the closing of an initial public offering of at least $20.0 million of stock. We also issued warrants to purchase up to 151,335 shares and 12,379 shares of Series E-2 preferred stock, to IBM and Perseus Capital, L.L.C., respectively, at an exercise price of approximately $6.68 per share, the same price at which the related notes convert. Each share of Series E-2 preferred stock automatically converts into common stock upon the effectiveness of the offering and due to an adjustment triggered by our failure to complete this or a similar offering or repay the convertible notes prior to specific dates, the earliest of which was April 8, 1999, the conversion ratio has increased from 1:1 to 1.25:1. The Series E-2 preferred stock warrants are exercisable for five years after their issuance dates. All of the warrants to purchase Series E-2 preferred stock permit a cashless exercise by surrendering shares of common stock as payment of the exercise price automatically at the closing of this offering. On February 4, 1999, IBM agreed to purchase up to approximately $3.5 million of notes and additional warrants, at our option, up to the date of closing of the offering. The notes are similar to the earlier issued notes, but are not convertible into preferred stock. The warrants are identical to the earlier issued warrants and represent the right to purchase 51,771 shares of Series E-2 preferred stock. We issued a note in the amount of $2.0 million and a warrant to purchase 30,012 shares of Series E-2 preferred stock to IBM on February 18, 1999 under the February 4, 1999 agreement. On March 23, 1999 we issued a note in the amount of approximately $1.41 million and a warrant to purchase 21,323 shares of Series E-2 preferred stock to IBM. IBM has the right to require us to repay all indebtedness under the additional notes in full upon the closing of the offering.


    On April 11, 1997, we issued 10,495,968 shares of Series E preferred stock to IBM at a purchase price of approximately $6.68 per share. In addition, we granted the four founders the right to purchase Series E preferred stock in three equal installments before April 10, 1998 at the same price paid by IBM in April 1997. On various dates between June 30, 1997 and March 31, 1998, we issued a total of 299,457, 84,622, 17,891 and 4,596 shares of Series E preferred stock, respectively, at a purchase price of approximately $6.68 per share, to Samir Arora, David Kleinberg, Clement Mok and Sal Arora.

    On March 14, 1997, we issued warrants to purchase 274,604, 105,511, 73,190, 109,783, 188,636, 13,581 and 10,551 shares of Series F preferred stock, originally classified as Series D preferred stock, respectively, at a purchase price of $10.80 per share, to Perseus U.S. Investors, L.L.C., Rae Technology, LLC, Venrock Associates, L.P., Venrock Associates II, L.P., Norwest Equity Partners V, John Sculley and Studio Archetype, respectively. On December 23, 1997, we issued a warrant to purchase 83,333 shares of Series F preferred stock, at a purchase price of $10.80 per share, to IBM Credit Corp. These warrants are exercisable for three years from the date of issuance. The holders of the warrants may surrender them on a cashless exercise basis by surrendering shares of common stock as payment of the exercise price on or after the closing of this offering and before the expiration date.

    Novell purchased 333,333 shares of our Series F-2 preferred stock for $9.00 per share, under a stock purchase agreement dated October 16, 1998. Under the stock purchase agreement, Novell has

"observer rights" at meetings of our board of directors so long as Novell remains the beneficial owner of not less than 1% of our stock, assuming the exercise or conversion of all options and warrants. In addition, Christopher M. Stone, an Executive Vice President of Novell, is one of our directors. Novell also acquired a warrant for the purchase of up to 16,666 shares of Series F-2 preferred stock at an exercise price $9.00 per share under the stock purchase agreement. The warrant may be exercised between January 1, 2001 and December 31, 2003, but only if we have not completed an initial public offering of our securities resulting in total cash proceeds of at least $30 million by December 31, 2000.

    MC Silicon Valley, Inc., a subsidiary of Mitsubishi, acquired 55,555 shares of our Series F-2 preferred stock at a price per share of $9.00, under the terms of a stock purchase agreement dated October 28, 1998. Mitsubishi is also our master distributor in Japan.

TRANSACTIONS WITH RAE TECHNOLOGY AND STUDIO ARCHETYPE

    RAE TECHNOLOGY. In connection with our formation, Rae Technology and we entered into a technology transfer agreement dated December 21, 1995 under which Rae Technology granted us, among other things, an exclusive, perpetual, transferable, worldwide and royalty-free license, with a right of sublicense, to use technologies referred to as "SOLO" for all commercial applications on commercial online networks, and all rights to the trademark "NetObjects." In exchange for our original license and other intangible property we issued 1,666,666 shares of Series A preferred stock to Rae Technology. We also purchased assets and equipment, and assumed lease obligations, of Rae Technology and subleased 90% of Rae Technology's office space. Samir Arora, one of our founders, our Chairman, Chief Executive Officer and President, is the President and Chief Executive Officer and a director of Rae Technology, and Mr. Arora, David Kleinberg, our Executive Vice President, Desktop Products and Online Services, Morris Taradalsky, our Executive Vice President, Server Products and Professional Services, and Sal Arora, Vice President, Engineering, Desktop Products and Online Services, collectively own approximately 90% of the outstanding equity interests of Rae Technology. Messrs. Arora, Kleinberg and Arora also acquired shares of common stock in connection with our formation.

    In March 1997, in connection with IBM's April 1997 acquisition of approximately 80% of our stock, Rae Technology and we amended the technology transfer agreement to expand our rights to SOLO and the "NetObjects" trademark as they existed at the time and to limit Rae Technology's rights to SOLO and our modifications to it from February 2, 1996 to December 31, 1998. As a result, Rae Technology now has a non-transferable, perpetual, royalty-free non-exclusive license to create and sell single user software programs primarily intended to be used by individuals to manage personal data such as personal contacts, events, schedules, tasks, projects, notes, pictures, lists of files and other personal information.

    On April 10, 1997, Rae Technology and we entered into a patent transfer and license agreement under which we assigned all of our rights to four U.S. patent applications and related rights and inventions and reserved for ourselves a non-exclusive, perpetual, royalty-free, worldwide, irrevocable license to all of the transferred rights and inventions, including any patents that issue on them. Two patents have issued to date. The patent agreement was entered into in connection with Rae Technology's amendment of the technology transfer agreement in March 1997. Under the patent agreement we are entitled to receive 85% of all license revenues earned by Rae Technology and its affiliates from the transferred rights. We are obligated to reimburse Rae Technology for all patent prosecution expenses and fees that are not offset by Rae Technology's share of the licensing revenues. To date, Rae Technology has not earned any licensing revenues, and we have reimbursed Rae Technology a total of approximately $41,000. We have the right to reacquire all of the transferred rights, including issued patents, from Rae Technology under a number of circumstances, including on April 10, 2000 upon payment of a $5,000 transfer fee to Rae Technology, unless we otherwise determine not to reacquire the rights at that time. We also may reacquire the transferred rights and any patents upon the occurrence of events of default or Rae Technology's failure to meet licensing revenue thresholds once it begins earning license fees.

    STUDIO ARCHETYPE. In connection with our formation, Studio Archetype and we entered into a technology license agreement dated December 21, 1995, under which Studio Archetype granted to us, among other things, a non-exclusive, perpetual, transferable, worldwide and royalty-free license, with a right of sublicense, to use intellectual property rights and know-how referred to as the iD System. In exchange for that license agreement, we issued 166,666 shares of Series A preferred stock to Studio Archetype, valued at that time at approximately $150,000.

IBM RELATIONSHIP


    Upon the effectiveness of the merger that resulted in IBM's acquisition of approximately 80% of our stock, Messrs. Dayton, Zisman and Anderegg became directors of our Company. After the offering, IBM will beneficially own approximately 54% of our outstanding stock immediately following the offering, assuming the cashless exercise of all outstanding warrants by surrender of shares of common stock as payment of the exercise price, conversion of the convertible notes and no exercise of outstanding options and will continue to exercise significant influence over the election of directors and other corporate matters and over other matters submitted to a vote of our stockholders. We and IBM have entered into numerous transactions and arrangements including the following:


    MERGER AGREEMENT. IBM acquired its controlling interest in us on April 11, 1997 pursuant to an agreement and plan of merger dated March 18, 1997 under which IBM acquired 10,495,968 shares of Series E preferred stock for approximately $6.68 per share, representing at the time approximately 80% of our voting securities. Pursuant to the merger agreement, each preferred stockholder agreed, severally and not jointly, to indemnify IBM and its affiliates against any losses arising from any inaccuracy in, or any breach of, representations and warranties made by us in the merger agreement and any related documents. The obligations of any preferred stockholder to indemnify IBM and its affiliates were to be satisfied only from the preferred stockholder's pro rata portion of the securities and other funds held in escrow in accordance with an escrow agreement. Rae Technology agreed to indemnify IBM and its affiliates, to the extent of Rae Technology's pro rata portion, with respect to any inaccuracy in, or breach of, representations and warranties pertaining to intellectual property transferred by Rae Technology to us at the time of our formation. The preferred stockholders deposited all outstanding shares of, and warrants to purchase shares of, Series A preferred stock, Series C preferred stock and Series F preferred stock held by them and outstanding immediately after the effective time of the merger, and 10% of the IBM common stock issued to them under the merger agreement into an escrow to secure the payment of the indemnification obligations described above. The shares of IBM common stock held in escrow were released without claims or offset in April 1998. The escrow agreement provides that the remaining escrowed securities will be released to the preferred stockholders on April 11, 1999, or promptly thereafter, subject to any claims for indemnification or set-off.

    In connection with the merger agreement, IBM also paid $250,000 for a warrant to acquire 3,482,838 more shares of Series E preferred stock at an exercise price of approximately $6.68 per share. During the same time period, we and IBM also entered into a number of other agreements, including a stockholders' agreement, a patent license agreement and a software license agreement, each of which is discussed below, and a registration rights agreement.

    STOCKHOLDERS' AGREEMENT. On March 18, 1997, NetObjects, IBM and some of our stockholders executed a stockholders agreement that, among other things, provided for "freedom of action" for IBM and its affiliates to compete with us without liability for breach of any fiduciary duty or for usurping any "corporate opportunity." These protections extended to IBM's representatives on the board of directors. The stockholders' agreement required approval by our board of directors before our taking a number of actions, and these restrictions were incorporated into
Section 3.14 of our amended and restated bylaws. The stockholders' agreement was terminated in connection with the offering, but the "freedom of action" provisions are contained in our restated certificate of incorporation.

    PATENT LICENSE AGREEMENT. On April 10, 1997, we and IBM executed a patent license agreement that grants IBM a non-exclusive, royalty-free, perpetual license to our patents as they are issued.


    SOFTWARE LICENSE AGREEMENT. On March 18, 1997, we and IBM executed a 10-year software license agreement which provides for payment of royalties by IBM to us in connection with sales of product bundles that include our products and for payment to us for services performed in connection with the IBM WebSphere project. Between March 18, 1997 and December 31, 1997, IBM made nonrefundable prepayments to us totaling $10.5 million, which were recorded as deferred revenues. As a result, any payments under the agreement, which include services, royalty and internal license fee payment components, are credited against the prepaid amount. This license agreement has been amended a number of times. The size and the committed nature of this $10.5 nonrefundable prepayment was more advantageous to us than what we could have obtained from a third party. Under the software license agreement we are obligated to place all of our source code into an escrow. IBM may obtain access to the source code upon events of default related to our failure to provide required maintenance and support or our bankruptcy or similar event of financial reorganization. IBM may use the source code that it obtains to create derivative works, which it will own subject to our rights in the underlying software. Additional terms of the software license agreement and its amendments are as follows:



    - Amendment Number 1 and Amendment Number 4 license IBM to use our products in its internal operations for a one-time fee of $402,000 through April 30, 1998. The license was initially, for 3,000 copies but now provides for an unlimited quantity. After April 30, 1998, IBM can pay for upgrade copies at an annual rate of 25% of $402,000 or at a per copy royalty rate. Amendment Number 4 also sets forth royalty rates for our products if they are bundled and sold by IBM with IBM products. These rates are based on the percentage which the value of the NetObjects product bears to the total value of all of the other products in the bundle. If the value of our product is equivalent to or less than the total value of all of the other products in the bundle, we receive 37% of IBM's average selling price for a stand-alone license of our product during a calendar quarter. If the value of our product is more than the value of the other products, we receive 69% of IBM's average selling price for a stand-alone license of our product during a calendar quarter. If IBM sells our products alone, we receive 75% of IBM's average selling price for a stand-alone license of our product during a calendar quarter.



    - In Amendment Number 3 and Amendment Number 7, IBM agreed to translate our software into languages other than English for which we are required to pay 115% of the costs associated with the translation. The costs are recovered through the sales of our products outside of the United States by IBM and Lotus by reducing the royalty rate otherwise due to us by 50%. We are permitted to repay the translation costs over an extended period of time, and the repayment is derived solely from earned international royalties. We would not be able to obtain the same open-ended repayment terms from a third party.


    - We became an IBM "Business Partner" under Amendment Number 5 which permits us to resell IBM products and pay IBM 50% of the royalty payment received by us.

    - We agreed to perform services for IBM to make our products compatible with and to integrate our products with IBM's WebSphere products in Amendment Number 6 and Amendment Number 8. Under Amendment Number 6 we were to receive a minimum amount of license fees equal to the total amount of our expenditures on the project, plus a 20% profit margin. Amendment No. 8 modified our arrangement to provide for our receipt of services revenues equal to the total amount of our expenditures plus a 5% profit margin instead. These amendments further provide for us to receive license fees on bundles of our products with IBM's WebSphere products calculated, generally, at 50% of the applicable software license agreement royalty rate, as described above.


    - IBM has paid us $350,000 for developing a capability in one of our products so that it supports wireless markup language for IBM's wireless group. Other than the license to IBM, we retain all interests in the software.



    - We have entered into letter agreements subject to all other terms of the software license agreement to bundle NetObjects Fusion with Lotus' Designer for Domino. Initially, the letter agreement committed Lotus to pay us a minimum of $4.0 million in license fees for 200,000 copies of NetObjects Fusion through September 30, 1998. In January 1999, we signed a new letter agreement that extended the term to June 30, 1999 and increased the minimum amount of license fees by $500,000 and the minimum number of copies by 25,000. We recently entered into a new contract to bundle a version of NetObjects Fusion with Lotus Designer Application Studio for Domino R5, which expires on December 31, 1999. There are no commitments for a minimum number of copies or minimum license fees under this new contract.


    OTHER LICENSE AGREEMENTS. We also entered into a trademark license agreement wtih IBM that permits IBM to use our NetObjects TopPage trademark on products developed by IBM in Japan. IBM will pay us fifty cents for each use.

    IBM granted us a license to reproduce and create derivative works from and to distribute a value-added version of IBM's Build-IT software until IBM terminates the license. We must pay IBM 10% of the gross revenues received when we distribute the software. There is a minimum royalty of $5 and a maximum royalty of $20 per software bundle.


    LOAN AND SECURITY AGREEMENT. On December 23, 1997, we and IBM Credit Corp. executed a revolving loan and security agreement, as amended, against which we have drawn approximately $19 million in total principal amount and issued convertible revolving credit notes to IBM Credit Corp. for a corresponding amount. The revolving notes bear interest at LIBOR plus 1.5%. In the event of our default under the revolving notes, IBM Credit Corp. has the right to convert the unpaid balance into shares of common stock at the lower of approximately $6.68 per share or a price determined by independent appraisal. To secure our obligations under the loan agreement, we granted a recorded first priority security interest in all of our assets, including intangible assets, to IBM Credit Corp. IBM has guaranteed our obligations under the revolving notes. We would not have been able to obtain a $19.0 million loan from an independent third party without the guarantee from IBM. We were not in compliance with a financial convenant in the loan agreement concerning the amount of our operating losses as of December 31, 1999 and March 31, 1999, but on February 3, 1999, IBM Credit Corp. waived our compliance through December 31, 1998 and has since agreed to take no action with respect to our noncompliance through May 31, 1999. We will use proceeds from this offering to repay the credit facility, and it will terminate upon repayment.



    NOTE AND WARRANT PURCHASE AGREEMENT. We and IBM are parties to a note and warrant purchase agreement dated October 8, 1998, pursuant to which we have issued convertible notes in the aggregate principal amount of approximately $10.1 million and $825,000, respectively, to IBM and Perseus Capital, L.L.C., an affiliate of Perseus U.S. Investors, L.L.C. The notes bear interest at a rate of 10% per year. The principal and interest due under the convertible notes will be converted automatically into shares of common stock upon closing of this offering. The convertible notes are secured by a security interest in all of our assets and properties that is second in priority to the security interest we granted to IBM Credit Corp. On February 4, 1999, we and IBM amended the note and warrant purchase agreement to permit us to sell up to $3.45 million of notes and additional warrants to IBM. These notes will be payable in full upon the closing of this offering.


    DEMAND NOTE. On April 23, 1999, we obtained an additional $2 million from IBM under an unsecured demand note. The note bears interest at a rate of 10% per annum. The principal and interest will be repaid from the proceeds of this offering. We would not have been able to obtain this additional financing from an independent third party.


    VOTING AGREEMENT. In January 1999, we entered into a voting agreement with IBM. For a description of the terms of this agreement, see
"Management--Contractual Arrangements."

    STRATEGIC RELATIONSHIPS. We have a number of relationships with IBM and its subsidiary, Lotus, under which some of our products are offered for sale through a variety of IBM and Lotus channels, all of which are governed by the terms of the software license agreement. The software license agreement has been amended several times, and letter agreements have been entered into under a specific provision of the license agreement to address these relationships. During fiscal year 1998, approximately 36% of our total revenues were derived from IBM. As long as we remain a subsidiary of IBM we may receive greater access to customers and marketing activities, including advertising, direct marketing, tradeshows and seminars, and advertising media rates that are significantly lower than those generally available to a company of our size in our industry.

DISTRIBUTION AGREEMENT WITH NOVELL


    We also have a strategic relationship with Novell. On September 30, 1998, Novell agreed to bundle NetObjects Fusion with Novell's NetWare for Small Business product offering under a license agreement through which we receive royalties on a per unit basis as products are sold by Novell. We are entitled to receive a minimum of $250,000 of royalties under the Novell agreement. This license agreement continues through September 30, 1999 and will automatically renew for additional one year periods unless terminated by either party. After the first renewal year, either party may terminate the agreement on 90 days' written notice. Christopher M. Stone, an Executive Vice President with Novell, will become a director of NetObjects as of the offering date.


OUTSIDE DIRECTOR OPTION GRANTS AND EXPENSES

    Effective on the closing of the offering, we will grant stock options to Messrs. Sculley and Stone that will entitle each of them to purchase up to 20,000 shares of common stock at an exercise price equal to the public offering price, vesting over four years. We also have granted an option to Mr. Sculley to purchase up to 50,000 shares of common stock at an exercise price of $7.50, vesting over four years, and will reimburse him for some expenses incurred in connection with his attendance at board meetings.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of the common stock as of March 31, 1999, assuming conversion of all shares of preferred stock into common stock, and as adjusted to reflect the sale of 6,000,000 shares of common stock in the offering for (a) each person known to us to own beneficially more than 5% of the common stock, (b) each of our directors, (c) each of the named executive officers and (d) all executive officers and directors as a group. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, or the Commission, and includes shares over which the beneficial owner exercises voting or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 31, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by these persons, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them:

                                                                                   COMMON STOCK
                                                   ----------------------------------------------------------------------------
                                                                                              NUMBER OF SHARES
                                                                         NUMBER OF SHARES        ISSUABLE ON         PERCENT
                                                                            ISSUABLE ON          EXERCISE OF        OWNERSHIP
                                                    NUMBER OF SHARES        EXERCISE OF      OUTSTANDING OPTIONS  -------------
                                                      BENEFICIALLY          OUTSTANDING       WITHIN 60 DAYS OF      BEFORE
NAME                                                      OWNED              WARRANTS          MARCH 31, 1999       OFFERING
-------------------------------------------------  -------------------  -------------------  -------------------  -------------
International Business Machines Corporation (1)..       14,119,537            3,623,569                                  76.0%
New Orchard Road
Armonk, NY 10504
Samir Arora (2)..................................        1,669,479               10,551             121,875              11.1
c/o NetObjects, Inc.
301 Galveston Drive
Redwood City, CA 94063
Perseus, L.L.C.(3)...............................          925,397              765,148                                   5.9
The Army and Navy Club Building
16271 I Street, N.W., Suite 610
Washington, D.C. 20006
  Kenneth Socha (4)..............................          925,397              765,148                                   5.9
  Frank Pearl (4)................................          925,397              765,148                                   5.9
David Kleinberg (5)..............................          774,461                3,137              81,250               5.2
c/o NetObjects, Inc.
301 Galveston Drive
Redwood City, CA 94062
Morris Taradalsky (6)............................           89,818                  356              69,443                 *
Mark Patton......................................           76,493                                   76,493                 *
John Sculley.....................................           37,504               37,504                                     *
Michael J. Shannahan.............................           42,881                                   42,881                 *
Robert G. Anderegg...............................                0                                                          *
Lee A. Dayton....................................                0                                                          *
Michael D. Zisman................................                0                                                          *
All directors and executive officers as a group
(8 persons) (7)..................................        2,490,215               48,055             391,942              16.3%


                                                       AFTER
NAME                                                 OFFERING
-------------------------------------------------  -------------
International Business Machines Corporation (1)..         57.6%
New Orchard Road
Armonk, NY 10504
Samir Arora (2)..................................          7.9
c/o NetObjects, Inc.
301 Galveston Drive
Redwood City, CA 94063
Perseus, L.L.C.(3)...............................          4.2
The Army and Navy Club Building
16271 I Street, N.W., Suite 610
Washington, D.C. 20006
  Kenneth Socha (4)..............................          4.2
  Frank Pearl (4)................................          4.2
David Kleinberg (5)..............................          3.7
c/o NetObjects, Inc.
301 Galveston Drive
Redwood City, CA 94062
Morris Taradalsky (6)............................            *
Mark Patton......................................            *
John Sculley.....................................            *
Michael J. Shannahan.............................            *
Robert G. Anderegg...............................            *
Lee A. Dayton....................................            *
Michael D. Zisman................................            *
All directors and executive officers as a group
(8 persons) (7)..................................         11.7%

----------------------------------
   * Less than 1%.

 (1) Includes 2,118,789 shares of common stock issuable on conversion of outstanding convertible notes.

 (2) Includes 299,457 shares owned by Information Capital LLC, wholly owned by Mr. Arora. Also includes 592,677 shares of common stock and 10,551 shares of common stock issuable on exercise of outstanding warrants to purchase convertible preferred stock owned by Rae Technology because he is its President and owns a majority of its equity interests. Mr. Arora exercises sole voting and dispositive power over the shares held by Rae Technology, but disclaims beneficial ownership of the Rae Technology shares except to the extent of his pecuniary interest therein. Sal Arora is the brother of Samir Arora.

 (3) Perseus U.S. Investors, L.L.C. holds 758,291 shares of common stock issuable on exercise of warrants, and Perseus Capital, L.L.C. holds 6,857 shares of common stock issuable on exercise of warrants. Includes 160,249 shares of common stock issuable on conversion of outstanding convertible notes held by Perseus Capital, L.L.C. Perseus, L.L.C. is the manager of Perseus U.S. Investors, L.L.C. and the indirect manager of Perseus Capital, L.L.C. Three of our directors, Messrs. Sculley, Zisman and Arora, are members of Perseus Capital, L.L.C. and one director, Mr. Sculley, is also a member of Perseus U.S. Investors, L.L.C. They have no voting or dispositive power over shares held by the Perseus entities and disclaim beneficial ownership of all common stock held by the Perseus entities except to the extent of their respective pecuniary interests therein.

 (4) The individuals or entities listed have sole or shared voting and dispositive power over the shares. Each party disclaims beneficial ownership of the shares except to the extent of any pecuniary interest in the shares.

 (5) Includes 176,909 shares of common stock and 3,370 shares of common stock issuable on exercise of outstanding warrants to purchase convertible preferred stock, which is Mr. Kleinberg's pro rata share of securities held by Rae Technology.

 (6) Includes 20,018 shares of common stock and 356 shares of common stock issuable on exercise of outstanding warrants to purchase convertible preferred stock, which is Mr. Taradalsky's pro rata share of securities held by Rae Technology.

 (7) Includes securities held by Rae Technology, of which three of our executive officers are members, owned or controlled by officers of NetObjects.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of our capital stock and provisions of our restated certificate of incorporation and restated bylaws is a summary only and is not a complete description. The descriptions of the common stock and preferred stock reflect changes to our capital structure, including the conversion of outstanding preferred stock into common stock and the deletion of references to Series A, Series B, Series C, Series E, Series E-2, Series F and Series F-2 preferred stock, that will occur on effectiveness of the offering under the terms of our restated certificate of incorporation.

    Upon completion of the offering our authorized capital stock will consist of 60,000,000 shares of common stock, par value $0.01 per share, and 6,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

    As of March 31, 1999, 2,182,750 shares of common stock were outstanding and held of record by 110 stockholders, assuming no exercise after March 31, 1998 of outstanding options or warrants. Each holder of common stock is entitled to the following:

    - one vote per share;

    - dividends as may be declared by our board of directors out of funds legally available therefor subject to the rights of any preferred stock that may be outstanding; and

    - his, her or its pro rata share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock in the event of liquidation.

Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any shares of our common stock or other securities. All the outstanding shares of common stock are fully paid and nonassessable. As of March 31, 1999, 2,900,087 shares of common stock were issuable upon exercise of outstanding options at a weighted average exercise price of $3.13 per share.

PREFERRED STOCK

    Our board of directors has the authority, subject to any limitations prescribed by Delaware law, to issue shares of preferred stock in one or more series and to fix and determine the relative rights and preferences of the shares constituting any series to be established without any further vote or action by the stockholders. Any shares of preferred stock so issued may have priority over the common stock with respect to dividend, liquidation and other rights. On closing of the offering, no shares of preferred stock will be outstanding. We have no current intention to issue any shares of preferred stock.

WARRANTS TO PURCHASE PREFERRED STOCK

    As of March 31, 1999, we had outstanding warrants to purchase:

    - 1,598,275 shares of Series C preferred stock at an exercise price of approximately $1.82 per share which will terminate automatically on the closing of the offering through cashless exercise by surrender of shares of common stock as payment of the exercise price;

    - 3,482,838 shares of Series E preferred stock at an exercise price of approximately $6.68 per share which will expire on April 11, 2000;

    - 215,049 shares of Series E-2 preferred stock at an exercise price of approximately $6.68 per share which will expire between October 2003 and February 2004;

    - 16,666 shares of Series F-2 preferred stock at an exercise price of approximately $9.00 per share which will terminate on the closing of the offering without becoming exercisable; and

    - 916,666 shares of Series F preferred stock at an exercise price of approximately $10.80 per share which will expire between March 2000 and December 2000.

The warrants to purchase shares of Series E preferred stock, Series E-2 preferred stock and Series F preferred stock will be exercisable for an equivalent number of shares of common stock following the offering. For more detail about the warrants to purchase preferred stock, see "Certain Transactions--Sales of Common Stock and Preferred Stock."

VOTING AND OTHER MATTERS

    The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, under some circumstances, have the effect of delaying, deferring or preventing a change of control.

ANTITAKEOVER EFFECTS OF PROVISIONS OF NETOBJECTS' RESTATED CERTIFICATE OF
  INCORPORATION AND AMENDED AND RESTATED BYLAWS

    The restated certificate of incorporation contains provisions relating to the rights and powers of IBM that could have the effect of delaying, deferring or preventing a change in control of NetObjects. For a description of the risks associated with IBM's control of us, see "Risk Factors-- Our relationship with IBM will substantially change after the offering which could harm our business after the offering and could cause our revenues in fiscal year 1999 to fall below those of fiscal year 1998."

    Special meetings of the stockholders may be called only by the board of directors, the Chairman of the board of directors, the Chief Executive Officer or any holder of at least 25% of our outstanding common stock. The amended and restated bylaws provide that stockholders seeking to bring business before, or to nominate directors at, an annual meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder's notice must be received by our Secretary not less than 120 calendar days nor more than 150 calendar days before the date of our proxy statement sent to stockholders for the prior year's annual meeting. The amended and restated bylaws also contain notice provisions in the event that no annual meeting was held in the previous year, or if the date of the applicable annual meeting has been changed by more than 30 days. The amended and restated bylaws also contain specific requirements for the form of a stockholder's notice. These provisions may preclude or deter some stockholders from bringing matters before the stockholders or from making nominations of directors, and may have the effect of delaying, deferring or preventing a change in control of our company.

CONTRACTUAL AGREEMENTS RELATING TO VOTING

    Under the voting agreement, IBM has agreed, in some circumstances, that it shall not be permitted to elect more than three of the six directors, notwithstanding its position as our majority stockholder. For a description of the terms of this agreement, see "Management--Contractual Arrangements."

WAIVER OF DELAWARE ANTITAKEOVER STATUTE

    Section 203 of the DGCL generally prohibits a publicly-held Delaware corporation from engaging in a merger, asset sale or other transaction resulting in a financial benefit with any person who, together with affiliation and association, owns, or within three years, did own, 15% or more of a corporation's voting stock. The prohibition continues for a period of three years after the date of the transaction in which the person became an owner of 15% or more of the corporation's voting stock unless the business combination is approved in a prescribed manner. The statute could prohibit or delay, defer or prevent a "change in control" with respect to NetObjects. However, we have waived the provisions of Section 203 by an amendment to our restated certificate of incorporation.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is EquiServe.

                        SHARES ELIGIBLE FOR FUTURE SALE

    If our stockholders sell substantial amounts of our stock in the public market following the offering, then the market price of our stock could fall. After the offering, 26,112,862 shares of our stock will be outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of those shares, the 6,000,000 shares sold in the offering will be freely tradable except for any shares purchased by our "affiliates," as defined in Rule 144 under the Securities Act. The remaining 20,112,862 restricted shares are "restricted securities," as that term is defined in Rule 144, and may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701, which rules are summarized below. All of our officers and directors and almost all of our stockholders have signed lock-up agreements pursuant to which they have agreed not to sell any shares of common stock, or any securities convertible into or exercisable or exchangeable for common stock, for 180 days after the offering without the prior written consent of BT Alex. Brown. BT Alex. Brown may, in its sole discretion, release all or any portion of the shares subject to the lock up agreements.

    The following table depicts securities eligible for future sale:

Total shares outstanding.........................................  26,112,862
Total restricted securities......................................  20,112,862
Shares that are freely tradable after the date of this prospectus
  under Rule 144(k), subject to the 180-day lock-up agreement....   1,439,927
Shares that are freely tradable 90 days after the date of this prospectus under Rule 144 or Rule 701, subject to the 180-day
  lock-up agreement..............................................   1,945,753
Shares that are freely tradable 180 days after the date of this prospectus under Rule 144 (subject, in some cases, to volume limitations), under Rule 144(k) or pursuant to a registration statement to register for resale shares of common stock issued on exercise of stock options...................................  18,318,973

    Following the offering, we intend to file a registration statement under the Securities Act covering 3,466,702 shares of common stock reserved for issuance under the 1997 Plan, the Special Plan and the ESPP. Upon expiration of the lock-up agreements, at least 1,301,232 shares of common stock will be subject to vested options, based on options outstanding as of March 31, 1999. The registration statement is expected to be filed and become effective prior to expiration of the lock-up agreements; accordingly, shares registered under the registration statement will, subject to Rule 144 volume limitations applicable to "affiliates," be available for sale in the open market immediately after the lock up agreements expire. In addition, 3,110,924 shares of common stock issuable upon exercise of warrants, assuming all outstanding warrants are exercised, all of which are subject to the lock-up agreements, will be eligible for sale following expiration of the lock-up agreements, subject to compliance with Rule 144.

    Assuming the exercise of the Series E preferred stock warrant by IBM, the conversion of all Series E preferred stock into common stock and conversion of all Series C preferred stock into common stock, the exercise of warrants for Series F preferred stock and the conversion of all convertible notes and exercise or conversion of the warrants issued under the note and warrant purchase agreement and conversion of all Series E-2 preferred stock, the holders of 17,278,167 shares of common stock and warrants have demand and piggyback registration rights. The exercise of these rights could adversely affect the market price of our stock. For the details of the registration rights, see "--Registration Rights."

    In general, Rule 144 provides that any person who has beneficially owned shares for at least one year, including an affiliate, is generally entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the shares of common stock then outstanding, approximately 261,128 shares immediately after the offering, or the reported average weekly trading volume of the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is sent to the Commission. Sales under Rule 144 are subject to manner of sale restrictions, notice requirements and availability of current public information concerning us. A person who is not an affiliate of ours, and who has not been an affiliate within three months prior to the sale, generally may sell shares without regard to the limitations of Rule 144 provided that the person has held the shares for at least two years. Under Rule 144(k), a person who is not deemed to have been an "affiliate" of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Any employee, director or officer of ours, or consultant to us, holding shares purchased pursuant to a written compensatory plan or contract, including options, entered into prior to the offering is entitled to rely on the resale provisions of Rule 701, which permit nonaffiliates to sell shares without having to comply with the public information, holding period, volume limitation or notice requirements of Rule 144 and permit affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each case beginning 90 days after the date of this prospectus.

REGISTRATION RIGHTS

    Our second amended and restated registration rights agreement provides rights to register shares under the Securities Act to some holders of our capital stock or their permitted transferees. Under the terms of this agreement, if we propose to register any of our securities under the Securities Act in an underwritten primary registration, we must include the shares that we have been requested to register pursuant to "piggyback" rights, subject to any limitation set by the underwriters on the number of shares included in the registration. Also, IBM may require us to use our best efforts, not more than twice, to file a registration statement under the Securities Act, at our expense, with respect to IBM's shares of common stock. None of the shares of any stockholder have been registered for sale in this offering.

    Following this offering, IBM also may require us to use our best efforts to file up to two registration statements on Form S-3, at the expense of IBM, provided that the aggregate offering price net of underwriting discounts and commissions for each registration is not less than $500,000. In addition, any holder of Series E-2 preferred stock and any holder of at least 100,000 shares of Series F-2 preferred stock may require us to use our best efforts to file registration statements on Form S-3, at our expense, to register shares of common stock acquired in connection with the exercise of warrants. IBM may assign its registration rights to any person to whom it transfers at least 1,000,000 shares of common stock.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives BT Alex. Brown Incorporated, BancBoston Robertson Stephens and U.S. Bancorp Piper Jaffray Inc., the underwriters' representatives, have severally agreed to purchase from us the following numbers of shares of common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                                                                        NUMBER OF
                                             UNDERWRITER                                                 SHARES
-----------------------------------------------------------------------------------------------------  -----------
BT Alex. Brown Incorporated..........................................................................
BancBoston Robertson Stephens........................................................................
U.S. Bancorp Piper Jaffray Inc.......................................................................
                                                                                                       -----------
    Total............................................................................................    6,000,000
                                                                                                       -----------
                                                                                                       -----------

    The underwriting agreement provides that the obligations of the underwriters are subject to specified conditions and that the underwriters will purchase all shares of the common stock offered in the offering if any of the shares are purchased.

    We have been advised by the underwriters' representatives that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and
to dealers at that price less a concession not in excess of $      per share.
The underwriters may allow, and the dealers may re-allow, a concession not in
excess of $      per share to other dealers. After the initial public offering, the offering price and other selling terms may be changed by the underwriters' representatives.

    We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 900,000 additional shares of common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that the underwriters exercise the option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of the option shares that the number of shares of common stock to be purchased by it in the above table bears to the total number of shares to be sold in the offering. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the common stock offered in the offering. If purchased, the underwriters will offer the additional shares on
the same terms as those on which the       shares are being offered.


    At our request, the underwriters have reserved up to 328,000 shares of common stock for sale, at the initial public offering price, to employees and friends of ours through a directed share program. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent that employees and friends purchase the reserved shares.


                      AMOUNTS PAYABLE TO THE UNDERWRITERS

                                                                                       NO EXERCISE   FULL EXERCISE
                                                                                       ------------  -------------
Per Share............................................................................   $             $
Total................................................................................   $

    We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933.

    Each of our officers, directors and a substantial majority of our stockholders have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction which is designed to, or could be expected to result in the disposition of any portion of, any common stock for a period of 180 days after the effective date of the registration statement of which this prospectus is a part, without the prior written consent of BT Alex. Brown Incorporated, except in the case of transfers to charitable organizations or from entities to their partners. Such consent may be given at any time without public notice. We have entered into a similar agreement, except that we may issue, and grant options or warrants to purchase, shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, pursuant to the exercise of outstanding options and warrants and our issuance of options and stock granted under the existing stock option and stock purchase plans.

    The underwriters' representatives have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock will be determined by negotiation among us and the underwriters' representatives. Among the factors considered in negotiations are prevailing market conditions, our results of operations in recent periods, the market capitalizations and stages of development of other companies that we and the underwriters' representatives believe to be comparable to us, estimates of our business potential, the present stage of our development and other factors deemed relevant.

    In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. Specifically, the underwriters may over-allot shares of the common stock in connection with this offering, thereby creating a short position in the underwriters' syndicate account. Additionally, to cover over-allotments or to stabilize the market price of the common stock, the underwriters may bid for, and purchase, shares of the common stock in the open market. Any of these activities may maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities, and, if commenced, the activities may be discontinued at any time. The underwriters' representatives, on behalf of the underwriters, also may reclaim selling concessions allowed to an underwriter or dealer, if the syndicate repurchases shares distributed by that underwriter or dealer.

                                 LEGAL MATTERS

    The validity of the common stock being offered hereby will be passed upon for NetObjects by McCutchen, Doyle, Brown & Enersen LLP, Palo Alto, California. Alan Kalin, a partner in the firm of McCutchen, Doyle, Brown & Enersen LLP, serves as our Secretary and indirectly beneficially owns 12,060 shares of the common stock. Legal matters in connection with the offering will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS


    The consolidated financial statements and schedule of NetObjects, Inc. as of September 30, 1997 and 1998, and for the period from November 21, 1995 (inception) to September 30, 1996, and for each of the years in the two-year period ended September 30, 1998 included herein and in the registration statement are included in reliance upon the reports of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The report of KPMG LLP covering the September 30, 1998 consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations and net capital deficiency raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                               CHANGE IN AUDITORS

    Ernst & Young LLP was previously our principal accountant. On October 29, 1997, Ernst & Young LLP was dismissed as our principal accountant and KPMG LLP was engaged to audit our consolidated financial statements. The board of directors has approved the appointment of KPMG LLP as our principal accountants.

    In connection with the audit for the period from November 21, 1995, our inception, through September 30, 1996, and the subsequent interim period through October 29, 1997, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion on the subject matter of the disagreement.

    The audit report of Ernst & Young LLP on our consolidated financial statements as of and for the period from November 21, 1995, our inception, through September 30, 1996 contained a statement that our operating loss since inception raises substantial doubt about our ability to continue as a going concern.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Commission a registration statement on Form S-1, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to the common stock pursuant to be sold under this prospectus. Prior to the offering we were not required to file reports with the Commission. This prospectus does not contain all the information set forth in the registration statement. For further information about NetObjects and the shares of common stock to be sold in the offering, please refer to the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of contracts, agreements or documents and are not necessarily complete. Complete exhibits have been filed with the registration statement.

    The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the Commission's Public Reference facility maintained by the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the Commission is available at the web site maintained by the Commission on the world wide web at http://www.sec.gov.

    We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

                                NETOBJECTS, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Form of Independent Auditors' Report..................................................         F-2

Consolidated Balance Sheets as of September 30, 1997 and 1998 and March 31, 1999
  (unaudited).........................................................................         F-3

Consolidated Statements of Operations for the period from November 21, 1995
  (inception) to September 30, 1996, for the years ended September 30, 1997 and 1998
  and for the six-month periods ended March 31, 1998 and 1999 (unaudited).............         F-4

Consolidated Statements of Shareholders' Deficit for the period from November 21, 1995
  (inception) to September 30, 1996, for the years ended September 30, 1997 and 1998
  and for the six-month period ended March 31, 1999 (unaudited).......................         F-5

Consolidated Statements of Cash Flows for the period from November 21, 1995
  (inception) to September 30, 1996, for the years ended September 30, 1997 and 1998
  and for the six-month periods ended March 31, 1998 and 1999 (unaudited).............         F-6

Notes to Consolidated Financial Statements............................................         F-7

                      FORM OF INDEPENDENT AUDITORS' REPORT

The Board of Directors
NetObjects, Inc.:

    When the recapitalization, which includes a change in par value, the number of shares authorized and a reverse stock split, referred to in Note 8 of the Notes to Consolidated Financial Statements has been consumated, we will be in a position to render the following report.

                                          /s/ KPMG LLP

The Board of Directors
NetObjects, Inc.:

    We have audited the accompanying consolidated balance sheets of NetObjects, Inc. and subsidiary (the Company), a majority owned subsidiary of IBM Corporation, as of September 30, 1997 and 1998, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the period from November 21, 1995 (inception) to September 30, 1996, and for each of the years in the two-year period ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NetObjects, Inc. and subsidiary, a majority owned subsidiary of IBM Corporation, as of September 30, 1997 and 1998, and the results of their operations and their cash flows for the period from November 21, 1995 (inception) to September 30, 1996, and for each of the years in the two-year period ended September 30, 1998, in conformity with generally accepted accounting principles.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(d) to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficit that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1(d). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Mountain View, California,
December 21, 1998, except as to Note 8,
which is as of             , 1998

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                (A MAJORITY OWNED SUBSIDIARY OF IBM CORPORATION)
                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                            SEPTEMBER 30,           MARCH 31, 1999
                                                                         --------------------  ------------------------
                                                                           1997       1998      ACTUAL    PRO FORMA(A)
                                                                         ---------  ---------  ---------  -------------
                                                                                                     (UNAUDITED)
                                                        ASSETS
Current assets:
  Cash.................................................................  $     303  $     459  $   1,816    $   3,816
  Accounts receivable, net of allowances of $781, $2,263, and $969 as
    of September 30, 1997 and 1998, and March 31, 1999, respectively...      2,018      2,292      3,658        3,658
  Prepaid expenses and other current assets............................        448        754      1,437        1,437
                                                                         ---------  ---------  ---------  -------------
      Total current assets.............................................      2,769      3,505      6,911        8,911
Property and equipment, net............................................      1,836      1,640      2,247        2,247
                                                                         ---------  ---------  ---------  -------------
Total assets...........................................................  $   4,605  $   5,145  $   9,158    $  11,158
                                                                         ---------  ---------  ---------  -------------
                                                                         ---------  ---------  ---------  -------------
                                         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Short-term borrowings from IBM and IBM Credit Corp...................  $  --      $  20,666  $  22,165    $  24,421
  Short-term borrowings................................................      2,050     --         --           --
  Accounts payable.....................................................      2,518      4,723      3,556        3,556
  Accrued compensation.................................................      1,041      1,690      1,355        1,355
  Other accrued liabilities............................................        684      1,066      1,778        1,361
  Deferred revenue from IBM............................................      6,228      5,121         53           53
  Other deferred revenues..............................................         61        169        673          673
  Current portion of capital lease obligations.........................        303        299        293          293
                                                                         ---------  ---------  ---------  -------------
      Total current liabilities........................................     12,885     33,734     29,873       31,712
Capital lease obligations, less current portion........................        633        336        212          212
Convertible notes from IBM and related party...........................     --         --         10,111       --
                                                                         ---------  ---------  ---------  -------------
      Total long-term obligations......................................        633        336     10,323          212
                                                                         ---------  ---------  ---------  -------------
      Total liabilities................................................     13,518     34,070     40,196       31,924
                                                                         ---------  ---------  ---------  -------------
Commitments
Stockholders' deficit:
  Preferred stock, $0.01 par value; 22,816,333 shares authorized;
    11,394,965, 11,576,937 and 12,700,399 shares issued and outstanding as of September 30, 1997 and 1998 and March 31, 1999, respectively, and none outstanding on a pro forma basis as of March 31, 1999
    (aggregrate liquidation preference of $75,279,768 as of September
    30, 1998)..........................................................        107        109        121       --
  Common stock, $0.01 par value; 28,333,333 shares authorized;
    1,857,449, 2,001,186, and 2,182,750 shares issued and outstanding as of September 30, 1997 and 1998 and March 31, 1999, respectively, and 20,112,862 shares issued and outstanding on a pro forma basis
    at March 31, 1999..................................................         18         20         21          201
  Additional paid-in capital...........................................     15,599     18,318     34,252       44,721
  Deferred stock-based compensation....................................     --           (541)    (1,838)      (1,838)
  Notes receivable from stockholders...................................       (143)      (113)       (23)         (23)
  Accumulated other comprehensive losses...............................     --         --             (3)          (3)
  Accumulated deficit..................................................    (24,494)   (46,718)   (63,568)     (63,824)
                                                                         ---------  ---------  ---------  -------------
      Total stockholders' deficit......................................     (8,913)   (28,925)   (31,038)     (20,766)
                                                                         ---------  ---------  ---------  -------------
  Total liabilities and stockholders' deficit..........................  $   4,605  $   5,145  $   9,158    $  11,158
                                                                         ---------  ---------  ---------  -------------
                                                                         ---------  ---------  ---------  -------------


------------------------------

(a) Assumes the conversion of all outstanding shares of preferred stock into common stock, the cash payment from IBM of $2 million for the purchase of promissory notes, the issuance of 2,118,789 shares of common stock, reflecting the conversion of $10,910,000 of convertible debt and $417,060 in related interest, the issuance of 3,110,924 shares of common stock upon the cashless exercise of 1,598,277, 3,482,838, 215,050 and 916,668 warrants to purchase Series C, Series E, Series E-2 and Series F convertible preferred stock, respectively at a weighted average exercise price of $6.04 per share by surrending shares of common stock as payment of the exercise price, assuming an initial public offering price of $12.00 per share and the accretion of discount on short-term borrowings of $256,000.


          See accompanying notes to consolidated financial statements.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

                      CONSOLIDATED STATEMENT OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                            PERIOD FROM
                                            NOVEMBER 21,
                                                1995               YEAR ENDED               SIX MONTHS ENDED
                                           (INCEPTION) TO        SEPTEMBER 30,                 MARCH 31,
                                           SEPTEMBER 30,   --------------------------  --------------------------
                                                1996           1997          1998          1998          1999
                                           --------------  ------------  ------------  ------------  ------------
                                                                                              (UNAUDITED)
Revenues:

  Software license fees..................    $   --        $      7,392  $      9,703  $      4,571  $      5,545
  Service revenues.......................        --             --            --            --                630
  Software license fees from IBM.........        --                 175         2,700         1,215         2,335
  Service revenues from IBM..............        --             --              2,867           206         2,733
                                           --------------  ------------  ------------  ------------  ------------
    Total revenues.......................        --               7,567        15,270         5,992        11,243
                                           --------------  ------------  ------------  ------------  ------------

Cost of revenues:
  Software license fees..................        --                 772         2,531           982           948
  Service revenues.......................        --             --            --            --                724
  Service revenues from IBM..............        --             --              2,562           184         2,092
                                           --------------  ------------  ------------  ------------  ------------
    Total cost of revenues...............        --                 772         5,093         1,166         3,764
                                           --------------  ------------  ------------  ------------  ------------
    Gross profit.........................        --               6,795        10,177         4,826         7,479
                                           --------------  ------------  ------------  ------------  ------------
Operating expenses:
  Research and development...............         2,765           8,436        10,231         5,855         3,985
  Sales and marketing....................         2,998          12,161        17,114         8,413         9,026
  General and administrative.............           978           3,762         3,575         1,746         1,966
  Stock-based compensation...............        --             --                227            53           170
                                           --------------  ------------  ------------  ------------  ------------
    Total operating expenses.............         6,741          24,359        31,147        16,067        15,147
                                           --------------  ------------  ------------  ------------  ------------
    Operating loss.......................        (6,741)        (17,564)      (20,970)      (11,241)       (7,668)

Interest income (expense)................            46            (234)       (1,194)         (441)       (1,723)
Nonrecurring interest charge on
  beneficial conversion feature of
  convertible debt.......................        --             --            --            --             (7,457)
                                           --------------  ------------  ------------  ------------  ------------
    Loss before income taxes.............        (6,695)        (17,798)      (22,164)      (11,682)      (16,848)
Income taxes.............................        --                   1            60           (37)            2
                                           --------------  ------------  ------------  ------------  ------------
    Net loss.............................    $   (6,695)   $    (17,799) $    (22,224) $    (11,719) $    (16,850)
Translation adjustment...................        --             --            --            --
                                           --------------  ------------  ------------  ------------  ------------
    Comprehensive loss...................    $   (6,695)   $    (17,799) $    (22,224) $    (11,719) $    (16,850)
                                           --------------  ------------  ------------  ------------  ------------
                                           --------------  ------------  ------------  ------------  ------------
Basic and diluted net loss per share.....    $    (4.10)   $     (10.45) $     (12.26) $      (6.63) $      (8.33)
                                           --------------  ------------  ------------  ------------  ------------
                                           --------------  ------------  ------------  ------------  ------------
Shares used to compute basic and diluted
  net loss per share.....................     1,634,259       1,702,726     1,812,484     1,768,429     2,023,214
                                           --------------  ------------  ------------  ------------  ------------
                                           --------------  ------------  ------------  ------------  ------------


          See accompanying notes to consolidated financial statements.

                                NETOBJECTS INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
  PERIOD FROM NOVEMBER 21, 1995 (INCEPTION) TO SEPTEMBER 30, 1996 AND FOR THE
                    YEARS ENDED SEPTEMBER 30, 1997 AND 1998
         AND FOR THE SIX-MONTH PERIOD ENDED MARCH 31, 1999 (UNAUDITED)
                                 (IN THOUSANDS)


                                                                       PREFERRED STOCK
                                     -----------------------------------------------------------------------------------
                                        SERIES A         SERIES B         SERIES C         SERIES E         SERIES F
                                     --------------   --------------   --------------   --------------   ---------------
                                     SHARES  AMOUNT   SHARES  AMOUNT   SHARES  AMOUNT   SHARES  AMOUNT   SHARES   AMOUNT
                                     ------  ------   ------  ------   ------  ------   ------  ------   ------   ------
Balances as of November 21, 1995
  (inception)......................   --     $--       --     $--       --     $--       --      $--      --       $--

Exercise of stock options..........   --      --       --      --       --      --       --      --       --       --
Issuance of common stock...........   --      --       --      --       --      --       --      --       --       --
Issuance of Series A preferred
  stock in exchange for
  technology.......................  1,833    --       --      --       --      --       --      --       --       --
Issuance of Series B preferred
  stock, net of $59 in issuance
  fees.............................   --      --      4,467      45     --      --       --      --       --       --
Net loss...........................   --      --       --      --       --      --       --      --       --       --
                                     ------  ------   ------  ------   ------  ------   ------  ------   ------   ------
Balances, September 30, 1996.......  1,833    --      4,467      45     --      --       --      --       --       --

Exercise of stock options..........   --      --       --      --       --      --       --      --       --       --
Issuance of common stock...........   --      --       --      --       --      --       --      --       --       --
Repurchase of restricted stock.....   --      --       --      --       --      --       --      --       --       --
Warrants exercised.................   --      --         27    --      4,821      48       23    --       --       --
Issuance of Series E and F
  warrants.........................   --      --       --      --       --      --       --      --       --       --
Conversion of Series A, B, and C
  preferred stock to Series E
  preferred stock..................  (1,181)  --      (4,494)   (45)   (4,821)   (48)   10,495    105     --       --
Issuance of Series E preferred
  stock............................   --      --       --      --       --      --        225       2     --       --
Net loss...........................   --      --       --      --       --      --       --      --       --       --
                                     ------  ------   ------  ------   ------  ------   ------  ------   ------   ------
Balances, September 30, 1997.......    652    --       --      --       --      --      10,743    107     --       --

Exercise of stock options..........   --      --       --      --       --      --       --      --       --       --
Issuance of common stock...........   --      --       --      --       --      --       --      --       --       --
Repurchase of restricted stock.....   --      --       --      --       --      --       --      --       --       --
Warrant to purchase Series F
  preferred stock..................   --      --       --      --       --      --       --      --       --       --
Issuance of Series E preferred
  stock............................   --      --       --      --       --      --        182       2     --       --
Repayment of stockholder notes
  receivable.......................   --      --       --      --       --      --       --      --       --       --
Deferred compensation related to
  stock option grants..............   --      --       --      --       --      --       --      --       --       --
Amortization of stock-based
  compensation.....................   --      --       --      --       --      --       --      --       --       --
Net loss...........................   --      --       --      --       --      --       --      --       --       --
                                     ------  ------   ------  ------   ------  ------   ------  ------   ------   ------
Balances, September 30, 1998.......    652   $--       --     $--       --     $--      10,925   $109     --       $--

Exercise of stock options
  (unaudited)......................   --      --       --      --       --      --       --      --       --       --
Issuance of common stock
  (unaudited)......................   --      --       --      --       --      --       --      --       --       --
Repurchase of restricted stock
  (unaudited)......................   --      --       --      --       --      --       --               --       --
Warrants exercised (unaudited).....   --      --       --      --        652       7     --      --       --       --
Warrants to purchase Series E
  Preferred Stock (unaudited)......   --      --       --      --       --      --       --      --       --       --
Issuance of in the money
  convertible debt and warrants to
  purchase Series E preferred stock
  (unaudited)......................   --      --       --      --       --      --       --      --       --       --
Issuance of Series F preferred
  stock net of $30 issuance costs
  (unaudited)......................   --      --       --      --       --      --       --      --       389        4
Repayment of Stockholder notes
  (unaudited)......................   --      --       --      --       --      --       --      --       --       --
Issuance of Series E preferred
  stock net of $67 issuance costs
  (unaudited)......................   --      --       --      --       --      --         82     1       --       --
Deferred compensation related to
  stock option grants
  (unaudited)......................   --      --       --      --       --      --       --      --       --       --
Amortization of stock-based
  compensation (unaudited).........   --      --       --      --       --      --       --      --       --       --
Translation adjustment
  (unaudited)......................   --      --       --      --       --      --       --      --       --       --
Net loss (unaudited)...............   --      --       --      --       --      --       --      --       --       --
                                     ------  ------   ------  ------   ------  ------   ------  ------   ------   ------
Balances, March 31, 1999
  (unaudited)......................    652   $--       --     $--        652   $   7    11,007   $110     389      $ 4
                                     ------  ------   ------  ------   ------  ------   ------  ------   ------   ------
                                     ------  ------   ------  ------   ------  ------   ------  ------   ------   ------


                                      COMMON STOCK                                     NOTES        ACCUMULATED
                                                       ADDITIONAL     DEFERRED       RECEIVABLE        OTHER
                                     ---------------    PAID-IN      STOCK-BASED        FROM       COMPREHENSIVE    ACCUMULATED
                                     SHARES   AMOUNT    CAPITAL     COMPENSATION    STOCKHOLDERS       LOSSES         DEFICIT
                                     ------   ------   ----------   -------------   ------------   --------------   -----------
Balances as of November 21, 1995
  (inception)......................   --       $--        --           --              --             --               --
Exercise of stock options..........    259        3          28        --              --             --               --
Issuance of common stock...........  1,633       16         133        --               (143)         --               --
Issuance of Series A preferred
  stock in exchange for
  technology.......................   --       --         --           --              --             --               --
Issuance of Series B preferred
  stock, net of $59 in issuance
  fees.............................   --       --         5,256        --              --             --               --
Net loss...........................   --       --         --           --              --             --               (6,695)
                                     ------   ------   ----------   -------------      -----            ---         -----------
Balances, September 30, 1996.......  1,892       19       5,417        --               (143)         --               (6,695)
Exercise of stock options..........    127        1          15        --              --             --               --
Issuance of common stock...........      2     --             1        --              --             --               --
Repurchase of restricted stock.....   (164)      (2)        (18)       --              --             --               --
Warrants exercised.................   --       --         8,400        --              --             --               --
Issuance of Series E and F
  warrants.........................   --       --           298        --              --             --               --
Conversion of Series A, B, and C
  preferred stock to Series E
  preferred stock..................   --       --           (12)       --              --             --               --
Issuance of Series E preferred
  stock............................   --       --         1,498        --              --             --               --
Net loss...........................   --       --         --           --              --             --              (17,799)
                                     ------   ------   ----------   -------------      -----            ---         -----------
Balances, September 30, 1997.......  1,857       18      15,599        --               (143)         --              (24,494)
Exercise of stock options..........    144        2          89        --              --             --               --
Issuance of common stock...........     18     --           116        --              --             --               --
Repurchase of restricted stock.....    (18)    --            (2)       --              --             --               --
Warrant to purchase Series F
  preferred stock..................   --       --           535        --              --             --               --
Issuance of Series E preferred
  stock............................   --       --         1,213        --              --             --               --
Repayment of stockholder notes
  receivable.......................   --       --         --           --                 30          --               --
Deferred compensation related to
  stock option grants..............   --       --           768          (768)         --             --               --
Amortization of stock-based
  compensation.....................   --       --         --              227          --             --               --
Net loss...........................   --       --         --           --              --             --              (22,224)
                                     ------   ------   ----------   -------------      -----            ---         -----------
Balances, September 30, 1998.......  2,001     $ 20      18,318          (541)          (113)         --              (46,718)
Exercise of stock options
  (unaudited)......................   177         1         129        --              --             --               --
Issuance of common stock
  (unaudited)......................     33     --           316        --              --             --               --
Repurchase of restricted stock
  (unaudited)......................    (28)    --            (3)       --              --             --               --
Warrants exercised (unaudited).....   --       --         1,181        --              --             --               --
Warrants to purchase Series E
  Preferred Stock (unaudited)......   --       --           120        --              --             --               --
Issuance of in the money
  convertible debt and warrants to
  purchase Series E preferred stock
  (unaudited)......................   --       --         8,776        --              --             --               --
Issuance of Series F preferred
  stock net of $30 issuance costs
  (unaudited)......................   --       --         3,466        --              --             --               --
Repayment of Stockholder notes
  (unaudited)......................   --       --         --           --                 90          --               --
Issuance of Series E preferred
  stock net of $67 issuance costs
  (unaudited)......................   --       --           482        --              --             --               --
Deferred compensation related to
  stock option grants
  (unaudited)......................   --       --         1,467        (1,467)         --             --               --
Amortization of stock-based
  compensation (unaudited).........   --       --         --              170          --             --               --
Translation adjustment
  (unaudited)......................   --       --         --           --              --                (3)           --
Net loss (unaudited)...............   --       --         --           --              --             --              (16,850)
                                     ------   ------   ----------   -------------      -----            ---         -----------
Balances, March 31, 1999
  (unaudited)......................  2,183     $ 21      34,252        (1,838)           (23)            (3)          (63,568)
                                     ------   ------   ----------   -------------      -----            ---         -----------
                                     ------   ------   ----------   -------------      -----            ---         -----------


                                         TOTAL
                                     STOCKHOLDERS'
                                        DEFICIT
                                     -------------
Balances as of November 21, 1995
  (inception)......................      --
Exercise of stock options..........          31
Issuance of common stock...........           6
Issuance of Series A preferred
  stock in exchange for
  technology.......................      --
Issuance of Series B preferred
  stock, net of $59 in issuance
  fees.............................       5,301
Net loss...........................      (6,695)
                                     -------------
Balances, September 30, 1996.......      (1,357)
Exercise of stock options..........          16
Issuance of common stock...........           1
Repurchase of restricted stock.....         (20)
Warrants exercised.................       8,448
Issuance of Series E and F
  warrants.........................         298
Conversion of Series A, B, and C
  preferred stock to Series E
  preferred stock..................      --
Issuance of Series E preferred
  stock............................       1,500
Net loss...........................     (17,799)
                                     -------------
Balances, September 30, 1997.......      (8,913)
Exercise of stock options..........          91
Issuance of common stock...........         116
Repurchase of restricted stock.....          (2)
Warrant to purchase Series F
  preferred stock..................         535
Issuance of Series E preferred
  stock............................       1,215
Repayment of stockholder notes
  receivable.......................          30
Deferred compensation related to
  stock option grants..............      --
Amortization of stock-based
  compensation.....................         227
Net loss...........................     (22,224)
                                     -------------
Balances, September 30, 1998.......     (28,925)
Exercise of stock options
  (unaudited)......................         130
Issuance of common stock
  (unaudited)......................         316
Repurchase of restricted stock
  (unaudited)......................          (3)
Warrants exercised (unaudited).....       1,188
Warrants to purchase Series E
  Preferred Stock (unaudited)......         120
Issuance of in the money
  convertible debt and warrants to
  purchase Series E preferred stock
  (unaudited)......................       8,776
Issuance of Series F preferred
  stock net of $30 issuance costs
  (unaudited)......................       3,470
Repayment of Stockholder notes
  (unaudited)......................          90
Issuance of Series E preferred
  stock net of $67 issuance costs
  (unaudited)......................         483
Deferred compensation related to
  stock option grants
  (unaudited)......................      --
Amortization of stock-based
  compensation (unaudited).........         170
Translation adjustment
  (unaudited)......................          (3)
Net loss (unaudited)...............     (16,850)
                                     -------------
Balances, March 31, 1999
  (unaudited)......................     (31,038)
                                     -------------
                                     -------------

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                     PERIOD FROM
                                                                    NOVEMBER 21,
                                                                        1995        YEAR ENDED SEPTEMBER    SIX MONTHS ENDED
                                                                   (INCEPTION) TO           30,                MARCH 31,
                                                                    SEPTEMBER 30,   --------------------  --------------------
                                                                        1996          1997       1998       1998       1999
                                                                   ---------------  ---------  ---------  ---------  ---------
                                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net loss.......................................................     $  (6,695)    $ (17,799) $ (22,224) $ (11,719) $ (16,850)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization................................            88           697      1,104        533        522
    Accretion of discount on borrowings..........................        --            --            201         67        599
    Nonrecurring interest charge on beneficial conversion feature
      of convertible debt........................................        --            --         --         --          7,457
    Amortization of deferred stock-based compensation............        --            --            227         53        170
    Changes in operating assets and liabilities:
      Accounts receivable........................................        --            (2,018)      (275)        47     (1,366)
      Prepaid expenses and other current assets..................          (474)           27       (306)       (32)      (683)
      Accounts payable...........................................         1,759           721      2,205        196       (852)
      Accrued compensation.......................................           342           699        649        454       (335)
      Other accrued liabilities..................................            37           685        382        108        260
      Deferred revenue...........................................           102         6,186       (999)     3,182     (4,564)
      Interest payable...........................................        --            --         --            120        451
                                                                   ---------------  ---------  ---------  ---------  ---------
        Net cash used in operating activities....................        (4,841)      (10,802)   (19,036)    (6,991)   (15,191)
                                                                   ---------------  ---------  ---------  ---------  ---------
Cash flows used in investing activities--purchases of property
  and equipment..................................................          (551)       (1,028)      (792)      (433)    (1,129)
                                                                   ---------------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from short-term borrowings............................         1,000         1,050     21,000      8,583      3,421
  Repayments of short-term borrowings............................        --            --         (2,050)    (2,050)    (2,000)
  Proceeds from convertible debt.................................        --            --         --         --         10,910
  Payment on capital lease obligations...........................           (35)         (252)      (300)      (151)      (130)
  Proceeds from sale and leaseback of equipment..................           179        --         --         --         --
  Proceeds from issuance of preferred stock......................         5,301        10,246      1,215      1,215      5,262
  Proceeds from issuance of common stock.........................            39            17         91         11        133
  Repurchases of common stock....................................        --               (20)        (2)        (1)        (6)
  Repayment of shareholder notes receivable......................        --            --             30     --             90
                                                                   ---------------  ---------  ---------  ---------  ---------
        Net cash provided by financing activities................         6,484        11,041     19,984      7,607     17,680
                                                                   ---------------  ---------  ---------  ---------  ---------
  Effect of exchange rate changes on cash........................        --            --         --         --             (3)
                                                                   ---------------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash..................................         1,092          (789)       156        183      1,357
Cash at beginning of period......................................        --             1,092        303        303        459
                                                                   ---------------  ---------  ---------  ---------  ---------
Cash at end of period............................................     $   1,092           303        459        486      1,816
                                                                   ---------------  ---------  ---------  ---------  ---------
                                                                   ---------------  ---------  ---------  ---------  ---------
Supplemental disclosures of cash flow information:
  Interest paid..................................................     $      28     $     293  $     753  $     282  $     608
                                                                   ---------------  ---------  ---------  ---------  ---------
                                                                   ---------------  ---------  ---------  ---------  ---------
  Noncash investing and financing activities:
    Equipment recorded under capital leases......................     $     423     $     941  $  --      $  --      $  --
                                                                   ---------------  ---------  ---------  ---------  ---------
                                                                   ---------------  ---------  ---------  ---------  ---------
    Common stock issued in exchange for notes receivable.........     $     143     $  --      $  --      $  --      $  --
                                                                   ---------------  ---------  ---------  ---------  ---------
                                                                   ---------------  ---------  ---------  ---------  ---------
    Deferred stock-based compensation............................     $  --         $  --      $     768  $     376  $   1,467
                                                                   ---------------  ---------  ---------  ---------  ---------
                                                                   ---------------  ---------  ---------  ---------  ---------
    Discount on borrowings.......................................     $  --         $     298  $     535  $     535  $   8,776
                                                                   ---------------  ---------  ---------  ---------  ---------
                                                                   ---------------  ---------  ---------  ---------  ---------
    Stock issued in exchange for services........................     $  --         $  --      $  --      $       4  $     316
                                                                   ---------------  ---------  ---------  ---------  ---------
                                                                   ---------------  ---------  ---------  ---------  ---------
    Stock issued for property and equipment......................     $  --         $  --      $     116  $  --      $  --
                                                                   ---------------  ---------  ---------  ---------  ---------
                                                                   ---------------  ---------  ---------  ---------  ---------


          See accompanying notes to consolidated financial statements.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                       SEPTEMBER 30, 1996, 1997, AND 1998
            (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX-MONTHS
                  ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) DESCRIPTION OF BUSINESS

    NetObjects, Inc. (the Company) was incorporated in Delaware on November 21, 1995. On March 18, 1997, the Company, and certain stockholders of the Company, entered into an agreement with International Business Machines Corporation (IBM) whereby IBM would acquire all the Company's outstanding shares of Series B and C Preferred Stock and the majority of the outstanding Series A Preferred Stock in exchange for newly issued shares of common stock of IBM (the IBM Transaction). The Series A, B and C Preferred Stock were then converted into Series E Preferred Stock of the Company. The transaction closed on April 11, 1997, and as a result, the Company became a majority-owned subsidiary of IBM. The transaction did not result in a new accounting basis for financial reporting purposes of the Company.

    NetObjects develops and markets software applications that enable businesses to build and manage Internet and intranet web sites and applications. In fiscal 1998, the Company changed its fiscal year end from September 30 to the Saturday nearest September 30. For presentation purposes, the consolidated financial statements and notes refer to the calendar month end.

    (B) PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, NetObjects Limited. All intercompany accounts and transactions have been eliminated in consolidation.

    (C) FOREIGN CURRENCY TRANSLATION

    The functional currency of the Company's foreign subsidiary is their local currency. Gains and losses arising from the translation of the subsidiary financial statements are reflected as a separate component of stockholders' deficit. Foreign currency transaction losses are shown net on the consolidated statement of operations.

    (D) BASIS OF PRESENTATION

    The Company has incurred significant operating losses since inception and has significant debt and a capital deficit as of September 30, 1998 that raises substantial doubt about its ability to continue as a going concern. The Company plans to finance its operations by raising additional capital through an initial public offering of its common stock (IPO) and by generating revenues. The Company's ability to continue as a going concern is dependent upon its successfully completing the IPO. The accompanying financial statements have been prepared assuming the Company will continue as a going concern, the basis of which contemplates the realization of assets through continuing operations. No adjustments have been made to reflect potentially lower realizable values of assets should the Company be unable to continue its operations.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                       SEPTEMBER 30, 1996, 1997, AND 1998
            (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX-MONTHS
                  ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (E) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements and assets recorded under capital leases are amortized on a straight-line basis over the lesser of the related asset's estimated useful life or the remaining lease term.

    The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured as the difference between the carrying amount of the property and equipment and its fair value. To date, the Company has made no adjustments to the carrying values of its long-lived assets.

    (F) SOFTWARE DEVELOPMENT COSTS

    Software development costs associated with new products and enhancements to existing software products are expensed as incurred until technological feasibility is established upon completion of a working model. To date, the Company's software development has been completed concurrent with the establishment of technological feasibility, and, accordingly, no costs have been capitalized.

    (G) INCOME TAXES

    Income taxes are recorded using the asset and liability method. The Company's tax provision for all years has been calculated on a stand-alone basis. Deferred tax liabilities and assets are recognized for the expected future tax consequences attributable to differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce deferred tax assets to an amount whose realization is more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (H) CONCENTRATION OF CREDIT RISK

    Accounts receivable potentially subject the Company to concentrations of credit risk. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral for accounts receivable. When required, the Company maintains allowances for credit losses, and to date such losses have been within management's expectations.

    For the years ended September 30, 1997 and 1998, software license fees to one customer were 31% and 29%, of total revenues, respectively. Accounts receivable from the customer represented 51% of accounts receivable as of September 30, 1998. See Note 3 for a discussion of software license fees and service revenues from IBM.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                       SEPTEMBER 30, 1996, 1997, AND 1998
            (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX-MONTHS
                  ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company's principal markets are North America, Europe and Japan. Export sales represented approximately 15% and 16% of revenues for the fiscal years ended September 30, 1997 and 1998, respectively. There were no revenues in fiscal 1996.

    (I) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of the Company's cash, accounts receivable, accounts payable and short-term borrowings approximates their carrying values due to their short maturity or variable-rate structure.

    (J) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported results of operations during the reporting period. Actual results could differ from those estimates.

    (K) REVENUE RECOGNITION

    Through September 30, 1998, the Company recognized revenue in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 91-1, SOFTWARE REVENUE RECOGNITION. Software license fees were generally recognized upon delivery to distributors, net of an allowance for estimated returns, price protection and rebates, provided no significant obligations of the Company remained and collection for the resulting receivable was probable. The Company receives inventory on hand and sales information from its significant distributors on a periodic basis. The allowance for returns and price protection is determined based on a comparison of inventory on hand in the distribution channel to historical sales made by the distributors to their respective customers. This analysis is performed on a product line basis to estimate potential excess inventory in the distribution channel. The allowance for rebates is based upon contractual rebate rates certain distributors earn upon selling products to their respective customers. Software license fees earned from products bundled with original equipment manufacturer's (OEM) products are recognized upon the OEM shipping bundled products to its customer. Service revenues from maintenance agreements for support and upgrades of existing products are deferred and recognized ratably over the term of the contract, which typically is 12 months. IBM and Lotus are considered OEMs for purposes of this accounting policy. See Note 3(b) for a discussion of software license fees from IBM. Service revenues for training and consulting services are recognized as the services are performed. See Note 3(b) for a discussion of service revenues from IBM.

    In October 1997, the AICPA issued SOP 97-2, SOFTWARE REVENUE RECOGNITION, which supersedes SOP 91-1. SOP 97-2 is effective for transactions entered into during fiscal years beginning after December 15, 1997. Under SOP 97-2, software license revenue is recognized upon delivery of the software and when persuasive evidence of an agreement exists, provided the fee is fixed, determinable and collectible and the arrangement does not involve significant customization of the software.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                       SEPTEMBER 30, 1996, 1997, AND 1998
            (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX-MONTHS
                  ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Maintenance and service revenue are recognized in a similar manner as SOP 91-1. In addition, SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on evidence that is specific to the vendor. If a vendor does not have evidence of the fair value for all elements in a multiple-element arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered.

    In February 1998, the Accounting Standards Executive Committee (AcSEC) of the AICPA issued SOP 98-4, "DEFERRAL OF THE EFFECTIVE DATE OF SOP 97-2". The SOP defers the effective date for applying the provisions regarding vendor-specific objective evidence ("VSOE") of fair value until the AcSEC can reconsider what constitutes such VSOE.

    In December 1998, AcSEC issued SOP 98-9 "SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN ARRANGEMENTS", which requires recognition of revenue using the "residual method" in a multiple element arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method", the total fair value of the undelivered elements is deferred and subsequently recognized in accordance with SOP 97-2.

    On October 1, 1998, the Company adopted the provisions of SOP 97-2, SOP 98-4 and SOP 98-9. The Company modified certain aspects of its business model such that any impact from adopting SOP 97-2, SOP 98-4 and SOP 98-9 was not material.

    (L) STOCK-BASED COMPENSATION

    The Company accounts for its stock-based compensation plans using the intrinsic value method. Deferred stock-based compensation expense is recorded if, on the date of grant, the current market value of the underlying stock exceeds the exercise price. The Company amortizes deferred stock-based compensation in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 28.

    (M) NET LOSS PER SHARE

    Basic net loss per share is computed using the weighted-average number of outstanding shares of common stock. Diluted net loss per share is computed using the weighted-average number of shares of common stock outstanding and, when dilutive, potential common shares from options and warrants to purchase common stock using the treasury stock method and from convertible securities using the if-converted basis. All potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been antidilutive. See Notes 7 and 8 for a discussion of potential common shares. Pursuant to the Securities and Exchange Commission
(SEC) Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of the IPO, are included in the calculation of basic and diluted net loss per share as if they were outstanding for all

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                       SEPTEMBER 30, 1996, 1997, AND 1998
            (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX-MONTHS
                  ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

    Diluted net loss per share for the year ended September 30, 1998, does not include the effect of approximately 11,576,937 (on as if converted basis) shares of convertible preferred stock outstanding, 2,472,343 stock options with a weighted-average exercise price of $1.32 per share, 6,650,006 preferred stock warrants with a weighted-average exercise price of $5.60 per share, or 88,177 shares of common stock issued and subject to repurchase by the Company at a weighted-average price of $0.12 per share, because their effects are antidilutive.


    Diluted net loss per share for the six months ended March 31, 1999, does not include the effect of approximately 12,700,399 (on as if converted basis) shares of convertible preferred stock outstanding, approximately 2,118,789 shares from the assumed conversion of convertible debt and interest, 2,900,087 stock options with a weighted-average exercise price of $3.13 per share, 6,229,499 preferred stock warrants with a weighted-average exercise price of $6.04 per share, or 41,252 shares of common stock issued and subject to repurchase by the Company at a weighted-average price of $0.13 per share, because their effects are antidilutive.


    (N) ACCUMULATED OTHER COMPREHENSIVE LOSSES

    Accumulated other comprehensive losses consist entirely of cumulative translation adjustments resulting from the Company's application of its foreign currency translation policy. The tax effects of translation adjustments were not significant.

    (O) UNAUDITED INTERIM FINANCIAL INFORMATION


    The consolidated financial information as of March 31, 1999 and for the six-months ended March 31, 1998 and 1999 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for the fair presentation of the financial position at such dates and the operations and cash flows for the periods then ended. Operating results for the six-months ended March 31, 1999 are not necessarily indicative of results that may be expected for the entire year.


    (P) RECENT ACCOUNTING PRONOUNCEMENTS

    The FASB recently issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. For a derivative not designated as a hedging instrument, changes in the fair value of the derivative are recognized in earnings in the period of change. The Company must adopt SFAS No. 133 by

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                       SEPTEMBER 30, 1996, 1997, AND 1998
            (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX-MONTHS
                  ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
July 1, 1999. Management does not believe the adoption of SFAS No. 133 will have a material effect on the financial position of the Company.

    (Q) ADVERTISING EXPENSE

    The cost of advertising is expensed as incurred. Such costs are included in selling and marketing expense and totaled approximately $376,000, $4.9 million and $5.8 million, during the period from November 21, 1995 (inception) through September 30, 1996, and for the years ended September 30, 1997 and 1998, respectively.

    (R) EMPLOYEE BENEFIT PLAN

    The Company has an Employee Savings and Retirement Plan under Section 401(k) of the Internal Revenue Code for its eligible employees (the Benefit Plan). The Benefit Plan is available to all domestic employees who meet minimum age and service requirements, and provides employees with tax deferred salary deductions and alternative investment options. Employees may contribute up to 15% of their salary, subject to certain limitations. The Benefit Plan allows for contributions by the Company at the discretion of the Company's Board of Directors. The Company has not contributed to the Benefit Plan since its inception.

(2) PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following (in thousands):

                                                                                SEPTEMBER 30,
                                                                             --------------------
                                                                               1997       1998
                                                                             ---------  ---------
Computer equipment and software............................................  $   1,893  $   2,166
Furniture and equipment....................................................        475        559
Leasehold improvements.....................................................        253        795
                                                                             ---------  ---------
                                                                                 2,621      3,520
Less accumulated depreciation
and amortization...........................................................        785      1,880
                                                                             ---------  ---------
                                                                             $   1,836  $   1,640
                                                                             ---------  ---------
                                                                             ---------  ---------

Equipment recorded under capital leases is $1.2 million and the related accumulated amortization is $638,000 as of September 30, 1998.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                       SEPTEMBER 30, 1996, 1997, AND 1998
            (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX-MONTHS
                  ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


(3) RELATED PARTY TRANSACTIONS

    (A) SHORT-TERM BORROWINGS

    In December 1997, the Company entered into a line of credit with IBM Credit Corporation (IBM Credit Corp.), a subsidiary of IBM, for $15 million, secured by all tangible and intangible assets of the Company. IBM has guaranteed the line of credit. Subsequently, the agreement was amended to increase the line of credit to $19 million. The note is repayable on the earlier of the effective date of an IPO or December 23, 1999. Interest is charged at LIBOR plus 1.5% (6% as of September 30, 1998) per year. To maintain the line, the Company's net loss measured on a 12-month basis must not be worse than $20 million. In the event of default, IBM Credit Corp. has the right to convert amounts outstanding into shares of Series E preferred stock using the lower of $6.68 per share or a mutually agreed-upon conversion price.

    In connection with the IBM Credit Corp. line of credit, the Company issued warrants to purchase up to 83,333 shares of Series F preferred stock at an exercise price of $10.80 per share. These warrants are exercisable at any time and expire on the earlier of the closing of an IPO or December 23, 2002. IBM Credit Corp. has the right to exercise the warrants without the payment of cash by surrendering the warrants and receiving shares of preferred stock equal in value at the exercise date to the value of the warrants so surrendered. The Company determined the fair value of these warrants using the Black-Scholes pricing model with the following assumptions: A risk-free interest rate of 5.6%; an expected life of five years; volatility of 65%; and no dividend yield. The resulting discount is being amortized over the term of the line of credit. As of September 30, 1998, $18.6 million was outstanding under the line of credit, net of a discount of $334,000.

    Additionally, as of September 30, 1998, IBM has advanced the Company $2 million pursuant to certain note agreements. See Note 8.

    As of September 30, 1998 the Company was not in compliance with certain financial covenants on the aforementioned credit facility. The Company has received a waiver of such non-compliance for the year ended September 30, 1998 from IBM Credit Corp.

    (B) LICENSE AGREEMENT

    On March 18, 1997, the Company entered into a Master License Agreement with IBM. A summary of the salient terms of this agreement, as amended as of September 30, 1998, is as follows (see Note 8):

    - IBM may sublicense the Company's software products in exchange for per unit royalty payments.

    - Beginning on April 1, 1997, IBM will make seven quarterly nonrefundable prepaid royalty payments of $1.5 million.

    - At the Company's option, the Company can request the prepaid royalty payments to be made in advance of the due date and pay 7.5% interest.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                       SEPTEMBER 30, 1996, 1997, AND 1998
            (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX-MONTHS
                  ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


(3) RELATED PARTY TRANSACTIONS (CONTINUED)
    - The Company will perform services as requested by IBM in order to integrate certain of the Company's software products into IBM's WebSphere software products. In consideration for such services, IBM will pay the Company for the cost of providing the services plus a mark up, however amounts to be paid shall not exceed approximately $6.0 million. Amounts owed to the Company under this arrangement can be deducted from the prepaid royalty payments.

    In February 1998 the Company entered into an agreement with Lotus to allow Lotus to bundle up to 200,000 units of certain Company products for a promotional period from February 1, 1998 through September 30, 1998 (the Special Promotion), in exchange for per unit royalty payments substantially discounted from the royalty rates with IBM under the Master License Agreement. The royalties earned under this arrangement were also applied to the IBM deferred revenue.

    During the years ended September 30, 1997 and 1998, IBM had made payments of $6.4 million and $4.5 million, respectively, in accordance with the license agreement which have been recorded as deferred revenue until royalty and services have been earned. For the year ended September 30, 1998 the Company recognized approximately $166,000 in interest expense associated with such advance payments.


    During the years ended September 30, 1997 and 1998 and the six-month period ended March 31, 1999, the Company recognized approximately $175,000, $2.7 million and $2.3 million (unaudited), respectively, of the IBM prepaid royalty payments as software license fees from IBM, primarily upon IBM shipping to customers the Company's software products bundled with certain IBM products. The Company recognized $500,000 of software license fees during the three-month period ended March 31, 1999 resulting from an adjustment to reflect Lotus site license bundles fees that had not been reported to the Company over the term of the contract which commenced in February 1998.



    During the year ended September 30, 1998 and the six month period ended March 31, 1999, the Company recognized approximately $2.9 million and $2.7 million (unaudited), respectively of the IBM prepaid royalty payments as service revenues from IBM in connection with the integration of certain of the Company's software with IBM's WebSphere software products. During the year ended September 30, 1998 and the six-month period ended March 31, 1999, the Company incurred $2.9 million and $2.3 million in service costs, which includes $305,000 and $249,000 in overhead costs, respectively, in connection with the arrangement. The Company is recognizing revenue using the percentage-of-completion method and is deferring the recognition of profit on this arrangement due to uncertainties related to the amount of profit ultimately expected to be realized. As of February 28, 1999, the integration services were completed and all profit from the arrangement was recognized during the six months ended March 31, 1999.


    (C) NOTES RECEIVABLE FROM STOCKHOLDERS

    Upon inception, the Company received promissory notes from its founders in exchange for common stock for a total amount of $143,000. As of September 30, 1998, $30,000 was paid down

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                       SEPTEMBER 30, 1996, 1997, AND 1998
            (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX-MONTHS
                  ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


(3) RELATED PARTY TRANSACTIONS (CONTINUED) by the stockholders. The notes bear interest at 8%, and interest is to be paid annually with any accrued but unpaid interest and principal payable in full on or before December 21, 1998. The Company has full recourse against the founders for the amounts of the notes.

    (D) RAE TECHNOLOGY AND STUDIO ARCHETYPE

    In December 1995, the Company issued 1,833,333 shares of Series A preferred stock to the stockholders of Rae Technology, Inc. (Rae) and Studio Archetype, upon formation of the Company, in exchange for the transfer of certain technology and intellectual property rights. Rae's and Studio Archetype's founders and significant shareholders also were the founders of the Company. The exchange was recorded at predecessor book value.

    In April 1997 the Company and Rae entered into a patent transfer and license agreement whereby the Company assigned all of its rights to four U.S. patent applications to Rae and the Company reserved a non-exclusive, perpetual, royalty free license to such patents.

(4) SHORT-TERM BORROWINGS

    As of September 30, 1997, the Company had $2.1 million outstanding under a line of credit granted by a financial institution. Borrowings under the line of credit bear interest at the bank's prime rate plus 1% (9.5% as of September 30, 1997). In connection with the line of credit, the financial institution was issued warrants to purchase 237,851 shares of Series C preferred stock at an exercise price of $1.82 per share. See Note 7(c). The line of credit was repaid with proceeds from the IBM Credit Corp. line of credit and, accordingly, no amounts are outstanding as of September 30, 1998.

(5) COMMITMENTS

    The Company leases its facilities under a noncancelable operating lease and has acquired computers and other equipment through operating and capital leases. In connection with one of the property leases, the Company sublets the space. Future minimum payments for both operating and capital leases as of September 30, 1998, are as follows (in thousands):

                                                       OPERATING    SUBLEASE     NET OPERATING     CAPITAL
YEAR ENDING SEPTEMBER 30,                               LEASES       INCOME         LEASES         LEASES
----------------------------------------------------  -----------  -----------  ---------------  -----------
1999................................................   $     659    $     338      $     321      $     338
2000................................................         651          338            313            290
2001................................................         181       --                181             61
2002................................................          83       --                 83         --
Thereafter,.........................................          34       --                 34         --
                                                      -----------       -----          -----          -----
                                                       $   1,608    $     676      $     932            689
                                                      -----------       -----          -----
                                                      -----------       -----          -----
Less amount representing interest...................                                                     54
                                                                                                      -----
Present value minimum lease payments................                                                    635
Less amounts due within one year....................                                                    299
                                                                                                      -----
                                                                                                  $     336
                                                                                                      -----
                                                                                                      -----

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                       SEPTEMBER 30, 1996, 1997, AND 1998
            (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX-MONTHS
                  ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


(5) COMMITMENTS (CONTINUED)
    Total rent expense under the operating leases was $74,000, $341,000 and $683,000 for the period from November 21, 1995 (inception) through September 30, 1996, and for the years ended September 30, 1997 and 1998, respectively. Total rent expense paid to IBM under operating leases was $0, $12,000 and $93,000 for the period from November 21, 1995 (inception) through September 30, 1996, and for the years ended September 30, 1997 and 1998, respectively

    As of September 30, 1998, approximately $200,000 of the Company's cash balance is pledged as security for a lease line for furniture and fixtures.

(6) INCOME TAXES

    Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                                            SEPTEMBER 30,
                                                                         --------------------
                                                                           1997       1998
                                                                         ---------  ---------
Net operating loss carryforwards.......................................  $   9,306  $  17,506
Research and development credit carryforwards..........................        571      1,649
Accruals and reserves not currently deductible.........................        477      1,767
Property, plant and equipment..........................................        268        488
                                                                         ---------  ---------
  Gross deferred tax assets............................................     10,622     21,410
Valuation allowance....................................................    (10,622)   (21,410)
                                                                         ---------  ---------
  Net deferred tax assets..............................................  $  --      $  --
                                                                         ---------  ---------
                                                                         ---------  ---------

    The Company's actual tax expense for the period from November 21, 1995 (inception) to September 30, 1996 and the years ended September 30, 1997 and 1998 differs from the benefit of the federal statutory tax rate of 34%, as follows (in thousands):

                                                               PERIOD FROM
                                                              NOVEMBER 21,
                                                                  1995       YEAR ENDED SEPTEMBER
                                                               (INCEPTION)           30,
                                                              TO SEPTEMBER   --------------------
                                                                30, 1996       1997       1998
                                                              -------------  ---------  ---------
Expense at:
  Statutory federal income tax rate.........................    $  (2,292)   $  (6,051) $  (7,556)
  Losses not benefited......................................        2,292        6,051      7,556
  State taxes...............................................       --                1          1
  Foreign taxes.............................................       --           --             59
                                                              -------------  ---------  ---------
                                                                $  --        $       1  $      60
                                                              -------------  ---------  ---------
                                                              -------------  ---------  ---------

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                       SEPTEMBER 30, 1996, 1997, AND 1998
            (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX-MONTHS
                  ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


(6) INCOME TAXES (CONTINUED)
    The components of income taxes for the period from November 21, 1995 (inception) to September 30, 1996 and for the years ended September 30, 1997 and 1998, are as follows (in thousands):

                                                               PERIOD FROM
                                                              NOVEMBER 21,
                                                                  1995       YEAR ENDED SEPTEMBER
                                                               (INCEPTION)           30,
                                                              TO SEPTEMBER   --------------------
                                                                30, 1996       1997       1998
                                                              -------------  ---------  ---------
Current:
  Foreign...................................................    $  --        $  --      $      59
  State.....................................................       --                1          1
                                                              -------------  ---------  ---------
                                                                $  --        $       1  $      60
                                                              -------------  ---------  ---------
                                                              -------------  ---------  ---------

    The Company has recorded a valuation allowance on its deferred tax assets due to uncertainty of future realization of such amounts.

    As of September 30, 1998, the Company had net operating loss carryforwards of approximately $40.9 million for both federal and state income tax purposes. The federal net operating loss carryforwards expire in the years 2012 through 2019. The state net operating loss carryforwards expire in the year 2005. As of September 30, 1998, the Company has research and development credit carryforwards for federal and state tax purposes of approximately $964,000 and $685,000, respectively. The federal research and development credit carryforwards expire in the years 2012 through 2014. The state research and development credits can be carried forward indefinitely.

    The Tax Reform Act of 1986 and the California Tax Conformity Act of 1987 limit the use of net operating loss carryforwards in certain situations where changes occur in the stock ownership of a company. The Company had such an ownership change, as defined, in April 1997. Accordingly, $11.5 million of the Company's federal and state net operating loss carryforwards are limited in their annual usage to $3.9 million per year on a cumulative basis.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                       SEPTEMBER 30, 1996, 1997, AND 1998
            (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX-MONTHS
                  ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


(7) STOCKHOLDERS' DEFICIT

    (A) PREFERRED STOCK


    At March 31, 1999, the Company's restated certificate of incorporation
authorizes           shares of preferred stock. As of September 30, 1997 and
1998, and March 31, 1999 the Company has designated and issued preferred stock as follows:



                                                                    OUTSTANDING SHARES
                                                        -------------------------------------------
                                                               SEPTEMBER 30,
                                          DESIGNATED    ----------------------------                  LIQUIDATION
                                            SHARES          1997           1998                       PREFERENCE
                                         -------------  -------------  -------------    MARCH 31,    -------------
                                                                                          1999
                                                                                      -------------
                                                                                       (UNAUDITED)
Series A...............................        750,000        651,945        651,945        651,945    $    0.90
Series B...............................         33,000       --             --             --               1.20
Series C...............................      2,833,333       --             --              652,223         1.82
Series E...............................     15,033,333     10,743,020     10,924,992     11,007,343         6.68
Series E-2.............................      2,000,000       --             --             --               6.68
Series F...............................        916,666       --             --              388,888        10.80
Series F-2.............................        416,666       --             --             --               9.00
                                         -------------  -------------  -------------  -------------        -----
                                            21,982,998     11,394,965     11,576,937     12,700,399
                                         -------------  -------------  -------------  -------------        -----
                                         -------------  -------------  -------------  -------------        -----


    The rights, preferences, and restrictions of the Series A, B, C, E and F preferred stock are as follows:


    - Each share of Series A, B, C, E and F preferred stock is convertible at the option of the holder at any time into one share of common stock, subject to certain antidilution provisions. If the Company does not close an initial public offering by April 8, 1999, the Series E-2 preferred stock is convertible into 1.25 shares of common stock. Conversion of all Series A, B, C, E and F preferred stock is automatic upon the closing of a firm underwritten commitment public offering of shares of common stock of the Company, which results in aggregate cash proceeds of at least $30 million.


    - Holders of Series A, B, C, E and F preferred stock are entitled to receive dividends at 8% per annum in preference to any dividend on common stock when and if declared by the Board of Directors out of legally available funds. Dividends are noncumulative. No dividends have been declared through September 30, 1998.

    - Series A, B, C, E and F preferred stock have a liquidation preference in the amounts listed above plus all declared but unpaid dividends on such shares plus an amount equal to an 8% annually compounded return calculated from the original issue date through the liquidation date.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                       SEPTEMBER 30, 1996, 1997, AND 1998
            (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX-MONTHS
                  ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


(7) STOCKHOLDERS' DEFICIT (CONTINUED)
    - Series A, B, C, E and F preferred stock have the same voting rights as the number of shares of common stock issuable upon conversion of such shares. The consent of a majority of the outstanding Series E preferred stock is required for all major corporate actions. The holders of the Series E preferred stock have a right to elect a majority of directors of the Company until the outstanding shares of Series E preferred stock and warrants to purchase such shares represent less than 45% of the fully diluted shares of voting securities of the Company or the consummation of an IPO.

    (B) COMMON STOCK

    The Company's restated certificate of incorporation authorizes 28,333,333 shares of common stock. As of September 30, 1998, the Company has reserved shares of common stock for future issuance as follows:

                                                                                                        SHARES
                                                                                                     -------------
Conversion of preferred stock:
  Series A.........................................................................................        651,945
  Series C.........................................................................................      2,250,500
  Series E.........................................................................................      3,482,838
  Series F.........................................................................................      1,833,333

    (C) PREFERRED STOCK WARRANTS

    In fiscal 1996, as consideration for a lease line facility from a leasing company, the Company issued warrants to purchase 33,000 shares of the Company's Series B preferred stock at an exercise price of $1.20 per share. The warrants were exercised through a cashless exchange in fiscal 1997. There were no Series B warrants outstanding as of September 30, 1998.

    In fiscal 1997, in consideration for a bank line of credit and an equipment lease line facility with a financial institution and leasing company, respectively (the lenders) and other service providers, the Company issued warrants to purchase 244,715 shares of Series C preferred stock at an exercise price of $1.82 per share, and 22,459 shares of Series E preferred stock at an exercise price of $6.68 per share. The Company determined the fair value of these warrants using the Black-Scholes pricing model with the following assumptions: a risk-free interest rate of 5.6%; an expected life of three years; volatility of 65%; and no dividend yield. The fair value of these warrants does not have a material effect on the consolidated financial statements. During fiscal 1997, the lenders exercised all warrants by foregoing the receipt of that number of shares of preferred stock, that would otherwise have been issued upon exercise, equal in value to the exercise price of all warrants exercised. All other service providers exercised their warrants for cash.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                       SEPTEMBER 30, 1996, 1997, AND 1998
            (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX-MONTHS
                  ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


(7) STOCKHOLDERS' DEFICIT (CONTINUED)
    During fiscal 1997, the Company issued to holders of Series B preferred stock, and third party investors, warrants to purchase up to 6,863,426 shares of Series C preferred stock at an exercise price of $1.82 per share. This round of financing was in the form of warrants to purchase Series C preferred stock which would be exercised over time. The warrants contained certain provisions whereby if the third party investors exercised their warrants, the other warrantholders were required to exercise warrants on a pro rata basis. The fair value of the warrants was based on the de minimis amount of consideration received from the investors. These warrants are exercisable at any time and expire on the earlier of the closing of an IPO or March 13, 2000. During fiscal 1997, warrants to purchase 4,612,926 shares of Series C preferred stock were exercised. Warrants to purchase 2,250,500 shares of Series C preferred stock have not been exercised as of September 30, 1998. Each warrant holder has the right to exercise the warrant by foregoing the receipt of that number of shares of preferred stock, that would otherwise have been issued upon exercise, equal in value to the exercise price of all warrants exercised.

    In connection with the IBM Transaction, the Company issued warrants to purchase up to 833,333 shares of Series F preferred stock, previously Series D preferred stock, at an exercise price of $10.80 per share to the holders of the Series A, B, and C preferred stock for $48,000 in cash, net of expenses. In addition, warrants to purchase up to 3,482,838 shares of Series E preferred stock at an exercise price of $6.68 were issued to IBM for $250,000 in cash. These warrants are exercisable at any time and expire on the earlier of the closing of an IPO or April 11, 2000. These warrants to purchase Series E and F preferred stock have not been exercised as of September 30, 1998. Each warrant holder has the right to exercise the warrant by foregoing the receipt of that number of shares of preferred stock, that would otherwise have been issued upon exercise, equal in value to the exercise price of all warrants exercised.

    In connection with the IBM Transaction, the Company granted to its founders, who are also employees, the right to purchase 673,778 shares of Series E preferred stock at an exercise price of $6.68 per share in three equal installments prior to April 10, 1998. In June 1997, the four founders exercised the first installment. Had the Company valued these stock rights pursuant to SFAS No. 123 using the minimum value option pricing model, the Company's 1997 net loss would have been greater by approximately $111,000. This determination was made using the following assumptions: a risk-free interest rate of 6.5%; an expected life of one year; and no dividends.

    During fiscal 1998, the Company entered into a line of credit agreement with IBM Credit Corp. In connection with the line of credit, NetObjects issued warrants to purchase 83,333 shares of Series F preferred stock at an exercise price of $10.80. See Note 3.

    (D) STOCK OPTION PLANS

    Under the Company's 1996 Stock Option Plan (1996 Plan), a total of 1,658,943 shares of common stock were authorized for issuance. In connection with the IBM Transaction, the 1996 Plan

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                       SEPTEMBER 30, 1996, 1997, AND 1998
            (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX-MONTHS
                  ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


(7) STOCKHOLDERS' DEFICIT (CONTINUED)
was terminated and the Company established the 1997 Stock Option Plan and the 1997 Special Stock Option Plan (the 1997 Plans). A total of 2,158,943 and 1,041,056 shares of the Company's common stock have been authorized for issuance under these plans, respectively. In April 1997, the Company canceled the outstanding options under the 1996 Plan and granted replacement options under the 1997 Plans with the same terms. The cancellation and reissuance is not reflected in the stock option activity table below.

    Options granted under the 1997 Plans may be designated as qualified or nonqualified at the discretion of the Company's Board of Directors with exercise prices not less than the fair value at the date of grant. Options granted under the 1996 Plan, and the replacement options granted under the 1997 Plans, are immediately exercisable upon grant, and the Company retains the right to repurchase the unvested shares held at the time of termination of employment at the original purchase price. Options generally vest 25% at the end of the first year and monthly over the next three years. Options expire ten years from the date of grant. As of September 30, 1998, 88,177 shares were subject to the Company's right of repurchase.


    The Company uses the intrinsic value method to account for the 1997 Plans. Accordingly, compensation cost has been recognized for its stock options in the accompanying financial statements if, on the date of grant, the current market value of the underlying common stock exceeded the exercise price of the stock options at the date of grant. During fiscal 1998, the Company granted options with a weighted-average exercise price of $2.10 per share compared to the weighted-average fair value of approximately $4.44 during the same period. For the period from November 21, 1995 (inception) to September 30, 1996 and for the year ended September 30, 1997, the weighted-average exercise price of options granted approximated the weighted-average fair value. In connection with options granted in fiscal year 1998 and during the six months ended March 31, 1999, the Company has recorded deferred stock-based compensation of $768,000 and $1,467,000 (unaudited), respectively, representing the difference between the exercise price and the fair value of the Company's common stock at the date of grant. The amount is being amortized over the vesting period for the individual options. Amortization of deferred stock-based compensation of $227,000 was recognized during the fiscal year ended September 30, 1998 and was $170,000 (unaudited) during the six months ended March 31, 1999.


    Pursuant to SFAS No. 123, the Company is required to disclose the pro forma effects on the operating results of the Company as if the Company has elected to use the fair value approach to account for all its stock-based employee compensation plans. Had compensation costs for the Company's 1997 Plans been determined consistent with the fair value approach enumerated in SFAS No. 123, net losses for the period from November 21, 1995 (inception) to September 30, 1996 and for the years ended September 30, 1997 and 1998 would have been greater by approximately $0, $52,000 and $193,000, respectively. The fair value of each option is estimated using the minimum value method with the following assumptions: a risk-free interest rate of 6.5%; an expected life of four years; and no dividend yield.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                       SEPTEMBER 30, 1996, 1997, AND 1998
            (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX-MONTHS
                  ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


(7) STOCKHOLDERS' DEFICIT (CONTINUED)
    The following table summarizes stock option activity during the year:

                          PERIOD FROM NOVEMBER 21,
                            1995 (INCEPTION) TO       YEAR ENDED SEPTEMBER 30,    YEAR ENDED SEPTEMBER 30,   SIX MONTHS
                                                                                                             ENDED MARCH
                             SEPTEMBER 30, 1996                 1997                        1998              31, 1999
                         --------------------------  --------------------------  --------------------------  -----------
                                        WEIGHTED-                   WEIGHTED-                   WEIGHTED-
                                         AVERAGE                     AVERAGE                     AVERAGE
                          NUMBER OF     EXERCISE      NUMBER OF     EXERCISE      NUMBER OF     EXERCISE      NUMBER OF
                           SHARES         PRICE        SHARES         PRICE        SHARES         PRICE        SHARES
                         -----------  -------------  -----------  -------------  -----------  -------------  -----------

Shares under options
  outstanding at
  beginning of
  period...............      --         $  --           758,051     $    0.12     2,517,670     $    1.20     2,472,343
Granted................   1,017,305          0.12     2,251,557          1.08       341,340          2.10       849,437
Exercised..............    (259,254)         0.12      (126,353)         0.12      (144,432)         0.60      (177,707)
Canceled...............      --            --          (365,585)         0.48      (242,235)         1.26      (243,984)
                         -----------                 -----------                 -----------                 -----------
Shares under options
  outstanding at end of
  period...............     758,051          0.12     2,517,670          1.20     2,472,343          1.32     2,900,087
                         -----------                 -----------                 -----------                 -----------
                         -----------                 -----------                 -----------                 -----------
Shares vested at
  period-end...........      --                         128,388                     852,158                     976,264

                           WEIGHTED-
                            AVERAGE
                           EXERCISE
                             PRICE
                         -------------
Shares under options
  outstanding at
  beginning of
  period...............    $    1.32
Granted................         7.47
Exercised..............         0.73
Canceled...............         1.74
Shares under options
  outstanding at end of
  period...............         3.13
Shares vested at
  period-end...........


    The following table summarizes information about stock options outstanding as of September 30, 1998:

               OUTSTANDING
------------------------------------------
                               WEIGHTED-
                                AVERAGE
                   NUMBER      REMAINING
                     OF       CONTRACTUAL    SHARES
EXERCISE PRICE     SHARES         LIFE       VESTED
---------------  -----------  ------------  ---------
   $    0.12         305,942   7.50 years      15,416
        0.30          81,948      8.25         37,740
        0.60          83,333      8.25         40,036
        1.50       1,456,540      8.50        512,265
        1.65         225,000      8.50         84,375
        2.10         319,577      9.75         12,249
                 -----------                ---------
                   2,472,340                  702,081
                 -----------                ---------
                 -----------                ---------

(8) SUBSEQUENT EVENTS

    On October 8, 1998, the Company entered into Convertible Note and Warrant Purchase Agreements with IBM and a Series C preferred warrantholder, whereby the Company may borrow up to $10.9 million, of which $8.3 million was received by the Company as of December 31, 1998 and the

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                       SEPTEMBER 30, 1996, 1997, AND 1998
            (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX-MONTHS
                  ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


(8) SUBSEQUENT EVENTS (CONTINUED)

remaining amount was received in January, 1999. A portion of the proceeds received has been used to repay $2 million in notes payable due to IBM. The new notes are due October 8, 2000, have a stated interest rate of 10% per annum, and are convertible (principal and accrued interest) into Series E-2 preferred stock at $6.68 per share at any time or automatically upon the completion of an IPO. The Company has recorded a $7.5 million nonrecurring interest charge during the six month period ended March 31, 1999 to account for the "in-the-money" conversion right of the convertible notes.



    In connection with the notes, the Company issued warrants to acquire 163,715 shares of Series E-2 preferred stock at an exercise price of $6.68 per share. The warrants are exercisable at any time before October 8, 2003. The Company determined the fair value of these warrants using the Black-Scholes pricing model with the following assumptions: A risk-free interest rate of 6%; an expected life of five years; volatility of 65%; and no dividend yield. The resulting discount is being amortized over the term of the convertible note. As of March 31, 1999, $10.9 million was outstanding under the convertible note, net of a discount of $799,000.


    On October 16, 1998, NetObjects entered into a Stock Purchase Agreement with a company authorizing the sale and issuance of 333,333 shares of Series F-2 preferred stock at a purchase price of $9.00 per share for an aggregate price of $3 million. The transaction closed on October 26, 1998. Warrants to acquire 16,666 shares of Series F-2 preferred stock were also issued at an exercise price of $10.80 and are exercisable between January 1, 2001 and December 31, 2003 only in the event the Company has not completed an IPO prior to December 31, 2000.

    On October 28, 1998, NetObjects entered into a Stock Purchase Agreement with a company authorizing the sale and issuance of 55,555 shares of Series F-2 preferred stock at a purchase price of $9.00 per share, for an aggregate price of $500,000. The transaction closed on November 10, 1998.

    STOCK SPLIT


    On February 4, 1999, the Board of Directors authorized a recapitalization of the Company's equity structure, including changes in par value, and the number of shares authorized and a 1-for-6 reverse split of all the outstanding shares of the Company's preferred and common stock which will be effective prior to the closing of the IPO. Share information has been restated in the accompanying consolidated financial statements to reflect the reverse stock split for all periods presented.


    INITIAL PUBLIC OFFERING (UNAUDITED)


    On February 4, 1999, the Board of Directors authorized the filing of a registration statement with the SEC permitting the Company to sell shares of the Company's common stock in connection with a proposed IPO. If the offering is consummated under the terms presently anticipated, all currently outstanding shares of preferred stock will automatically convert into shares of common

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                       SEPTEMBER 30, 1996, 1997, AND 1998
            (INFORMATION AS OF MARCH 31, 1999 AND FOR THE SIX-MONTHS
                  ENDED MARCH 31, 1998 AND 1999 IS UNAUDITED)


(8) SUBSEQUENT EVENTS (CONTINUED)

stock upon the closing of the proposed IPO. The conversion of the preferred stock has been reflected in the pro forma balance sheet as of March 31, 1999.


    EMPLOYEE STOCK PURCHASE PLAN (UNAUDITED)

    The Company's Board of Directors adopted the 1999 Employee Stock Purchase Plan (the "1999 Purchase Plan") on February 4, 1999. A total of 300,000 shares of common stock are proposed to be reserved for issuance under the 1999 Purchase Plan.

    IBM LICENSE AGREEMENT (UNAUDITED)

    In January 1999 the Company and IBM amended the NetObjects License Agreement as follows:

    - The Special Promotion period was extended to June 30, 1999 and the maximum number of units to be shipped under the program was increased from 200,000 to 225,000.

    - The maximum amount to be paid to the Company in connection with the services provided to IBM was reduced to approximately $5.3 million, and the related mark-up on the services to be provided was reduced.

    In March 1999 the Company and IBM amended the NetObjects license agreement to establish a new special promotion program whereby Lotus will bundle certain NetObjects products with certain Lotus products, and Lotus will pay the Company royalties based on a percentage of Lotus' net revenue. The promotion period begins on January 1, 1999 and ends on December 31, 1999.

    NOTES AND WARRANT PURCHASE AGREEMENTS (UNAUDITED)

    On February 18, 1999 and March 23, 1999, respectively, the Company issued notes and warrants to IBM pursuant to the note and warrant purchase agreement dated February 4, 1999, under which the Company borrowed $2 million and $1.4 million, respectively. The new notes are due on the earlier of (i) the closing of an IPO in which the gross proceeds are in excess of $60 million, (ii) April 30, 1999, or (iii) when declared due and payable by IBM, and have a stated interest rate of 10% per annum.


    In connection with the notes, the Company issued warrants to acquire 51,335 shares of Series E-2 preferred stock at an exercise price of $6.68 per share. The warrants are exercisable at any time before February 18, 2004. The Company determined the fair value of these warrants using the Black-Scholes pricing model with the following assumptions: a risk-free interest rate of 6%; an expected life of five years; volatility of 65%; and no dividend yield. The resulting discount of $432,000 was accounted for as additional paid-in capital and amortized over the term of the notes.



    On April 23, 1999, pursuant to a note agreement, the Company borrowed $2 million from IBM. The note bears interest at 10% per annum and is due and payable on June 23, 1999.

                        INSIDE BACK COVER OF PROSPECTUS:

TITLE: BROADENING OUR REACH

    INTRO PARAGRAPH:

    As business use of the Internet and intranets matures, products alone are not enough to fulfill customers' needs. We have built popular online resources, including eFuse.com, that target communities of business users and provide sources of information, products and services for building business web sites. We also formed our Professional Services Group in October 1998 to provide training, consulting and implementation services to our customers deploying NetObjects Authoring Server.

    GRAPHICS: four overlapping screen shots of web sites

    CAPTIONS (ONE FOR EACH SCREEN SHOT; CLOCKWISE FROM TOP):

(1) eScriptZone.com: articles, tutorials, software and an online community for webmasters and web application builders

(2) eFuse.com: integrated content, products, and solutions for small and medium-sized businesses

(3) netobjects.com: information, products, partner solutions and support

(4) eSiteStore.com: software, components, books, merchandise and online services

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                                 --------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          7
Forward-looking Statements.....................         18
Use of Proceeds................................         18
Dividend Policy................................         18
Capitalization.................................         19
Dilution.......................................         21
Selected Consolidated Financial Data...........         22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         24
Business.......................................         38
Management.....................................         51
Certain Transactions...........................         58
Principal Stockholders.........................         65
Description of Capital Stock...................         67
Shares Eligible for Future Sale................         69
Underwriting...................................         71
Legal Matters..................................         72
Experts........................................         72
Change in Auditors.............................         73
Where You Can Find More Information............         73
Index to Consolidated Financial Statements.....        F-1

                                 --------------

                     DEALER PROSPECTUS DELIVERY OBLIGATION:

Until               , 1999 (25 days after the date of this Prospectus), all
dealers that buy, sell or trade these shares of common stock, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                6,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               -----------------

                              P R O S P E C T U S
                               -----------------

                                 BT ALEX. BROWN

                         BANCBOSTON ROBERTSON STEPHENS

                           U.S. BANCORP PIPER JAFFRAY

                                           , 1999

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee.........  $   24,937
NASD Filing Fee.............................................       8,090
Nasdaq National Market Listing Fee..........................      95,000
Legal Fees and Expenses.....................................     400,000
Accountants' Fees and Expenses..............................     450,000
Printing and Engraving Expenses.............................     150,000
Directors' and Officers' Liability Insurance................     250,000
Transfer Agent and Registrar Fees...........................      10,000
Miscellaneous Expenses......................................     100,000
                                                              ----------
  Total.....................................................  $1,488,027
                                                              ----------
                                                              ----------

------------------------

All expenses other than the Securities and Exchange Commission Registration Fee, the NASD Filing Fee and the Nasdaq National Market Listing Fee are estimates.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

    As permitted by the DGCL, our Amended and Restated Bylaws provide that the Registrant shall indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by law. The Amended and Restated Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Amended and Restated Bylaws would permit indemnification. The Registrant has obtained officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

    The Registrant also has entered into agreements with its directors and executive officers that, among other things, indemnify them for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

    Reference is also made to Section 8 of the form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement for certain provisions regarding the indemnification of officers and directors of the Registrant by the underwriters.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since November 21, 1995, the Registrant has issued and sold unregistered securities as follows:

    (1) In connection with our formation, we issued an aggregate of 1,583,333 shares of common stock in a private placement on December 21, 1995 to Samir Arora, David Kleinberg, Sal Arora and Clement Mok, our four founders. The aggregate consideration received was promissory notes in the aggregate principal amount of $142,500. The exemption from registration relied upon for this transaction was Section 4(2).

    (2) In connection with our formation and the transfer of technology to us, an aggregate of 1,833,332 shares of Series A preferred stock were issued in a private placement on December 21, 1995 to Studio Archetype and Rae Technology. The aggregate consideration received was certain technology and intellectual property rights. The exemption from registration relied upon for this transaction was Section 4(2).

    (3) An aggregate of 4,466,666 shares of Series B preferred stock were issued in a private placement on February 2, 1996 to five accredited investors. The aggregate consideration received was $5.36 million. The exemption from registration relied upon for this transaction was Section 4(2).

    (4) Warrants for the purchase of up to 6,863,426 shares of Series C preferred stock were issued in a private placement in December 1996 to seven institutional investors. No consideration was received in connection with the issuance of such warrants. On various dates between December 1996 and March 1999, 5,265,150 of the Series C preferred stock warrants were exercised. The aggregate consideration received was approximately $9.6 million. The exemption from registration relied upon for this transaction was Section 4(2).

    (5) A warrant to purchase up to 3,482,838 shares of Series E preferred stock was issued in a private placement on April 11, 1997 to IBM. The aggregate consideration received in connection with the issuance of such warrant was approximately $250,000. The exemption from registration relied upon for this transaction was Section 4(2).

    (6) An aggregate of 10,495,968 shares of Series E preferred stock were issued in a private placement on April 11, 1997 to IBM in exchange for 1,181,388 shares of Series A preferred stock and all outstanding shares of Series B and C preferred stock. The exemption from registration relied upon for this transaction was Section 4(2).

    (7) An aggregate of 406,566 shares of Series E preferred stock were issued in private placements on various dates between June, 1997 and March, 1998 to our four founders. The aggregate consideration received was approximately $2.7 million. The exemption from registration relied upon for this transaction was
Section 4(2).

    (8) Warrants to purchase of up to 833,333 shares of Series F preferred stock, originally classified as Series D preferred stock, pursuant to an option agreement made in connection with IBM's acquisition of approximately 80% of our stock were issued in a private placement on March 14, 1997 to 10 accredited investors. The aggregate consideration received in connection with the issuance of such warrants was $50,000. The exemption from registration relied upon for this transaction was Section 4(2).

    (9) A warrant to purchase up to 83,333 shares of Series F preferred stock was issued to IBM Credit Corp. in a private placement effective as of December 23, 1997 in connection with a $15 million loan pursuant to a Revolving Loan and Security Agreement. The loan was subsequently increased to $19 million. The exemption from registration relied upon for this transaction was Section 4(2).

   (10) Units for the purchase of 10% Senior Subordinated Secured Convertible Promissory Notes representing the right to acquire upon conversion up to 1,695,984 shares of Series E-2 preferred stock assuming accrued interest at March 31, 1999 of $417,060 were issued in a private placement on October 8, 1998 and December 31, 1998 to IBM and Perseus Capital LLC for an aggregate consideration of $10.9 million, $2.6 million of which was received from IBM on January 5, 1999. Warrants to purchase up to 163,715 shares of Series E-2 preferred stock were issued in connection with the convertible notes. The aggregate consideration received in connection with the issuance of such warrants was approximately $92,000. In February 1999, we issued to IBM a $2.0 million note and warrants to purchase 30,012 shares of Series E-2 preferred stock and in March 1999, we issued a $1.42 million note and a warrant to purchase 21,323 shares of Series E-2 preferred stock to IBM under the terms of a February 4, 1999 agreement. The exemption from registration relied upon for this transaction was Section 4(2).

   (11) 333,333 shares of Series F-2 preferred stock were issued and a warrant for the purchase of up to 16,666 shares of Series F-2 preferred stock was issued in a private placement of shares of preferred stock and warrants for the purchase of preferred stock on October 16, 1998 to Novell, Inc. The consideration received in connection with the issuance of the shares was $3 million. No additional consideration was received in connection with the issuance of such warrants. The exemption from registration relied upon for this transaction was Section 4(2).

   (12) 55,555 shares of Series F-2 preferred stock were issued on October 28, 1998 to MC Silicon Valley, Inc., a subsidiary of Mitsubishi. The consideration received was approximately $500,000. The exemption from registration relied upon for this transaction was Section 4(2).

   (13) As of March 31, 1999, an aggregate of 810,433 shares of common stock had been issued to our employees and consultants on exercise of options. The aggregate consideration received for such shares was $772,000.00. The exemption from registration relied upon for this transaction was Section 3(b).

    No underwriters were engaged in connection with these issuances and sales.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS


  NUMBER             DESCRIPTION
-----------          -----------------------------------------------------------------------------------------------------
    1.1+             Form of Underwriting Agreement

    3.1+             Restated Certificate of Incorporation of the Registrant

    3.1.1+           Form of Restated Certificate of Incorporation to be in effect at the closing of the offering made under this Registration Statement

    3.2+             Bylaws of the Registrant as amended through the date of this Registration Statement

    3.2.1+           Form of Amended and Restated Bylaws to be in effect upon the closing of the offering made under this
                       Registration Statement

    4.1+             Specimen stock certificate

    4.2+             Form of Series C Preferred Stock Warrant

    4.2.1+           Amendment to Series C Preferred Stock Warrant

    4.3+             Form of Series E Preferred Stock Warrant

    4.4+             Form of Series E-2 Preferred Stock Warrant

    4.5+             Form of Series F Preferred Stock Warrant

    5.1              Opinion of McCutchen, Doyle, Brown & Enersen LLP

  NUMBER             DESCRIPTION
-----------          -----------------------------------------------------------------------------------------------------
    9.1+             Voting Agreement between NetObjects, Inc. and International Business Machines Corporation

   10.1+             NetObjects, Inc. 1997 Stock Option Plan

   10.1.1+           NetObjects, Inc. Amended and Restated 1997 Stock Option Plan to be in effect upon the closing of the offering made under this Registration Statement

   10.1.2+           Form of Stock Option Agreement under the 1997 Stock Option Plan

   10.1.3+           Form of Restricted Stock Purchase Agreement under the 1997 Stock Option Plan

   10.1.4+           Form of Restricted Stock Transfer Agreement under the 1997 Stock Option Plan

   10.2+             NetObjects, Inc. 1997 Special Stock Option Plan

   10.3+             1999 Employee Stock Purchase Plan

   10.3.1            Amended 1999 Employee Stock Purchase Plan

   10.4              IBM Software License Agreement (NetObjects License Agreement #L97063) by and between NetObjects and
                       IBM dated as of March 18, 1997

   10.4.1            Amendment Number 1 to NetObjects License Agreement L97063 dated as of April 30, 1997

   10.4.2+           Second Amendment to NetObjects License Agreement L97063 dated as of October 7, 1997

   10.4.3            Third Amendment to NetObjects License Agreement L97063 dated as of December 16, 1997

   10.4.4            Fourth Amendment to NetObjects License Agreement L97063 dated as of April 27, 1998

   10.4.5            Fifth Amendment to NetObjects License Agreement L97063 dated as of January 14, 1999

   10.4.6            Amendment No. 6 to NetObjects License Agreement L97063 dated as of September 18, 1998

   10.4.7            Seventh Amendment to NetObjects License Agreement L97063 effective January 15, 1999

   10.4.8            Eighth Amendment to NetObjects License Agreement L97063 dated September 18, 1998

   10.4.9            Amendment No. 9 to NetObjects License Agreement effective January 21, 1999

   10.4.10+          Amendment No. 10 to NetObjects License Agreement dated as of February 4, 1999

   10.4.11           Letter Agreement modifying NetObjects License Agreement L97063 dated as of February 6, 1998

   10.4.12+          Letter Agreement modifying NetObjects License Agreement L97063 dated as of June 30, 1998

   10.4.13           Letter Agreement modifying NetObjects License Agreement L97063 dated as of January 14, 1999

   10.4.14           Letter Agreement modifying NetObjects License Agreement L97063 dated as of March 25, 1999

   10.5+             IBM Patent License Agreement by and between NetObjects and IBM dated as of April 10, 1997

   10.6+             Lease Agreement by and between NetObjects and Metropolitan Life Insurance Company dated July 24, 1998

  NUMBER             DESCRIPTION
-----------          -----------------------------------------------------------------------------------------------------
   10.7+             Lease Agreement by and between NetObjects Limited and HQ Executive Offices (UK) LTD dated February
                       15, 1999

   10.8+             Revolving Loan and Security Agreement by and between NetObjects, Inc. and IBM Credit Corp. dated as of December 23, 1997

   10.8.1+           Amendment to Revolving Loan and Security Agreement dated July 1998

   10.9+             Note and Warrant Purchase Agreement by and among NetObjects, IBM and Perseus Capital, LLC dated as of
                       October 8, 1998

   10.9.1+           Supplement to Note and Warrant Purchase Agreement dated as of February 4, 1999

   10.10+            Technology Transfer Agreement between Rae Technology, Inc. and NetObjects, Inc. dated February 2,
                       1996

   10.10.1+          Amendment to Technology Transfer Agreement by and between Rae Technology and NetObjects dated as of
                       March 18, 1997

   10.11+            Patent Transfer and License Agreement by and between Rae Technology LLC and NetObjects, Inc. dated as of April 10, 1997, as amended

   10.12+            Technology License Agreement by and between NetObjects and Clement Mok Designs dated as of December
                       21, 1995

   10.13+*           Distribution Agreement by and between Ingram Micro, Inc. and NetObjects, Inc. dated March 6, 1997

   10.14+*           Commercial Application Partner Agreement by and between Sybase, Inc. and NetObjects, Inc. dated June
                       30, 1997

   10.15+*           Master Distributor Agreement by and between Mitsubishi Corporation and NetObjects, Inc. dated
                       September 30, 1997

   10.16+*           Standard Inbound License Agreement by and between NetObjects and Novell effective September 30, 1998

   10.16.1*          Amendment to Standard Inbound License Agreement by and between NetObjects and Novell effective April
                       2, 1999

   10.17             Build-It License Agreement dated as of February 2, 1999

   10.18             IBM Trademark License Agreement dated as of January 19, 1999

   10.19+            Letter Agreement by and between NetObjects and John Sculley dated February 3, 1999

   10.20+            Sun Microsystems, Inc. Porting Agreement by and between Sun Microsystems, Inc. and NetObjects dated as of March 26, 1999

   10.21**           Employment Agreement between Russell F. Surmanek and NetObjects dated as of April 5, 1999

   10.22             Distribution Agreement by and between Lotus Development Corporation and NetObjects dated as of April
                       21, 1999

   10.23             $2,000,000 Promissory Note issued to IBM by NetObjects dated April 23, 1999

   16.1+             Letter from Ernst & Young LLP dated February 5, 1999 regarding change in certifying accountant

   21.1+             Subsidiaries of the Registrant

   23.1              Consent of McCutchen, Doyle, Brown & Enersen LLP (included in its opinion to be filed as Exhibit 5.1 hereto)

   23.2              Consent of KPMG LLP

  NUMBER             DESCRIPTION
-----------          -----------------------------------------------------------------------------------------------------
   24.1+             Power of Attorney

   27.1+             Financial Data Schedule


------------------------

+   Previously filed.


*   Confidential treatment requested.



**  To be filed by amendment.


    (b) FINANCIAL STATEMENT SCHEDULE

   Independent Auditors' Report on Schedule

   Schedule II--Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


    The undersigned Registrant hereby undertakes to provide to the underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on April 30, 1999.


                                NETOBJECTS, INC.

                                By:               /s/ SAMIR ARORA
                                     -----------------------------------------
                                                    Samir Arora
                                              CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
                                Chairman of the Board,
       /s/ SAMIR ARORA            Chief Executive Officer,
------------------------------    President (Principal        April 30, 1999
         Samir Arora              Executive Officer)

   /s/ RUSSELL F. SURMANEK      Chief Financial Officer
------------------------------    (Principal Financial and    April 30, 1999
     Russell F. Surmanek          Accounting Officer)

      /s/ JOHN SCULLEY+
------------------------------  Director                      April 30, 1999
         John Sculley

      /s/ LEE A. DAYTON+
------------------------------  Director                      April 30, 1999
        Lee A. Dayton

    /s/ MICHAEL D. ZISMAN+
------------------------------  Director                      April 30, 1999
      Michael D. Zisman

   /s/ ROBERT G. ANDEREGG+
------------------------------  Director                      April 30, 1999
      Robert G. Anderegg

  /s/ CHRISTOPHER M. STONE*+
------------------------------  Director                      April 30, 1999
     Christopher M. Stone


* Mr. Stone will become a director of our Company on the closing date of the offering.

+By:       /s/ SAMIR ARORA
      -------------------------
             Samir Arora
          ATTORNEY-IN-FACT

                FORM OF INDEPENDENT AUDITORS' REPORT ON SCHEDULE

The Board of Directors
NetObjects, Inc.:

    When the recapitalization, which includes a change in par value, and the number of shares authorized and a reverse stock split, referred to in Note 8 of the Notes to Consolidated Financial Statements have been consummated, we will be in a position to render the following report.

                                          /s/ KPMG LLP

The Board of Directors
Net Objects, Inc:

    Under date of December 21, 1998, we reported on the consolidated balance sheets of NetObjects, Inc. and subsidiary as of September 30, 1997 and 1998, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the period from November 21, 1995 (inception) to September 30, 1996, and for each of the years in the two-year period ended September 30, 1998, which are included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedules in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

    In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

    The accompanying consolidated financial statement schedules have been prepared assuming that the Company will continue as a going concern. As discussed in note 1(d) to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1(d). The consolidated financial statement schedules do not include any adjustments that might result from the outcome of this uncertainty.

Mountain View, California
December 21, 1998 except as to Note 8,
  which is as of         , 1998

                                NETOBJECTS, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                                  ADDITIONS--
                                                                   BALANCE AT     CHARGED TO                     BALANCE AT
                                                                  BEGINNING OF     COSTS AND     DEDUCTIONS--      END OF
                                                                   FISCAL YEAR     EXPENSES       WRITEOFFS      FISCAL YEAR
                                                                  -------------  -------------  --------------  -------------
Period from November 21, 1995 (inception)
  to September 30, 1996
  Allowance for doubtful accounts, returns and price
    protection..................................................       --             --              --             --

Year ended September 30, 1997
  Allowance for doubtful accounts, returns and price
    protection..................................................       --        $   1,905,810  $   (1,150,228) $     755,582

Year ended September 30, 1998
  Allowance for doubtful accounts, returns and price
    protection..................................................   $   755,582   $   4,691,000  $   (3,183,475) $   2,263,107

                               INDEX TO EXHIBITS


  NUMBER             DESCRIPTION
-----------          -----------------------------------------------------------------------------------------------------
    1.1+             Form of Underwriting Agreement
    3.1+             Restated Certificate of Incorporation of the Registrant
    3.1.1+           Form of Restated Certificate of Incorporation to be in effect at the closing of the offering made under this Registration Statement
    3.2+             Restated Bylaws of the Registrant as amended through the date of this Registration Statement
    3.2.1+           Form of Amended and Restated Bylaws to be in effect upon the closing of the offering made under this
                       Registration Statement
    4.1+             Specimen stock certificate
    4.2+             Form of Series C Preferred Stock Warrant
    4.2.1+           Amendment to Series C Preferred Stock Warrant
    4.3+             Form of Series E Preferred Stock Warrant
    4.4+             Form of Series E-2 Preferred Stock Warrant
    4.5+             Form of Series F Preferred Stock Warrant
    5.1              Opinion of McCutchen, Doyle, Brown & Enersen LLP
    9.1+             Voting Agreement between NetObjects, Inc. and International Business Machines Corporation
   10.1+             NetObjects, Inc. 1997 Stock Option Plan
   10.1.1+           NetObjects, Inc. Amended and Restated 1997 Stock Option Plan to be in effect upon the closing of the offering made under this Registration Statement
   10.1.2+           Form of Stock Option Agreement under the 1997 Stock Option Plan
   10.1.3+           Form of Restricted Stock Purchase Agreement under the 1997 Stock Option Plan
   10.1.4+           Form of Restricted Stock Transfer Agreement under the 1997 Stock Option Plan
   10.2+             NetObjects, Inc. 1997 Special Stock Option Plan
   10.3+             1999 Employee Stock Purchase Plan
   10.3.1            Amended 1999 Employee Stock Purchase Plan
   10.4              IBM Software License Agreement (NetObjects License Agreement #L97063) by and between NetObjects and
                       IBM dated as of March 18, 1997
   10.4.1            Amendment Number 1 to NetObjects License Agreement L97063 dated as of April 30, 1997
   10.4.2+           Second Amendment to NetObjects License Agreement L97063 dated as of October 7, 1997
   10.4.3            Third Amendment to NetObjects License Agreement L97063 dated as of December 16, 1997
   10.4.4            Fourth Amendment to NetObjects License Agreement L97063 dated as of April 27, 1998
   10.4.5            Fifth Amendment to NetObjects License Agreement L97063 dated as of January 14, 1999
   10.4.6            Amendment No. 6 to NetObjects License Agreement L97063 dated as of September 18, 1998
   10.4.7            Seventh Amendment to NetObjects License Agreement L97063 effective January 15, 1999
   10.4.8            Eighth Amendment to NetObjects License Agreement L97063 dated September 18, 1998
   10.4.9            Amendment No. 9 to NetObjects License Agreement effective January 21, 1999
   10.4.10+          Amendment No. 10 to NetObjects License Agreement dated as of February 4, 1999
   10.4.11           Letter Agreement modifying NetObjects License Agreement L97063 dated as of February 6, 1998
   10.4.12+          Letter Agreement modifying NetObjects License Agreement L97063 dated as of June 30, 1998

  NUMBER             DESCRIPTION
-----------          -----------------------------------------------------------------------------------------------------
   10.4.13           Letter Agreement modifying NetObjects License Agreement L97063 dated as of January 14, 1999
   10.4.14           Letter Agreement modifying NetObjects License Agreement L97063 dated as of March 25, 1999
   10.5+             IBM Patent License Agreement by and between NetObjects and IBM dated as of April 10, 1997
   10.6+             Lease Agreement by and between NetObjects and Metropolitan Life Insurance Company dated July 24, 1998
   10.7+             Lease Agreement by and between NetObjects Limited and HQ Executive Offices (UK) LTD dated February
                       15, 1999
   10.8+             Revolving Loan and Security Agreement by and between NetObjects, Inc. and IBM Credit Corp. dated as of December 23, 1997
   10.8.1+           Amendment to Revolving Loan and Security Agreement dated July 1998
   10.9+             Note and Warrant Purchase Agreement by and among NetObjects, IBM and Perseus Capital LLC dated as of
                       October 8, 1998
   10.9.1+           Supplement to Note and Warrant Purchase Agreement dated as of February 4, 1999
   10.10+            Technology Transfer Agreement between Rae Technology, Inc. and NetObjects, Inc. dated February 2,
                       1996
   10.10.1+          Amendment to Technology Transfer Agreement by and between Rae Technology and NetObjects dated as of
                       March 18, 1997
   10.11+            Patent Transfer and License Agreement by and between Rae Technology LLC and NetObjects, Inc. dated as of April 10, 1997, as amended
   10.12+            Technology License Agreement by and between NetObjects and Clement Mok Designs dated as of December
                       21, 1995
   10.13+*           Distribution Agreement by and between Ingram Micro, Inc. and NetObjects, Inc. dated March 6, 1997
   10.14+*           Commercial Application Partner Agreement by and between Sybase, Inc. and NetObjects, Inc. dated June
                       30, 1997
   10.15+*           Master Distributor Agreement by and between Mitsubishi Corporation and NetObjects, Inc. dated
                       September 30, 1997
   10.16+*           Standard Inbound License Agreement by and between NetObjects and Novell effective September 30, 1998
   10.16.1*          Amendment to Standard Inbound License Agreement by and between NetObjects and Novell effective April
                       2, 1999
   10.17             Build-It License Agreement dated as of February 2, 1999
   10.18             IBM Trademark License Agreement dated as of January 19, 1999
   10.19+            Letter Agreement by and between NetObjects and John Sculley dated February 3, 1999
   10.20+            Sun Microsystems, Inc. Porting Agreement by and between Sun Microsystems, Inc. and NetObjects dated as of March 26, 1999
   10.21**           Employment Agreement between Russell F. Surmanek and NetObjects dated as of April 5, 1999
   10.22             Distribution Agreement by and between Lotus Development Corporation and NetObjects dated as of April
                       21, 1999
   10.23             $2,000,000 Promissory Note issued to IBM by NetObjects dated April 23, 1999
   16.1+             Letter from Ernst & Young LLP dated February 5, 1999 regarding change in certifying accountant
   21.1+             Subsidiaries of the Registrant
   23.1              Consent of McCutchen, Doyle, Brown & Enersen LLP (included in its opinion to be filed as Exhibit 5.1 hereto)
   23.2              Consent of KPMG LLP
   24.1+             Power of Attorney
   27.1+             Financial Data Schedule


------------------------

+   Previously filed.


*   Confidential treatment requested.



**  To be filed by amendment.